EXHIBIT 2

                       THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                                  )           Chapter 11
                                       )
SLM INTERNATIONAL, INC.,               )           Case No. 95-1313 (HSB)
                                       )
                and                    )                      and
                                       )
SPORT MASKA INC.,                      )           Case No. 95-1314 (HSB)
                                       )
                and                    )                      and
                                       )
MASKA U.S., INC.,                      )           Case No. 95-1315 (HSB)
                                       )
                and                    )                      and
                                       )
#1 APPAREL, INC.,                      )           Case No. 95-1316 (HSB)
                                       )
                and                    )                      and
                                       )
#1 APPAREL CANADA INC.,                )           Case No. 95-1317 (HSB)
                                       )
                and                    )                      and
                                       )
ST. LAWRENCE MANUFACTURING             )
CANADA INC.,                           )           Case No. 95-1318 (HSB)
                                       )
                        and            )                      and
                                       )
MITCHEL & KING SKATES LIMITED,         )           Case No. 95-1319 (HSB)
                                       )
                              Debtors. )

--------------------------------------------------------------------------------

                 FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO
                SECTION 1125 OF THE BANKRUPTCY CODE (AS MODIFIED)

                          DATED AS OF NOVEMBER 12, 1996

KASOWITZ, BENSON, TORRES                  YOUNG, CONAWAY, STARGATT
 & FRIEDMAN LLP                            & TAYLOR
David M. Friedman                         Laura Davis Jones
David S. Rosner                           Robert S. Brady
Adam L. Shiff                             Mark I. Duedall
1301 Avenue of the Americas               Rodney Square North, P.O. Box 391
New York, New York 10019                  Wilmington, Delaware 19899
(212) 506-1700                            (302) 571-6600



                CO-COUNSEL FOR DEBTORS AND DEBTORS-IN-POSSESSION

                FIRST AMENDED DISCLOSURE STATEMENT (AS MODIFIED)
                          DATED AS OF NOVEMBER 12, 1996

                              SOLICITATION OF VOTES

                               WITH RESPECT TO THE

                FIRST AMENDED JOINT CHAPTER 11 PLAN (AS MODIFIED)

                                       OF

                             SLM INTERNATIONAL, INC.
                                SPORT MASKA INC.
                                MASKA U.S., INC.
                                #1 APPAREL, INC.
                             #1 APPAREL CANADA INC.
                     ST. LAWRENCE MANUFACTURING CANADA INC.
                          MITCHEL & KING SKATES LIMITED

                              --------------------

THIS DISCLOSURE STATEMENT, HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT ENTERED ON NOVEMBER 19, 1996, AS CONTAINING "ADEQUATE INFORMATION" WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE FOR USE IN THE SOLICITATION OF ACCEPTANCES ON THE DEBTORS' FIRST AMENDED JOINT CHAPTER 11 PLAN (AS MODIFIED). THE BANKRUPTCY COURT'S APPROVAL OF THE DISCLOSURE STATEMENT DOES NOT, HOWEVER, INDICATE THAT THE BANKRUPTCY COURT RECOMMENDS EITHER ACCEPTANCE OR REJECTION OF THE PLAN OR OF ANY ALTERNATIVE THERETO. THE BANKRUPTCY COURT HAS DETERMINED ONLY THAT THE DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION IN SUFFICIENT DETAIL TO PERMIT VOTING HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS TO MAKE AN INFORMED JUDGMENT AS TO WHETHER TO ACCEPT OR TO REJECT THE PLAN. THE BANKRUPTCY COURT HAS SET JANUARY 6, 1997 AT 4:00 P.M. PREVAILING EASTERN TIME ("VOTING DEADLINE") AS THE DEADLINE FOR VOTING ON THE PLAN. FOR A DESCRIPTION OF VOTING PROCEDURES, SEE "VOTING AND CONFIRMATION OF THE PLAN--VOTING PROCEDURES AND REQUIREMENTS." THE BANKRUPTCY COURT HAS SET JANUARY 23, 1997 AT 2:00 P.M. PREVAILING EASTERN TIME AS THE TIME AND DATE FOR THE HEARING ON CONFIRMATION OF THE PLAN. THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME WITHOUT FURTHER NOTICE OTHER THAN AS PROVIDED IN OPEN COURT.

                              --------------------

THIS DISCLOSURE STATEMENT, INCLUDING THE EXHIBITS ATTACHED HERETO AND THE OTHER DOCUMENTS PROVIDED HEREWITH, IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. MOST OF THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN REGARDING THE DEBTORS HAVE BEEN OBTAINED FROM DOCUMENTS AND INFORMATION PREPARED BY OR ON BEHALF OF THE DEBTORS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED. THE DELIVERY OR FILING OF THIS DISCLOSURE STATEMENT SHALL UNDER NO CIRCUMSTANCES CONSTITUTE A REPRESENTATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF COMPILATION OF THIS DISCLOSURE STATEMENT AND THE MATERIALS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT. NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN.

NO PERSON IS AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF VOTES FOR THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO. IF ANY SUCH INFORMATION OR REPRESENTATIONS ARE GIVEN OR MADE, THEY MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS, AND SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS AT THE ADDRESS AND NUMBER SPECIFIED ON THE COVER PAGE HEREOF.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                              --------------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
I.    INTRODUCTION .......................................................  1
      A.    What is Chapter 11? ..........................................  1
      B.    What is a Chapter 11 Plan? ...................................  1
      C.    What is a Disclosure Statement? ..............................  1
      D.    How Do I Vote? ...............................................  2

II.   OVERVIEW OF THE PLAN ...............................................  2
      A.    Generally ....................................................  2
      B.    Summary of Classes and Treatment .............................  3
      C.    Summary of Recoveries ........................................  5

III.  BACKGROUND OF THE DEBTORS AND CERTAIN EVENTS PRECEDING
      THE FILING OF THEIR CHAPTER 11 CASES ...............................  8
      A.    Description of Business ......................................  8
            1.   Overview ................................................  8
            2.   Product Categories ......................................  8
            3.   Manufacturing and Sourcing ..............................  9
            4.   Sales and Marketing .....................................  9
            5.   Trademarks, Patents and Licenses ........................  9
            6.   Research and Product Development ........................ 10
            7.   Principal Subsidiaries .................................. 10
      B.    Industry Background .......................................... 11
      C.    Competition .................................................. 11
      D.    Downturn ..................................................... 11

IV.   SELECTED HISTORICAL FINANCIAL INFORMATION .......................... 12

V.    THE DEBTORS' CHAPTER 11 CASES AND POST-PETITION OPERATIONS ......... 12
      A.    The Debtors' Chapter 11 Cases ................................ 12
            1.   "First Day" Orders ...................................... 12
            2.   Modification of First Day Orders ........................ 12
            3.   Appointment of the Committee ............................ 13
            4.   Material Events During Cases ............................ 13
            5.   Bar Date and Claims Processing .......................... 16
      B.    Pending Litigation ........................................... 16
            1.   Product Liability ....................................... 16
            2.   Settlement with the NHLE ................................ 17

VI. COMPROMISES AND SETTLEMENTS OF CERTAIN CLAIMS ........................ 18
      A.    Terms of the Settlement ...................................... 19
            1.   Substantive Consolidation ............................... 19
            2.   Allowance and Treatment of Lender Claims ................ 20
            3.   Allowance and Treatment of Senior Note Claims ........... 20
            4.   Treatment of Unsecured Claims ........................... 20
            5.   Waivers and Releases .................................... 20
      B.    Summary of Claims and Intercreditor Issues Being
            Compromised Under the Settlement ............................. 21
            1.   Background .............................................. 21
            2.   Maska U.S. Lien Avoidance ............................... 21
            3.   Substantive Consolidation ............................... 22
            4.   Upstream Guarantees as Fraudulent Transfers ............. 23
            5.   Recharacterization or Equitable Subordination of
                   Intercompany Claims ................................... 24
            6.   Preference Action Against Noteholders ................... 25
            7.   Enforceability of "Subordination" Provisions of
                   Intercreditor Agreement ............................... 25
            8.   Miscellaneous Issues .................................... 26
      C.    Bankruptcy Court Approval of the Settlement .................. 26

VII. GENERAL INFORMATION REGARDING THE PLAN .............................. 27
      A.    Classification and Treatment of Claims and Interests ......... 28
            1.   Administrative Claims ................................... 28
            2.   Priority Tax Claims ..................................... 29
            3.   Class 1 -- Priority Non-Tax Claims ...................... 29
            4.   Class 2 -- Lender Claims ................................ 29
            5.   Class 3 -- Other Secured Claims ......................... 30
            6.   Class 4 -- Fleet Claims ................................. 30
            7.   Class 4A -- NHLE Claims ................................. 31
            8.   Class 5 -- Vermont Environmental Claims ................. 31
            9.   Class 6 -- Senior Note Claims ........................... 31
            10.  Class 7 -- Maska U.S. Unsecured Claims .................. 32
            11.  Class 8 -- Non-Maska Unsecured Claims ................... 32
            12.  Class 9 -- SLMI Common Stock Interests .................. 33
            13.  Class 10 -- SLMI Other Equity Interests ................. 34
      B.    Executory Contracts and Unexpired Leases ..................... 34
            1.   Assumption and Rejection of Executory Contracts and
                   Unexpired Leases ...................................... 34
            2.   Assumption of Executory Contracts and Unexpired Leases .. 35
            3.   Affiliate Leases ........................................ 35
            4.   Compensation and Benefit Programs ....................... 36
      C.    Legal Effects of Confirmation of the Plan .................... 36
            1.   Revesting of Assets ..................................... 36
            2.   Discharge ............................................... 36
            3.   Release ................................................. 37
            4.   Injunction .............................................. 37
            5.   Exculpation ............................................. 38
            6.   Indemnification ......................................... 38
            7.   Post-Petition Date Compensation and Benefits Programs ... 39
            8.   Rights of Action/Settlement ............................. 39
            9.   Conditions Precedent to Confirmation of the Plan ........ 39
            10.  Conditions Precedent to Effectiveness of the Plan ....... 40
      D.    Miscellaneous Provisions ..................................... 40
            1.   Modification of the Plan ................................ 40
            2.   Retention of Jurisdiction ............................... 40

VIII. IMPLEMENTATION OF THE PLAN ......................................... 41
      A.    Substantive Consolidation of the Debtors ..................... 41
      B.    Cancellation of Existing Securities and Agreements ........... 41
      C.    Surrender of Instruments ..................................... 41

IX. PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN .................... 41
      A.    Disbursing Agent ............................................. 41
      B.    Subsequent Distributions ..................................... 42
      C.    Setoffs ...................................................... 42
      D.    Distribution of Unclaimed Property ........................... 42
      E.    Fractional Interests ......................................... 42
      F.    Form of Payment .............................................. 42
      G.    Objections to and Estimation of Claims and Prosecution of
              Disputed Claims ............................................ 42
      H.    Payments and Distributions on Disputed Claims ................ 43
      I.    Reserves for Disputed Claims ................................. 43

X. PROVISIONS REGARDING GOVERNANCE OF THE REORGANIZED DEBTORS ............ 44
      A.    Management of the Reorganized Debtors ........................ 44
      B.    Certificates of Incorporation and By-Laws .................... 44
      C.    Corporate Action ............................................. 44

XI.   NEW EQUITY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN ............ 45

XII.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE
        ISSUED NEW COMMON STOCK AND NEW WARRANTS TO BE
        DISTRIBUTED UNDER THE PLAN ....................................... 46

XIII. NEW DEBT INSTRUMENTS ............................................... 47
      A.    New Senior Secured Notes ..................................... 47
      B.    New Working Capital/Term Debt Facility ....................... 48

XIV.  CERTAIN RISK FACTORS ............................................... 48
      A.    Lack of Established Market for Securities; Volatility ........ 48
      B.    Disputed Claims; Dilution .................................... 48
      C.    Refinancing .................................................. 49
      D.    Loss of Key Personnel ........................................ 49
      E.    Product Liability Claims ..................................... 49
      F.    Reliance On Licensing Agreements ............................. 50
      G.    Competition .................................................. 50
      H.    Other Risk Factors ........................................... 50

XV.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ................ 50
      A.    Federal Income Tax Consequences to the Debtors ............... 51
            1.   Tax Attributes of the Debtors ........................... 51
            2.   Use of Tax Attributes ................................... 51
            3.   Alternative Minimum Tax ................................. 54
      B.    Federal Income Tax Consequences to Claimants ................. 54
            1.   In General .............................................. 54
            2.   Maska U.S. Unsecured Claims, Non-Maska Unsecured
                   Claims and Fleet Claims ............................... 55
            3.   Lender Claims ........................................... 56
            4.   New Senior Secured Notes ................................ 56
            5.   Senior Note Claims ...................................... 58
            6.   Issued New Common Stock ................................. 59
      C.    Federal Income Tax Consequences to Holders of SLMI Common
            Stock Interests .............................................. 59
            1.   Receipt of New Warrants ................................. 59
            2.   The New Warrants ........................................ 59
      D.    Withholding and Reporting .................................... 59

XVI.  VOTING AND CONFIRMATION OF THE PLAN ................................ 60
      A.    Voting Procedures and Requirements ........................... 60
      B.    Cash Option Election ......................................... 60
      C.    Confirmation Hearing ......................................... 61
      D.    Confirmation of the Plan ..................................... 61
      E.    Acceptance or Cramdown ....................................... 62
      F.    Compliance with the Applicable Provisions of the
              Bankruptcy Code ............................................ 63
      G.    Best Interests Test .......................................... 63
      H.    Liquidation Discussion ....................................... 63
      I.    Feasibility .................................................. 64
      J.    Alternatives to Confirmation and Consummation of the Plan .... 65

XVII.  RECOMMENDATION AND CONCLUSION ..................................... 65

                              SCHEDULE OF EXHIBITS

Exhibit A      First Amended Joint Chapter 11 Plan (As Modified) dated
                 as of November 12, 1996

Exhibit B      Index of Defined Terms

Exhibit C      Selected Historical Financial Information

Exhibit D      Liquidation Analysis

Exhibit E      Financial Projections

Exhibit F      Affiliate Leases

                                 I. INTRODUCTION

     SLM International, Inc., Sport Maska Inc., Maska U.S., Inc., #1 Apparel, Inc., #1 Apparel Canada Inc., St. Lawrence Manufacturing Canada Inc. and Mitchel & King Skates Limited, the above-captioned debtors and debtors-in-possession, jointly submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code. This Disclosure Statement describes the material terms of, and provides additional important information with respect to, the First Amended Joint Chapter 11 Plan (As Modified) dated as of November 12, 1996, a copy of which is annexed to this Disclosure Statement as Exhibit A. Unless otherwise defined herein, capitalized terms have the meanings set forth, directly or indirectly, in the Plan. For ease of reference, the Debtors have annexed hereto as Exhibit B an index of all defined terms used in the Plan and the Disclosure Statement and their meanings.

     The Debtors urge all voting creditors and equity holders and other parties-in-interest to read carefully and in their entirety this Disclosure Statement and the Plan. This Disclosure Statement does not include a description of each and every term of the Plan and the description of the Plan set forth herein is qualified by the entirety of the Plan, which is incorporated by reference into this Disclosure Statement.

     THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, AS STATUTORY REPRESENTATIVE OF THE DEBTORS' UNSECURED CREDITORS, HAS NEGOTIATED THE TERMS OF THE PLAN, INCLUDING THE TREATMENT FOR ALL UNSECURED CREDITORS PROVIDED IN THE PLAN AND RECOMMENDS THAT ALL CREDITORS VOTE TO ACCEPT THE PLAN.

A. WHAT IS CHAPTER 11?

     Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Under chapter 11, the Debtors are permitted a period in which to organize their affairs and to review their assets and obligations in order to reorganize or to liquidate their businesses. Each of the Debtors commenced its chapter 11 Case on October 24, 1995 by filing a voluntary petition for relief under chapter 11 with the Bankruptcy Court.

     The commencement of the Debtors' chapter 11 Cases triggered the application of the "automatic stay" under section 362 of the Bankruptcy Code. The automatic stay halts, with certain exceptions, substantially all attempts to collect pre-Petition Date Claims from the Debtors or attempts otherwise to interfere with the Debtors' property.

B. WHAT IS A CHAPTER 11 PLAN?

     The principal purpose of a chapter 11 Case in the case, as here, of an operating company, is to permit the formulation of a plan of reorganization which provides for the restructuring and treatment of a debtor's liabilities and its equity interests with a view towards meeting interested parties' expectations in accordance with their legal and contractual rights. The Plan proposed by the Debtors comprises an overall structured compromise and settlement of all competing rights among and between the Debtors' secured and unsecured creditors through the substantive consolidation and reorganization of the Debtors with (i) holders of Lender Claims receiving distributions of cash, new debt instruments and new equity in respect of the collateral upon which they had asserted liens and compromising their rights otherwise; (ii) other secured creditors realizing upon their collateral upon which they have valid liens;
(iii) unsecured creditors obtaining new equity issued by the Debtors and compromising their inter-creditor rights; and (iv) holders of SLMI Common Stock Interests obtaining warrants for the purchase of new equity in the reorganized entity.

C. WHAT IS A DISCLOSURE STATEMENT?

     After a chapter 11 plan has been proposed, the holders of claims against, or equity interests in, the debtor that are "impaired" by the terms of the plan and that are to receive distributions (in cash or securities) under the plan are entitled to vote on whether to accept the plan. The Bankruptcy Code requires disclosure of "adequate information" to all such voting creditors and equity holders by way of a court-approved "disclosure statement" before the plan proponents may solicit any votes on the plan. The Bankruptcy Code provides that a disclosure statement must contain "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan."

     The Debtors present this Disclosure Statement to the voting holders of Allowed Claims and Allowed SLMI Common Stock Interests against the Debtors in order to satisfy the disclosure requirements of the Bankruptcy Code by providing each voting holder of an Allowed Claim or Allowed SLMI Common Stock Interest with adequate information in sufficient detail to make an informed decision as to whether to accept or to reject the Plan.

D. HOW DO I VOTE?

     Only persons holding "Allowed Claims" or "Equity Interests" (as defined in the Plan) in Classes impaired under the terms of the Plan that are to receive a distribution under the Plan are entitled to vote. Under the Plan, holders of Allowed Claims in Classes 2, 4, 4A, 6, 7 and 8 and holders of Allowed SLMI Common Stock Interests in Class 9 are impaired and are receiving distributions under the Plan. Accordingly, holders of Allowed Claims and Allowed SLMI Common Stock Interests in such Classes are being solicited to vote on the Plan. Holders of SLMI Other Equity Interests, in Class 10, while also impaired, will receive no distribution under the Plan and, under section 1126(g) of the Bankruptcy Code, are presumed to have rejected the Plan. As set forth in the Plan, the Plan includes a request that the Bankruptcy Court confirm the Plan notwithstanding the deemed rejection by Class 10.

     To vote on the Plan, a voting holder of an Allowed Claim or Allowed SLMI Common Stock Interest must complete the ballot or in the case of a beneficial holder of Allowed SLMI Common Stock Interests the Master Ballot in accordance with the voting procedures (all of which are enclosed with this Disclosure Statement) and mail it so that it is received no later than the Voting Deadline, which is 4:00 P.M., Prevailing Eastern Time, on January 6, 1997, at the address set forth on the enclosed pre-addressed envelope. Votes cannot be transmitted orally. Accordingly, the Debtors urge all voting holders of Allowed Claims and Allowed SLMI Common Stock Interests to return promptly their signed and completed ballots. For more detailed information regarding voting on the Plan, see "Voting and Confirmation of the Plan--Voting Procedures and Requirements."

                            II. OVERVIEW OF THE PLAN

A. GENERALLY.

     The Plan proposed by the Debtors provides for, among other things, the overall compromise and settlement of certain Claims, the substantive consolidation of the Debtors and the satisfaction of substantially all of the Debtors' unsecured (non-priority) indebtedness through the issuance of Issued New Common Stock. Accordingly, the overall purposes of the Plan are:

   [ ]   to compromise and to settle certain Claims against the Debtors'
         Estates;

   [ ]   to provide for the continuation of the Debtors' businesses;

   [ ] to reduce the amount of debt in the Debtors' capital structure and to alter certain other obligations of the Debtors;

   [ ]   to resolve various intercreditor disputes;

   [ ] to provide secured creditors with distributions of a value which approximates the value of their collateral (while maintaining the use thereof for the Reorganized Debtors) and recognizes the compromise and settlement of certain rights;

   [ ] to maximize the value of the ultimate recoveries to the Debtors' creditors and equity holders on a fair and reasonable basis; and

   [ ] to provide the Debtors' creditors with all of the equity in the Reorganized Debtors issued as of the Effective Date (subject to dilution upon the exercise of options and warrants therefor) and the concomitant right to appoint Reorganized SLMI's Reorganized Board of Directors.

     The Plan represents the culmination of management and Committee analyses and extensive negotiation amongst representatives of principal parties in interest regarding the best means to maximize and to allocate value to the Debtors' creditors in accordance with their legal and contractual priorities with due regard to the potential causes of action and claims that could be asserted against and by certain creditors. In addition, management and the Committee have analyzed the alternatives to the present Plan, including partial "deleveraging" and liquidation. Management and the Committee have determined that the allocation of the enterprise value of the Debtors as a going concern through a substantial deleveraging and with an adjusted capital structure greatly exceeds any values achievable through whole or piecemeal liquidation. See "Voting and Confirmation of the Plan--Liquidation Analysis."

B. SUMMARY OF CLASSES AND TREATMENT.

     Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes according to their similarity with other Claims (and Equity Interests) and their relative legal and contractual priorities.

     Unclassified Claims. In accordance with mandatory provisions of the Bankruptcy Code, the Plan provides that holders of certain unclassified Claims (Administrative Claims and Priority Tax Claims) will be entitled to cash distributions on the Effective Date or in the case of Priority Tax Claims, structured cash distributions.(1)

     Priority Non-Tax Claims. Each holder of an Allowed Priority Non-Tax Claim shall be paid in full in cash the amount of such Allowed Priority Non-Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Claim or on such other terms mutually agreed to by the holder thereof and the Debtors (with the approval of the Lenders and the Committee) or the Reorganized Debtors.

     Lender Claims. The Lender Claims consist of the Claims arising from the Debtors' pre-Petition Date Credit Agreement. The Lender Agent shall receive, for distribution to the holders of Allowed Lender Claims, (i) a combination of Available Cash and New Senior Secured Notes aggregating $73.973 million (calculated based upon the face principal amount of such notes on the Effective
Date); and (ii) 2,470,000 shares of Issued New Common Stock.

     Other Secured Claims. The holders of Allowed Other Secured Claims, if any,
(i) shall retain the rights to which such Claim entitles the holder thereof,
(ii) receive the treatment described in section 1124(2) of the Bankruptcy Code, or (iii) shall receive such treatment as agreed to by the holder thereof and the Debtors (with the approval of the Lenders and the Committee) or the Reorganized Debtors.

     Fleet Claims. The Fleet Claims are all Claims of Fleet Credit Corporation (other than Claims arising pursuant to the Credit Agreement) including the Claims arising from the Debtors' pre-Petition Date capitalized leases financed by Fleet Credit Corporation. The holder of the Allowed Fleet Claims shall be paid in accordance with that certain Stipulation and Order of the Bankruptcy Court entered on September 24, 1996.

     NHLE Claims. The NHLE Claims are all Claims of NHLE including all Claims and Administrative Claims arising from the Debtors' pre-Petition Date licenses with the NHLE (other than Administrative Claims representing post-Petition Date liabilities arising in the ordinary course under the licences with the NHLE and remaining unpaid), arising from each Debtor's obligation under section 365(b) of the Bankruptcy Code to cure the obligations incident to the Debtors' assumption of such licenses and arising from any alleged infringement of any property of NHLE. The holders of the Allowed NHLE Claims (i) shall be paid $700,000 in cash and (ii) shall receive 58,824 shares of Issued New Common Stock. The holders of Allowed NHLE Claims shall be deemed to have elected the Cash Option and shall receive $500,000 in cash in lieu of the 58,824 shares of Issued New Common Stock.

-----------------
(1) The term "Effective Date" is defined in the Plan as the first Business Day after the date on which the conditions precedent set forth in the Plan have been satisfied or waived and on which no stay of the Confirmation Order is in effect.

(2) The Debtors also have capitalized leases and secured financing financed by General Electric Capital Corporation ("GECC"). The Debtors reached a preliminary agreement with GECC but have not been able yet to reach final agreement regarding the treatment of these obligations. If completed, the Debtors shall either seek separate Bankruptcy Court approval thereof or amend the Plan to provide for the agreement.

     Vermont Environmental Claims. The Vermont Environmental Claims are the administrative claims arising from Maska U.S.'s obligations under a consent decree, entered by Vermont Superior Court and approved by the Bankruptcy Court, requiring the remediation and monitoring of certain hazardous wastes in and around Maska U.S.'s property located in Bradford, Vermont. The holder of the Allowed Vermont Environmental Claims shall receive the treatment set forth in the Vermont Environmental Consent Decree.

     Unsecured Claims. Under the Plan, holders of Senior Note Claims, Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims will receive recoveries equal to 40.908043%, 56.551833% and 31.916367%, respectively, of the amount of their Allowed Claims, payable in Issued New Common Stock (but subject to the Cash Option in the case of Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims). Such treatment is premised on the assumption that the value of the Issued New Common Stock on the Effective Date will be $10.158 per share, that the aggregate amount of the Allowed Maska U.S. Unsecured Claims will be approximately $11.2 million and that the aggregate amount of the Allowed Non-Maska Unsecured Claims will be approximately $5.6 million.(3) More specifically, based on such assumptions, the holders of Unsecured Claims will receive the following treatment:

     Senior Note Claims. The Senior Note Claims comprise the Claims arising from SLMI's pre-Petition Date issuance of $75 million of 6.76% notes, which were guaranteed by each of the Debtor Subsidiaries. Under the Plan, each holder of an Allowed Senior Note Claim shall receive its Pro Rata share of approximately 3,173,414 shares of Issued New Common Stock (subject to certain adjustments).

     Maska U.S. Unsecured Claims. Maska U.S. Unsecured Claims are the Unsecured Claims assertable only against Maska U.S. Under the Plan, each holder of an Allowed Maska U.S. Unsecured Claim shall receive its Pro Rata share of approximately 622,189 shares of Issued New Common Stock (subject to certain adjustments).

     Non-Maska Unsecured Claims. Non-Maska Unsecured Claims are the Unsecured Claims assertable against any (but not all) of the Debtors other than Maska U.S. Under the Plan, each holder of an Allowed Non-Maska Unsecured Claim shall receive its Pro Rata share of approximately 175,573 shares of Issued New Common Stock (subject to certain adjustments).

     SLMI Common Stock Interests. SLMI Common Stock Interests are all of the shares of common stock (including those to be issued pursuant to the securities litigation settlement), of SLM International, Inc. Each holder of a SLMI Common Stock Interest shall receive a Pro Rata share of the New Warrants.

     SLMI Other Equity Interests. SLMI Other Equity Interests are all Equity Interests in the Debtors other than SLMI Common Stock Interests. The holders of SLMI Other Equity Interests shall receive no property and receive no distributions under the Plan.

-------------------
(3) If the aggregate amount of Allowed Maska U.S. Unsecured
    Claims and Allowed Non-Maska Unsecured Claims is less or more than $11.2 million or $5.6 million, respectively, the recoveries of each of the three classes of Unsecured Claims will be adjusted Pro Rata, based on the relative recoveries of each such class at the assumed Claim levels as described further in Section VI. below.




C. SUMMARY OF RECOVERIES.

================================================================================================================
                                                                                   AMOUNT        OWNERSHIP OF
                                                                                   (EST.)/       REORGANIZED
    CLASSIFICATION            DESCRIPTION                   TREATMENT             RECOVERY         DEBTORS(4)
================================================================================================================
 (Unclassified)       Includes professional fees,  Paid in full or as           $5.0 million   0%
 Administrative       post-petition pre-rejection  otherwise agreed.
 Claims               lease Claims, and any                                     100%
                      remaining outstanding
                      statutory fees.
----------------------------------------------------------------------------------------------------------------
 (Unclassified)       Includes all Claims          Paid (i) in cash on the      $400,000       0%
 Priority Tax Claims  entitled to priority under   later of Effective Date or
                      ss.507(a)(8) of the          the date such Claim becomes  100%
                      Bankruptcy Code.             an Allowed Claim, (ii) in
                                                   deferred cash payments over 6
                                                   years from date of assessment
                                                   or (iii) as otherwise agreed.
----------------------------------------------------------------------------------------------------------------
 (Class 1)            Includes all Claims          Paid (i) in full in cash on  $150,000       0%
                      entitled to priority under   the later of the Effective
 Priority Non-Tax     ss.ss.507(a)(2), (3), (4),   Date or the date such Claim  100%
 Claims               (5), (6), (7) or (9) of      becomes an Allowed Claim or
                      the Bankruptcy Code.         (ii) as otherwise agreed.
----------------------------------------------------------------------------------------------------------------
 (Class 2)            Includes all Claims arising  Receive (i) Available Cash,  $108           38%
                      under the Credit Agreement.  (ii) New Senior Secured      million
 Lender Claims                                     Notes, and (iii) 2,470,000
                                                   shares of Issued New Common  86.8% to
                                                   Stock.(5)                      91.9%
================================================================================================================

(4) In connection with the Plan or the transactions leading thereto (and excluding common stock or rights thereto issued by the Reorganized Debtors after the Effective Date, if any), in addition to the 6.5?million shares of Issued New Common Stock issued under the Plan, additional Authorized New
    Common Stock or rights thereto are potentially issuable by Reorganized SLMI as follows:

     (i)  Pursuant to the terms of his employment with the Debtors, Mr. Gerald
          Wasserman has been granted stock options at varying exercise prices, to acquire up to 10% of Reorganized SLMI's Common Stock.

     (ii) Holders of Allowed SLMI Common Stock Interests will receive under the
          Plan New Warrants to acquire 300,000 shares; and

    (iii) Members of the Debtors' management have rights to acquire 75,000
          (maximum) shares upon meeting certain performance criteria for 1996
          (under current projections, the performance criteria will not be met);

     Accordingly, the percentage ownership set forth in the chart above, is subject to substantial dilution.

(5) The Lenders have advised the Debtors and the Committee that, pursuant to an agreement entered into in August 1996, the Lenders have sold their Issued
    New Common Stock, on a "when-issued" basis, to Wellspring Associates L.L.C.
    ("Wellspring") for $8.50 per share. Assuming consummation of this transaction, Wellspring will be the largest single shareholder of Reorganized SLMI.




================================================================================================================
                                                                                   AMOUNT        OWNERSHIP OF
                                                                                   (EST.)/       REORGANIZED
    CLASSIFICATION            DESCRIPTION                   TREATMENT             RECOVERY         DEBTORS(4)
================================================================================================================
 (Class 3)            Includes Claims other than   Receive (i) legal,           $0            0%
                      Lender Claims, Fleet Claims  equitable and contractual
 Other Secured        and the Senior Note Claims   rights remain unaltered,
 Claims               secured by property of the   (ii) treatment in
                      Debtors to the extent of     accordance with section
                      of the value of the          1124(2) of the Bankruptcy
                      Claimant's interest in the   Code, or (iii) treatment
                      collateral.                  as otherwise agreed.
----------------------------------------------------------------------------------------------------------------
 (Class 4)            Includes all Claims of       Leases assumed and paid (i)  $410,000      0%
                      Fleet Credit Corporation     $73,465.07 in cash on the
 Fleet Claims         other than Claims, if any,   Effective Date and (ii)      100%
                      arising under the Credit     $337,000 payable in 18
                      Agreement.                   equal monthly installments.
----------------------------------------------------------------------------------------------------------------
 (Class 4A)           Includes all Claims of NHLE  Licenses assumed and on the  $1,200,000    0%
                      (including all cure claims)  earlier of the Effective                   (after deemed
 NHLE Claims                                       Date or June 16, 1997 shall  100%          election of Cash
                                                   receive                                    Option)
                                                   (i) $700,000 in cash in
                                                   payment and settlement of
                                                   each Debtor's obligations
                                                   under section 365(b) of the
                                                   Bankruptcy Code and of each
                                                   NHLE Claim that constitutes
                                                   an Administrative Claim and
                                                   (ii) 58,824 shares of Issued
                                                   New Common Stock, in payment
                                                   of the NHLE Claims other than
                                                   those that constitute
                                                   Administrative Claims which
                                                   pursuant to the Cash Option
                                                   shall be converted to
                                                   $500,000 in cash.
----------------------------------------------------------------------------------------------------------------
 (Class 5)            Includes all Claims arising  Paid and performed in        $1,400,000    0%
                      pursuant to the Vermont      accordance with Vermont
 Vermont              Environmental Consent        Consent Decree.              100%
 Environmental Claims Decree.
----------------------------------------------------------------------------------------------------------------
 (Class 6)            Includes Claims by the       Receive Pro Rata share of    $78.80        48.82%
                      Noteholders arising under    3,173,414 shares of Issued   million
 Senior Note Claims   the Note Purchase Agreement. New Common Stock (subject
                                                   to certain adjustments).     32.3% to

                                                                                41.3%
=================================================================================================================




================================================================================================================
                                                                                   AMOUNT        OWNERSHIP OF
                                                                                   (EST.)/       REORGANIZED
    CLASSIFICATION            DESCRIPTION                   TREATMENT             RECOVERY         DEBTORS(4)
================================================================================================================
 (Class 7)            Includes any Claim           Receive Pro Rata share of    $11.2 million 9.57%
                      assertable only against      622,189 shares of Issued
 Maska U.S.           Maska U.S., other than       New Common Stock (subject    44.5% to
 Unsecured Claims     (i) Administrative Claims,   to certain adjustments) or,  57.1%
                      (ii) Other Secured Claims,   at their election, receive
                      (iii) Lender Claims,         cash in lieu of
                      (iv) Fleet Claims,           distribution of Issued New
                      (v) Senior Note Claims,      Common Stock on the
                      (vi) Vermont                 Effective Date at a rate of
                      Environmental Claims,        not less than $8.50 per
                      (vii) Priority Claims,       share of Issued New Common
                      (viii) any Claim eliminated  Stock attributable to such
                      pursuant to the substantive  Allowed Claim.
                      consolidation of the
                      Debtors or (ix) NHLE Claims.
----------------------------------------------------------------------------------------------------------------
 (Class 8)            Includes Claims assertable   Receive Pro Rata share of    $5.6 million  2.7%
                      only against any but only    175,573 shares of Issued
Non-Maska             one of the Debtors except    New Common Stock (subject    25.1%
Unsecured             for Maska U.S., other than   to certain adjustments) or,
Claims                (i) Administrative Claims,   at their election, receive
                      (ii) Other Secured Claims,   cash in lieu of
                      (iii) Lender Claims,         distribution of Issued New
                      (iv) Fleet Claims,           Common Stock on the
                      (v) Senior Note Claims,      Effective Date at a rate of
                      (vi) Vermont                 not less than $8.50 per
                      Environmental Claims,        share of Issued New Common
                      (vii) Priority Claims,       Stock attributable to such
                      (viii) any Claim eliminated  Allowed Claim.
                      pursuant to the substantive
                      consolidation of the
                      Debtors or (ix) NHLE Claims.
----------------------------------------------------------------------------------------------------------------
 (Class 9)            Equity Interests in SLMI     Receive Pro Rata share of    19.86         0%
                      represented by               New Warrants.                million
 SLMI Common Stock    approximately 18,859,679                                  shares
 Interests            issued and outstanding
                      shares of common stock to                                 N/A
                      be issued and the 1,000,000
                      shares of common stock
                      issued pursuant to the
                      securities class action
                      settlement.
----------------------------------------------------------------------------------------------------------------
 (Class 10)           All Equity Interests in      Cancelled.                   0%            0%
                      SLMI other than SLMI Common  No distribution.
 SLMI Other Equity    Stock Interests (including
 Interests            rights to acquire such
                      Equity Interests).
================================================================================================================

           III. BACKGROUND OF THE DEBTORS AND CERTAIN EVENTS PRECEDING
                      THE FILING OF THEIR CHAPTER 11 CASES

A. DESCRIPTION OF BUSINESS.

   1. Overview.

     SLMI is a holding company which owns 100% of each of the Subsidiary Debtors as well as of Smedley Industries, Inc. (f/k/a Buddy L Inc.) ("SII") and Consumer InfoMarketing, Inc. ("CII").(6) SLMI is a publicly-held corporation whose common shares are registered pursuant to the Securities Exchange Act of 1934 and are traded on the NASD Electronic Bulletin Board. The Debtors' continuing operations include the design, development, manufacturing and marketing of a wide range of sporting goods products.(7)

     The Debtors believe that they are one of the world's leading manufacturers of hockey and hockey related products, including hockey uniforms, protective equipment, hockey, figure and in-line skates and street hockey products and licensed sports apparel. The Debtors market hockey products under the CCM brand name, and licensed sports apparel under the CCM and #1 Apparel names.

     The Debtors sell their products to more than 4,000 customers in North America, including mass merchandisers, department stores, warehouse clubs, catalogue retailers, wholesalers, sporting good shops and specialty retailers. Outside North America, the Debtors sell their products in approximately thirty
(30) countries worldwide through a network of international distributors.

     SLMI's growth in sporting goods included acquisitions of stock or certain assets of companies, often with recognized trademarks, including those of CCM Inc., acquired in 1983 (hockey skates and equipment), St. Lawrence Manufacturing Canada Inc., acquired in 1985 (ice skate blades), and #1 Apparel, acquired in 1994 (licensed sports apparel).

   2. Product Categories.

     Hockey and Figure Skates. The Debtors market a range of hockey and figure skates from professional caliber premium hockey skates to popular priced figure and recreational hockey skates. All of these products, including the Tacks line of premium hockey skates, are sold under the CCM trademark. The Debtors estimate that during the 1994-1995 season, approximately 35% of National Hockey League ("NHL") players wore their skates. The Debtors also manufacture private label skates using specific retailers' brand names, as well as the CCM trademark. The Debtors believe that they were the second largest manufacturer of hockey and figure skates in North America in 1995, based on units sold.

     The Debtors believe that they are the world's largest manufacturer of hockey and figure skate blades (based on units sold) with sales of more than one million pairs per year. The Debtors' hockey skate blades, which are sold under the SLM and CCM trademarks, are used by players of all skill levels from novice to professional.

     Hockey Equipment. The Debtors manufacture and market a complete range of hockey helmets, pants, shin pads, shoulder pads, elbow pads and gloves. All of the Debtors' protective equipment is marketed under the CCM trademark. The Debtors estimate that during the 1994-1995 hockey season approximately 70% of NHL players used their hockey pants, approximately 25% used their gloves and approximately 80% used their helmets.

     Inline Roller Skates and Street and Roller Hockey. The Debtors manufacture and market a range of inline roller skates and related protective equipment and accessories under the CCM trademark for the beginning recreational skater up to the professional inline roller hockey player. The Debtors have also developed inline roller skates using the Revolver chassis and Arrester braking system developed in association with Scott Olson, the founder of Rollerblade Inc.

-------------------
(6) SII, CII and SII's wholly owned subsidiary, The Toy Factory, Inc ("TTF"), are each reorganized debtors in a jointly administered chapter 11 case pending in the United States Bankruptcy Court for the District of Delaware at case no. 95-235 (HSB). The Court entered an order confirming a joint chapter 11 plan for these liquidated debtors on October 3, 1996.

(7) The Debtors have discontinued their toy business operations (formerly operated through SII), their home fitness equipment manufacturing business operations (formerly operated through CII) and core caps operations (formerly operated through St. Lawrence Manufacturing Canada, Inc.).

     Sports Apparel. Using the CCM trademark, the Debtors market a broad range of hockey apparel, including authentic and replica NHL hockey jerseys which are sold pursuant to certain license agreements (collectively, the "NHLE Licenses") with the NHLE (National Hockey League Enterprises, Inc., its Canadian counterpart and their affiliates). The Debtors also manufacture the authentic jerseys that are used by all of the players in the American Hockey League, Canadian Hockey League and most major NCAA hockey teams, as well as many amateur hockey teams in North America. These authentic and replica jerseys are sold primarily through retailers. The Debtors believe that they are the world's largest manufacturer of hockey jerseys based on total dollars and units sold. In addition, the Debtors manufacture a high quality line of baseball style caps and jackets using their own unique designs and graphics under licenses from the National Football League ("NFL"), Major League Baseball ("MLB"), the NHLE, major colleges and universities and the National Collegiate Athletic Association ("NCAA"). The Debtors also manufacture premium merchandise, primarily caps, shirts and jackets, for corporate customers.

   3. Manufacturing and Sourcing.

     North America. The Debtors manufacture and distribute most of their products at eight facilities located in Vermont, New Hampshire, Ontario and Quebec. Collectively these facilities have capabilities for knitting, cutting, sewing, embroidery, silk screening, injection and vacuum molding, metal stamping and plating, and skate and protective equipment manufacturing.

     Foreign. The Debtors source certain products and component parts from China, Hong Kong, Korea, Taiwan, Thailand and the Philippines. The Debtors' manufacturing facility in Slough, England manufactures premium figure skate blades.

   4. Sales and Marketing.

     The Debtors' sporting goods products are sold throughout the world. In North America, the Debtors sell to more than 4,000 customers, including independent sporting goods stores, cooperative buying groups, mass merchandisers, sporting goods chains, department stores and wholesalers. Internationally, the Debtors have exclusive distributors in thirty (30) countries in Europe, South America, Central America, Africa, Australia and the Far East. Sporting goods products are sold to certain large customers by the Debtors' in-house sales staff, while other accounts are serviced by an extensive network of approximately seventy-five (75) independent sales representatives. The Debtors distribute their sporting goods products from distribution centers located in the United States and Canada.

   5. Trademarks, Patents and Licenses.

     The principal trademarks owned by the Debtors are listed in the table set forth below. These trademarks are exclusive, perpetual and royalty-free for the product categories indicated, except the CCM trademark which is owned by CCM Holdings (1983) Inc. which is 50% owned by the Debtors through one of SLMI's non-Debtor subsidiaries. The remaining 50% is owned by an unaffiliated Canadian bicycle manufacturer.




============================================================================================================
                   TRADEMARKS                                               CATEGORY
============================================================================================================
 CCM                                             Hockey apparel, hockey equipment, hockey, figure and inline skates and street hockey equipment
------------------------------------------------------------------------------------------------------------

 Tacks, VAKUTACKS                                Hockey skates
------------------------------------------------------------------------------------------------------------

 Supra, Ultra, Powerline                         Hockey pants and protective equipment
------------------------------------------------------------------------------------------------------------

 Ultrafil, Airknit, Suprafil                     Hockey apparel
------------------------------------------------------------------------------------------------------------

 # 1 Apparel                                     Apparel
------------------------------------------------------------------------------------------------------------

 SLM, MK                                         Skate blades
============================================================================================================

     The Debtors' principal license agreements for their continuing operations are listed in the table set forth below. In general, the license agreements have terms of one to five years and the Debtors have usually been able to renew their licenses upon expiration. License fees and royalties typically range from 5% to 11% of net sales of the licensed product.




============================================================================================================

            LICENSOR                        SUBJECT OF LICENSE                          CATEGORIES
============================================================================================================
 National Hockey League         NHL team logos and names                    Hockey jerseys, apparel,
 Enterprises, Inc.                                                          equipment bags and headwear
------------------------------------------------------------------------------------------------------------
 Reebok International Ltd.      Reebok, The Pump, and Instapump trademarks  Hockey skates
                                and pump air bladder fitting system
                                technology
------------------------------------------------------------------------------------------------------------
 NHL Players Association        Players' names and numbers                  Hockey jerseys
============================================================================================================

     The Debtors' hockey jersey license with the NHLE expires on June 30, 1999. Under this agreement, the Debtors had an exclusive license for authentic game jerseys through June 30, 1996 (except for the Colorado Avalanche) and provided to each NHL team a certain quantity of jerseys free of charge. In addition, the Debtors have an exclusive license with the NHLE for authentic All Star Game jerseys and authentic and replica practice jerseys, and non-exclusive licenses for replica jerseys for all teams through the entire term of the agreement. Effective July?1, 1996, the Debtors' exclusive license for authentic game jerseys was reduced by the NHLE to thirteen (13) teams pursuant to the terms of the license agreement. The Debtors continue to have the right to market and to distribute replica jerseys for all NHL teams and are the exclusive supplier of practice jerseys and All Star jerseys, both authentic and replica, through June 30, 1999. The Debtors' (and the Reorganized Debtors') rights to market and to distribute NHLE licensed products for the 1997-98 and 1998-99 hockey seasons are subject to the terms and conditions of the Debtors' settlement with the NHLE, see "Settlement with the NHLE".

     During the Cases, the Debtors entered into a non-exclusive license agreement with the National Hockey League Players Association under which the Debtors may sell authentic game and replica hockey jerseys bearing the names and numbers of NHL players.

   6. Research and Product Development.

     The majority of the Debtors' sporting goods products are conceived of and developed at their own facilities, or are developed jointly with third party inventors. The Debtors operate research and development facilities staffed by approximately twenty-five (25) people in Quebec. The employees at these facilities include designers, engineers and model makers. These facilities include woodworking, spray painting, molding and sculpting capabilities, and have creative services departments which are responsible for apparel, packaging and catalog design and development.

   7. Principal Subsidiaries.

     Maska U.S. and #1 Apparel. Maska U.S. and #1 Apparel are the United States' distribution arm for the skates, equipment and apparel manufactured and outsourced by the Debtors.

     Sport Maska. Sport Maska researches, designs and manufactures, among other things, ice hockey equipment, ice hockey and figure skates, street hockey equipment, in-line skates and related gear, licensed apparel and licensed and unlicensed team uniforms, which it distributes in Canada and distributes in the United States through Maska U.S. and #1 Apparel. Sport Maska operates approximately four (4) manufacturing facilities in Canada and is the holder of certain trademarks utilized by the Debtors.

     Apparel Canada. Apparel Canada designs and manufactures licensed headwear, baseball-style caps and jackets and manufactures "premium" products such as corporate jackets and caps for corporate clients. Through Apparel Canada, the Debtors own and operate a manufacturing facility in Mt. Forest, Ontario.

     SLM Canada. SLM Canada manufactures and distributes hockey and figure skate blades for use in CCM skates and by third-party skate manufacturers. In addition, SLM Canada molds plastic component parts for CCM hockey helmets and protective equipment.

     M & K. M & K manufactures premium figure skate blades at a facility it leases in Slough, England. The Debtors were negotiating the sale of substantially all of the assets of this subsidiary. However, the Debtors are no longer seeking to sell the assets of this subsidiary.

B. INDUSTRY BACKGROUND.

     The Debtors estimate the worldwide ice hockey market at approximately $750 million in 1994. The Debtors believe that the popularity of ice hockey will continue to grow as the NHL expands into new markets.

     The Sports Marketing Research Group, Inc., an independent market research company, estimates the worldwide inline, street and roller hockey markets at approximately $2.0 billion in 1995. This rapidly growing segment is expected to continue to grow because (i) inline roller skates have a strong appeal to health and fitness conscious consumers who use the product for physical conditioning and recreation; (ii) hockey players and alpine and cross-country skiers are increasingly using the product for off-season training; and (iii) sports such as inline roller and street hockey as well as long distance and speed inline roller skate racing are becoming increasingly popular.

     The Debtors estimate the licensed sports apparel market in the United States and Canada was approximately $3.8 billion in 1994. The market is divided primarily among five sports leagues: the NFL ($1.3 billion), MLB ($1.2 billion), the National Basketball Association ("NBA") ($700 million), the NCAA ($325 million) and the NHL ($275 million).

C. COMPETITION.

     The sporting goods industry is highly fragmented. The Debtors compete with numerous companies in team related sporting goods, equipment and sports apparel. While the Debtors are renowned for their high quality and innovative products and provide high levels of service to their customers, some of their competitors may have greater financial resources. The Debtors' major competitors include (i) with respect to licensed apparel, Russell Corporation, Champion Products Inc., VF Corp., Nike, Inc. and Starter, Inc., (ii) with respect to hockey equipment, Canstar (acquired by Nike in February 1995) and Karhu Corp., (iii) with respect to hockey and figure skates, Canstar, and (iv) with respect to the inline roller skates, Rollerblade Inc., First Team Sports Inc., Canstar and Variflex Inc.

D. DOWNTURN.

     Initially and in late 1994 through early 1995, the Debtors were economically sound and generally paying their debts as they became due. SII's toy and fitness operations however were less than financially stable. In connection with an overall strategic and cost evaluation, SII recorded unusual charges of approximately $44 million and reported a net loss of approximately $54 million for the third quarter of 1994 to SLMI. In response, new management was engaged at SII to implement changes, improve its operations and restore its financial condition. Notwithstanding the efforts to reverse its financial misfortune, SII reported further significant losses and unusual charges during the fourth quarter of 1994, resulting in net losses for the year ended December 31, 1994 in excess of $105 million. In December 1994, SLMI determined that it would put its investments in SII's toy and fitness businesses up for sale. Unable to complete such a sale and under increasing pressure from its creditors, SII was compelled to seek the protection of chapter 11 on March 2, 1995.

     The financial decline of SII caused uncertainty and pressure at each of the other Debtors due to increasing concern on the part of the Lenders and the Noteholders. Notwithstanding this increasing pressure, the non-SII companies continued to operate and to service their trade debt on a timely basis. However, as a result of the losses at SII, the Debtors (which prepared their financial statements on a consolidated basis with SII) technically defaulted under the terms of the Credit Agreement in late 1994. In order to induce the former Lenders to continue to extend financing, the Debtors and the former Lenders entered into twenty-three (23) forbearance agreements pursuant to which, among other things, SLMI granted certain liens on its fixed assets to the Lenders. The grant of these liens allegedly violated the negative pledge provision contained in the Note Purchase Agreements.

     Thereafter, on March 6, 1995, the Noteholders filed involuntary petitions (the "Involuntary Petitions") under chapter 11 of the Bankruptcy Code against Maska U.S., #1 Apparel, CII and TTF in the Bankruptcy Court. In addition, on March 6, 1995, the Noteholders filed petitions for receiving orders (the "Petitions for Receiving Orders") pursuant to sections 43 and 44 of the Bankruptcy and Insolvency Act in the Superior Court of Canada (the "Canadian Court") against SLMI, Sport Maska and SLM Canada. On March 24, 1995, the Bankruptcy Court dismissed the Involuntary Petitions filed against Maska U.S. and #1 Apparel because, among other reasons, the Bankruptcy Court found that Maska U.S. and #1 Apparel were generally paying their debts as such debts became due.(8)

-------------------
(8) TTF and CII consented to the relief in the Involuntary Petitions filed against them.

     In connection with the resolution of their dispute with the Noteholders (including the withdrawal of the Petitions for Receiving Orders), SLMI and certain of its subsidiaries and shareholders and the Noteholders entered into a standstill agreement dated as of June 5, 1995 (the "Standstill Agreement"). In connection therewith, SLMI and certain of its subsidiaries and the Lenders entered into an additional forbearance agreement, providing for, among other things, the Lenders' agreement to forbear from accelerating and exercising remedies with respect to the Debtors' indebtedness and the continued financing of SLMI under the Credit Agreement at the Lenders' discretion, and SLMI's continued financial concessions to the Lenders in order to keep operating. In addition, the Lenders and Noteholders executed an intercreditor agreement dated as of June 5, 1995 (the "Intercreditor Agreement"), which set forth certain terms and conditions between the Lenders and Noteholders with respect to the Debtors' indebtedness and certain collateral held for such indebtedness. However, following the dismissal of the Involuntary Petitions and execution of the Standstill Agreement, as a result of the unavailability of additional and necessary financing to the Debtors and the Debtors' inability to obtain alternative financing, the Debtors believe that they were forced to forgo certain opportunities to acquire and/or to produce inventory for the winter and holiday seasons.

     Thereafter, on or about October 17, 1995, although the Lenders indicated to the Debtors their willingness to continue financing the Debtors pursuant to forbearance agreements, they declined to increase the Debtors' loan limits and to provide additional and needed financing. In addition, the Debtors' ability to anticipate certain receivables to meet ordinary obligations was lessening and the Debtors faced another "cash crunch." On October 20th, the Debtors were advised that a judgment creditor alleged a default under its judgment and obtained an ex parte order of attachment on certain of their inventory. In examining such order of attachment, the Debtors determined that the Lenders may have failed to perfect their lien on certain of Maska U.S.'s inventory and accounts receivable. For a more detailed description of the Maska U.S. Lien Avoidance Action, see Section VI.B.2. of this Disclosure Statement. Given this attachment, the Lenders alleged failure to perfect and the Debtors' increasingly precarious financial position, the Debtors elected to seek protection under chapter 11 of the Bankruptcy Code.

                  IV. SELECTED HISTORICAL FINANCIAL INFORMATION

     Exhibit C contains the following historical financial information for the
Debtors: (i) audited financial statements for the year ended December 31, 1994,
(ii) audited financial statements for the year ended December 31, 1995, (iii) unaudited quarterly financial statements for the quarter ended March 30, 1996 and (iv) unaudited financial statements for the quarter ended June 29, 1996.

          V. THE DEBTORS' CHAPTER 11 CASES AND POST-PETITION OPERATIONS

A. THE DEBTORS' CHAPTER 11 CASES.

     On October 24, 1995, each of the Debtors filed its voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The following discussion summarizes the proceedings and events in the Cases since their commencement.

   1. "First Day" Orders.

     On the Petition Date (or the following day), the Debtors sought and obtained approval from the Bankruptcy Court of certain matters to enable them to enter chapter 11 with as little business interruption as possible, including (i) authority to retain counsel, accountants and a claims agent, (ii) the joint administration of the Cases, (iii) authority to utilize existing business forms and bank accounts, (iv) authority to provide "adequate assurance" to utility companies providing service to the Debtors, (v) authority to pay pre-petition earned but unpaid salaries, wages, sales commissions and employee benefits, (vi) authority to pay certain pre-petition obligations to foreign (non-U.S.) creditors, (vii) authority to continue their centralized cash management system,
(viii) authority to continue to pay insurance policy premiums, (ix) authority to honor manufacturers' warranty agreements, (x) authority to pay certain pre-petition customs duties, (xi) additional time to file their required lists and schedules, and (xii) authority to utilize cash collateral on an interim basis.

   2. Modification of First Day Orders.

     a. Cash Collateral Order. In order to continue operating their businesses, the Debtors required the use of certain cash collateral of the Lenders in order to meet working capital needs. The first day orders provided for the

Debtors' use of cash collateral on an emergency basis. On November 3, 1995, an Interim Stipulation and Order Authorizing the Debtors to Use Cash Collateral and Granting Adequate Protection was entered, and on November 17, 1995, a Final Stipulation and Order Authorizing the Debtors to Use Cash Collateral and Granting Adequate Protection was entered. These stipulations granted a post-petition security interest and replacement lien upon each Debtor's assets and property of any kind for the use of cash collateral and to protect the Lenders against the diminution of their collateral. Pursuant to subsequent letter agreements, the Lenders have continued to consent to the Debtors' use of cash collateral through the date hereof.

     b. Foreign Creditors Order. In order to prevent foreign (non-U.S.) entities from commencing an action against the Debtors outside the United States, the Debtors sought entry of, and the Bankruptcy Court entered, an order authorizing them to pay pre-petition obligations owed to foreign creditors (the "Foreign Creditors Order"). Although the automatic stay extant pursuant to section 362 of the Bankruptcy Code prohibits such actions, relief obtained through the Bankruptcy Court may not have been enforceable or practical against a foreign creditor or governmental authority in a foreign jurisdiction. On the Petition Date, the Bankruptcy Court entered such an order. On November 3, 1995, the Lenders filed a motion with the Bankruptcy Court seeking an order from the Bankruptcy Court vacating the Foreign Creditors Order. At a hearing held before the Bankruptcy Court on November 17, 1995, the Bankruptcy Court vacated the Foreign Creditors Order solely on the basis that certain procedural requirements of advance notice may not have been satisfied. Subsequently, the Debtors and the Lenders negotiated the terms of a Stipulated Order For Payment of Certain Foreign Creditors, which was approved by the Bankruptcy Court. Subsequently, the Debtors received authorization to pay additional foreign creditors who were not covered by the initial stipulation. In the aggregate, the Debtors received authorization to pay in excess of $5 million to foreign (non-U.S.) creditors.

   3. Appointment of the Committee.

     After a meeting convened by the United States Trustee for the purposes of forming a creditors' committee, on November 6, 1995, the United States Trustee appointed the Official Committee of Unsecured Creditors consisting of the following six (6) members:(9)

  Equitable Life Assurance Society of the United States
  Phoenix Home Life Mutual Insurance Company
  The Northwestern Mutual Life Insurance Company
  GE Capital Assurance Company
  T. Copeland & Sons, Inc.
  Whatever Wear, Inc.

     After its formation, the Committee retained the law firms of Kramer, Levin, Naftalis & Frankel and Duane, Morris & Heckscher as its attorneys and Chanin & Co. as its financial advisors and Ernst & Young LLP as its accountants. Under the Bankruptcy Code, the Debtors' Estates are responsible for the payment of reasonable professional fees and necessary disbursements incurred by these professionals to the extent approved by the Bankruptcy Court.

   4. Material Events During Cases.(10)

     a. Environmental Litigation Settlement. In 1991, the Vermont Department of Environmental Conservation ("VTDEC") notified the Debtors that their Bradford, Vermont property had been included on the U.S. Environmental Protection Agency's Comprehensive Environmental Response, Compensation and Liability Information System and the Vermont Hazardous Sites List and was being evaluated for possible remedial action. Under relevant environmental laws, the Debtors, as an owner of the property, were potentially liable for the entire cost of investigating and remediating the contamination allegedly emanating from their Bradford property and certain civil penalties.

--------------------
 (9) R. Werner Sales Inc. was also appointed as a member of the Committee, but subsequently resigned, when its Claim was paid pursuant to one of the Debtors' First Day Orders.

(10) The following sets forth a summary of material events transpiring during the Cases. The docket sheet of the Cases, maintained by the Bankruptcy Court and jointly administered under Case No. 95-1313 (HSB) contains each document or pleading filed in the Cases and is generally available for review.

     The Debtors undertook their own investigation to determine the extent of contamination, the rate of movement and the concentration of the contaminants, the appropriate action required for site remediation and the identification of other parties who should bear a share of the costs of remediation. The Debtors are seeking recovery against the former owners and affiliates of their Bradford property and facility and the owner of an adjacent parcel for the costs of such investigation and remediation and are currently in negotiations to settle these claims. During April 1996, Maska U.S. and the State of Vermont entered into a consent decree setting forth the terms under which Maska U.S. has agreed to remediate specified hazardous materials if, and to the extent, found on the contaminated property or caused by Maska U.S. The consent decree was approved by the Bankruptcy Court on May 14, 1996. The Consent Decree was approved and entered in Vermont Superior Court on June 20, 1996. The Consent Decree is subject to several conditions, including ongoing payment by the Debtors of certain State of Vermont oversight fees up to a maximum of $60,000 per year. In addition, the Debtors paid to Vermont a civil fine stipulated penalty of $250,000. While the total cost of investigation and remediation cannot be determined until the investigation required by VTDEC is complete and the extent of the Debtors' remedial obligations have been determined, the Debtors believe that the remaining costs will be approximately $1.4 million in the aggregate, payable over the next several years.

     Maska U.S. commenced an action in the United States District Court for the District of Vermont (the "Vermont District Court") entitled Maska U.S. Inc. v. Kansa, et al., Doc. No. 5:93-CV-309 (the "Insurance Litigation") against nine of its liability insurers seeking coverage for environmental cleanup costs arising out of claims brought by the State of Vermont and an adjoining landowner for their failure to defend or to indemnify Maska U.S. with respect to these claims. Pending before the Vermont District Court are Maska U.S.'s motion for partial summary judgment against its primary insurers, as well as nine motions for summary judgment by the insurance companies.

     On September 30, 1996, United States Magistrate Judge Jerome J. Niedermeier issued that certain Magistrate Judge's Report and Recommendation (the "Magistrate Report"), which analyzes legal issues and recommends that the Vermont District Court grant Maska U.S.'s motion for partial summary judgment on the issue of the duty to defend. The report also recommends that all the insurers' motions for summary judgment be denied, except for two on certain individual policies which Maska U.S. conceded provide no coverage for its claims. The report is not a final order and will become a final order only if it is adopted by the Vermont District Court. The Vermont District Court Judge will consider the objections thereto which have been filed by the insurance companies and the responses thereto, if any, filed by Maska U.S. and will decide whether to adopt or to reject the Magistrate Report.

     Two holders of Maska U.S. Unsecured Claims have asserted an equitable lien on Maska U.S.'s recovery, if any, in the Insurance Litigation and also have commenced an independent action against the defendant insurance companies pursuant to Vermont's direct action statute. The Debtors believe that the asserted equitable lien is without merit and that the independent direct action violated the automatic stay extant pursuant to section 362 of the Bankruptcy Code. The Debtors currently are evaluating their options for legal recourse to these matters.

     b. Securities Litigation Settlement. During May 1994, the Debtors were served with three complaints, in each case filed in the United States District Court for the Southern District of New York (the "District Court"), that alleged violations of Sections 10(b) and 20 of the 34 Act. Each complaint also named as defendants certain current and former officers and directors of the Debtors, sought class action status, unspecified damages and certain fees and expenses. On July 14, 1994, the respective plaintiffs filed a consolidated complaint that was purportedly brought on behalf of all purchasers of SLMI's common stock between July 12, 1993 and April 15, 1994. The defendants stipulated to certification of the purported class for procedural purposes. On August 3, 1994, the Debtors and other defendants filed a motion to dismiss the consolidated complaint. The District Court did not rule on that motion.

     In November 1994, another complaint was filed in the District Court, which was purportedly brought on behalf of all purchasers of SLMI's common stock between May 2, 1994 and November 15, 1994. The complaint named as defendants SLMI and certain current and former officers and directors, and alleged violations of Section 10(b) and 20 of the 34 Act. The plaintiff in that complaint, the plaintiffs in the consolidated complaint, and two additional plaintiffs together filed a second consolidated complaint on January 5, 1995. The second consolidated complaint was purportedly brought on behalf of all purchasers of SLMI's common stock between July 12, 1993 and November 21, 1994; named as defendants the Debtors and certain current and former officers and directors; alleged violations of Sections 10(b) and 20 of the 34 Act; sought class action status; unspecified damages, and certain fees and expenses. The Debtors and the individual defendants filed an answer to the second consolidated complaint, which denied all substantive allegations.

     On February 14, 1996, the Debtors, together with certain of their former and present officers and directors, reached a settlement with the plaintiffs in this litigation. The settlement provides for the cash payment by the Debtors' insurer of $8.75 million on behalf of former and present officers and directors of the Debtors who are defendants in settlement and release of all claims raised in the litigation. In addition, pursuant to this settlement, the Debtors issued (or agreed to issue) 1,000,000 shares of SLMI's common stock which is classified and treated in Class 9 of the Plan. The settlement was approved by the Bankruptcy Court on July 22, 1996 (Shareholder Settlement Approval Order) and the District Court on July 23, 1996.(11)

     c. SII Settlement Agreement. On December 19, 1995, the Bankruptcy Court approved a settlement agreement (the "Settlement Agreement") in the Affiliated Debtors' chapter 11 case and in the Cases between, among others, SLMI, SII, their creditors and the Lenders and Noteholders, resolving the allocation of the proceeds and expenses from the disposition of SII's toy and fitness businesses. A chapter 11 plan and a disclosure statement for SII were filed with the Bankruptcy Court embodying the terms of the Settlement Agreement. The chapter 11 plan and disclosure statement subsequently were amended. The hearing on confirmation of the chapter 11 plan, as amended and as modified, was held on October 3, 1996. At the hearing, the Bankruptcy Court entered an order confirming the Affiliated Debtors' plan. The effective date of the Affiliated Debtors' plan occurred on October 17, 1996.

     d. Core Caps Sale. On July 17, 1996, the Bankruptcy Court approved the Debtors' motion to sell the assets of their core caps business free and clear of all liens, claims and encumbrances pursuant to an Offer to Purchase for approximately $2.6 million CDN (approximately $1.9 million U.S.) in cash consideration and the assumption of certain of the Debtors' liabilities and obligations. The core caps business was a business unrelated to the Debtors' sporting goods and apparel businesses and the Debtors had determined that it was an exercise of sound business judgment to divest such assets. The transaction closed on August 12, 1996. The Debtors estimate that the total consideration to their Estates from the transaction exceeds $3 million CDN (approximately $2.2 million U.S.).

     e. Incentive, Retention & Severance Protection Plan. Pursuant to an order of the Bankruptcy Court dated August 21, 1996, the Debtors adopted that certain Incentive, Retention & Severance Protection Plan (the "Employee Plan") to address and to resolve the Debtors' officer and employee morale issues, and the risk of immediate loss of key employees. The purpose of the Employee Plan is to provide severance protection to compensate those key employees who remain with the Debtors through their reorganization and to provide incentive compensation for the achievement of specified performance goals.

     The Employee Plan contains four distinct elements, providing authorization for (i) the assumption of seven key employee pre-Petition Date contracts with specified modifications, (ii) the adoption of severance benefits for seven key employees without prepetition contracts (the "Severance Plan"), (iii) the payment in Authorized New Common Stock of incentive compensation upon achieving specified levels of performance (the "Incentive Plan") and (iv) the payment in cash of discretionary retention/confirmation "bonuses" upon confirmation of a chapter 11 plan by March 31, 1997 (the "Retention Plan").

     The maximum costs for the seven employees covered by the pre-Petition Date contracts that have been assumed, assuming everyone is terminated immediately (which is unlikely) would be approximately $2.5 million, including the cost of paying certain benefits.(12) In addition to the seven employees with contracts, and in order to retain management and certain key employees during the Debtors' prepetition liquidity crisis, the Debtors agreed with such personnel concerning the terms of proposed severance protection. Although these parties had essentially agreed in principle to the terms of such agreements, these agreements were not executed prior to the Petition Date. Pursuant to the Severance Plan, the terms of these agreements were implemented. The maximum termination costs for these employees, assuming everyone is terminated immediately (which is unlikely) would be approximately $750,000,(13) including the cost of continuing certain benefits.

---------------------
(11) The Noteholders have filed a notice of appeal of the Shareholder Settlement Approval Order. However, pursuant to the Settlement and subject to the Effective Date of the Plan, the Noteholders have agreed to dismiss the appeal with prejudice.

(12) Jon Hodgins resigned as Senior Vice President Worldwide Marketing, prior to the effectiveness of the assumption of his pre-Petition Date contract, which therefore has not been assumed by the Debtors.

(13) Andre Larouche, Vice President of Operations at Sport Maska was terminated resulting in a termination cost of $150,000.

     The Incentive Plan awards bonuses to employees whose significant contributions enable the Debtors to earn specified levels of operating income for the year ended December 31, 1996. The Incentive Plan encompasses approximately fifty (50) of the Debtors' senior, middle and junior management employees. The Incentive Plan is designed to enable the Debtors to motivate the employees, whom the Debtors believe are critical to achieving their operational and financial goals.

     Under the Incentive Plan, the Debtors will pay structured bonuses, tied to the achievement of 1996 operating income (defined as earnings before interest, taxes, depreciation and reorganization expenses) levels of $13.5 million and $15 million and maintaining specified levels of receivables, inventory and cash consistent with such levels of performance. The Debtors will pay these bonuses in Authorized New Common Stock on the later of the effective date of a chapter?11 plan or thirty (30) days after the Debtors determine the operating income for the fiscal year ended December 31, 1996, provided that for the purposes of the Incentive Plan such Authorized New Common Stock shall be valued at $10 per share regardless of the actual, imputed or implied value thereof. Thus, continuation of employment at confirmation is required in order for an employee to realize an earned incentive bonus unless such employee is terminated without cause. Pursuant to the Incentive Plan, the aggregate bonuses cannot exceed 75,000 shares ($750,000) of Authorized New Common Stock. Under current projections, the Debtors do not anticipate reaching the applicable performance criteria.


     Pursuant to the Retention Plan, certain employees who remain with the Debtors through confirmation will receive retention bonuses (provided such confirmation occurs on or before March 31, 1997 or such later date agreed to by the Committee). Such employees are also entitled to their applicable retention bonus if terminated without cause prior to confirmation. The Retention Plan provides for the payment of cash bonuses to employees up to an aggregate of $500,000, of which approximately $121,000 has been paid and an additional $40,000 has been earned. The Committee has approved the list of the eligible employees. Certain members of senior management may not receive in excess of $250,000 in the aggregate of the $500,000 designated for the Retention Plan.

     f. Management Change. On September 13, 1996, the Board of Directors approved the appointment of Gerald B. Wasserman as the new President and Chief Executive Officer of the Debtors. Mr. Wasserman is an experienced sporting goods industry executive who has previously served as President of Weider Health and Fitness, one of the world's largest manufacturers of exercise equipment, and Canstar Sports, Inc., a leading manufacturer and supplier of hockey skates and equipment. Mr. Wasserman replaced Howard J. Zunenshine, who (at the request of the Lenders and the Committee) was relieved from his position to pursue other interests but will continue to serve as a consultant to the Debtors through February 28, 1997 and as a director until a new slate of directors is appointed in connection with confirmation of the Plan. The Debtors' retention and employment of Mr. Wasserman and the terms thereof were approved by the Bankruptcy Court on November 18, 1996.

   5. Bar Date and Claims Processing.

     Pursuant to an order entered on March 20, 1996, the Bankruptcy Court set May 15, 1996 as the last date by which all entities with pre-Petition Date Claims against the Debtors could file proofs of such Claims with Donlin, Recano & Co., the Debtors' Bankruptcy Court-retained claims' agent. In response, over 4,500 proofs of Claim, asserting Claims in excess of $10 billion were filed against the Debtors. However, several of the larger claims are duplicative and contingent. Upon full reconciliation of all asserted and scheduled Claims and the effectuation of the settlements set forth herein, the Debtors anticipate that no more than $195 million in Claims will require treatment under the Plan.

B. PENDING LITIGATION.

   1. Product Liability.

     Maska U.S. and Sport Maska are defendants in a personal injury action which was filed in the United States District Court for the District of Massachusetts ("Massachusetts District Court") in 1989 involving a spinal injury incurred by a high school hockey player while wearing a hockey helmet manufactured by Sport Maska and sold by Maska U.S. In view of the commencement of the Cases, the court dismissed the case without prejudice to either party moving to restore it to the dockets upon final determination of the bankruptcy proceedings. The plaintiff asserts damages related to his quadriplegia consisting of approximately $6.3 million and unspecified general damages for pain and suffering and loss of enjoyment of life. The plaintiff has further asserted a claim under Massachusetts General Laws, Chapter 93A, the state's Consumer Protection Act, for breach of warranty, including a claim for treble damages for any and all loss. The Debtors have insurance coverage of $500,000CDN (approximately $350,000 U.S.) plus coverage for the substantial portion of legal costs for this action. The plaintiff believes he has a meritorious case and seeks relief from the automatic stay to proceed to trial in the Massachusetts District Court. The Debtors believe that they have meritorious defenses to the claim and intend to oppose the motion to lift the automatic stay. In addition, the Debtors have initiated suit against their insurance broker alleging the broker's negligence in discharging its duties as an insurance broker resulted in a gap of insurance by the Debtors and the limited insurance coverage for this Claim.

     The plaintiff has filed proofs of Claim in the amount of $10 million. The Debtors intend to file shortly an objection to the proof of Claim filed by the plaintiff and a motion to estimate the Claim at $0 for the purposes of establishing the distribution reserve pursuant to the Plan. In addition, the Debtors will seek a determination as to which Debtor, if any, is liable to the plaintiff. The estimates of Allowed Unsecured Claims set forth in this Disclosure Statement assume that plaintiff's Claim will be expunged or estimated at $0. Plaintiff believes that its Claim is approximately $10 million and that it will be estimated at approximately $10 million. If plaintiff's Claim is ultimately allowed in full or in a materially large amount, the condition precedent to confirmation regarding the aggregate amount of Allowed Unsecured Claims may not be fulfilled. In such event, the Debtors likely will seek a waiver of this condition precedent from the Committee. Other than this condition, the ultimate size of the recovery will have no impact on the feasibility of the Plan, other than to reduce the recoveries to certain holders of Claims.

     In connection with the above-described personal injury action, American Home Assurance Company ("American Home") commenced a declaratory judgment action against certain of the Debtors in Massachusetts District Court in respect of its duty to defend and to indemnify the Debtors and an action in Montreal Superior Court in Quebec, Canada to recover defense costs. The Debtors filed a response to the declaratory judgment action and a counterclaim in Montreal Superior Court alleging American Home failed to fulfill its duty to defend the Debtors. American Home has alleged that any amounts it recovers against the Debtors is entitled to payment in full. Although the Debtors believe American Home's claims and contentions are without any merit, in the event the Debtors are required to make any such payments, they anticipate having sufficient funds to meet any Court-ordered obligation. American Home's misrepresentation claim against Sport Maska and Maska, U.S. is asserted in the amount of $769,836.21CDN. The Debtors represent that if American Home prevails on its misrepresentation claims and their allowance in full, money in the full amount of those Claims will be available to satisfy them.

     The Debtors are also defendants in other product liability suits for personal injuries. The Debtors believe that any resulting losses and defense costs will be within applicable insurance coverage and the Debtors' provision for such losses and costs.

   2. Settlement with the NHLE.

     The NHLE has filed eight proofs of Claim alleging a variety of indebtedness including unpaid royalty payments and unliquidated claims resulting from alleged trademark infringement. The Debtors deny liability to the NHLE on account of the alleged trademark infringement.

     On August 22, 1996, the NHLE obtained an order from the Bankruptcy Court pursuant to Bankruptcy Rule 2004 authorizing the examination of the Debtors and directing the production of documents in connection with matters alleged in the NHLE proofs of Claim. After a series of intense negotiations, the parties concluded that a global settlement of all issues relating to the NHLE Licenses and the NHLE Claims would be in the best interests of the parties and the Debtors' estates.

     Pursuant to an agreement in principle between the Debtors and the NHLE (the "NHLE Agreement") subject to the negotiation and execution of definitive documentation, (i) the Debtors shall (a) assume certain of the NHLE Licenses and pay $700,000 in cash in full payment and settlement of each Debtor's obligation under section 365(b) of the Bankruptcy Code in connection with the assumption of the NHLE Licenses and of each NHLE Claim that constitutes an Administrative Claim (but excluding Administrative Claims representing post-Petition Date liabilities arising in the ordinary course under the NHLE Licenses and remaining unpaid), and (b) without any admission of liability or culpability, issue 58,824 shares of Issued New Common Stock, which after giving effect to the Cash Option, shall result in the payment of an additional $500,000 to the NHLE in full settlement of the NHLE Claims other than those that constitute Administrative Claims but specifically including any and all Claims for alleged infringement of NHLE property; provided however, that pursuant to the NHLE Agreement, the NHLE must receive the aggregate amount of $1.2 million in cash no later than June 16, 1997; and (ii) the NHLE shall (a) enter into renewed licenses for headwear; (b) grant the Debtors certain additional territories for sale of licensed products; and (c) covenant to allocate to the Debtors pursuant to the NHLE Licenses exclusive United States and Canadian authentic jersey rights to ten (10) NHL National Hockey League teams for each of the 1997-98 and 1998-99 hockey seasons.

     The NHLE Agreement is subject to negotiation and execution of definite documentation in form and substance satisfactory to the Debtors, the Committee, the Lenders and the NHLE, which the Debtors will file with the Bankruptcy Court on or before the Voting Deadline. If the Plan is not confirmed by March 1, 1997, the Debtors have agreed to file a motion, with the support of the Lenders and the Committee, seeking approval of the NHLE Agreement and assumption of the NHLE Licenses.

                VI. COMPROMISES AND SETTLEMENTS OF CERTAIN CLAIMS

     Since the inception of the Cases, the Debtors and Committee have negotiated extensively with each other, the Lenders and the Noteholders in an effort to resolve consensually the various potential causes of action that the Debtors have against the Lenders and the Noteholders, as well as the myriad intercreditor issues in the Cases. These negotiations have resulted in the Settlement under which all of the Debtors' claims against the Noteholders and the Lenders, as well as all intercreditor issues, will be compromised and settled pursuant to the Plan. The Settlement is supported by the Debtors, the Committee (and each of its members), the Lenders, and the Noteholders. In accordance with Bankruptcy Rule 9019, at the hearing on confirmation of the Plan, the Debtors will request that the Bankruptcy Court approve the Settlement as fair, reasonable and in the best interests of the Debtors' Estates.

     As an integral part of the Settlement, the Debtors and the Committee agreed that holders of Allowed Senior Note Claims, Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims will receive recoveries under the Plan equal to approximately 40.908043%, 56.551833% and 31.916367%, respectively, of the amount of their Allowed Claims, payable in Issued New Common Stock (but subject to the Cash Option in the case of Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims). Such treatment is premised on the assumption that the value of the Issued New Common Stock on the Effective Date will be $10.158 per share, that the aggregate amount of the Allowed Maska U.S. Unsecured Claims will be approximately $11.2 million and that the aggregate amount of the Allowed Non-Maska Unsecured Claims will be approximately $5.6 million. If the aggregate amount of Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims is less or more than $11.2 million or $5.6 million, respectively, the recoveries of each of the three classes of Unsecured Claims will be adjusted, Pro Rata, based on the relative recoveries of each such class at the assumed Claim levels and, for this purpose, allocating the NHLE Claim, other than the amounts attributable to an Administrative Claim, between Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims, Pro Rata, according to the relative recovery of each such Class at the assumed Claim levels.

     The formula provided for in the Plan is designed to give effect to such agreed upon treatment. For example, if the aggregate amount of Allowed Maska U.S. Unsecured Claims is ultimately determined to be $10 million (rather than $11.2?million) and the aggregate amount of Allowed Non-Maska Unsecured Claims remains at $5.6?million, the holders of Allowed Senior Note Claims, Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims will receive recoveries equal to approximately 41.57%, 57.65% and 32.48%, respectively, of the amount of their Allowed Claim, payable in Issued New Common Stock (but subject to the Cash Option in the case of holders of Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims) and on the assumption that the value of each Issued New Common Stock on the Effective Date is $10.158 per share. Alternatively, if the aggregate amount of Allowed Non-Maska Unsecured Claims is ultimately determined to be $6 million (rather than $5.6 million) and the aggregate amount of Allowed Maska U.S. Unsecured Claims remains at $11.2 million, the holders of Allowed Senior Note Claims, Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims will receive recoveries equal to approximately 40.78%, 56.36% and 31.81%, respectively, of the amount of their Allowed Claims, payable in Issued New Common Stock (but subject to the Cash Option in the case of holders of Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims) and on the assumption that the value of such Issued New Common Stock on the Effective Date is $10.158 per share.

     The Debtors and the Committee believe the Settlement is in the best interests of the unsecured creditors of each of the Debtors' Estates, for several reasons. First, the outcomes of the potential litigations that are being settled are uncertain. As discussed more fully in Section VI.C. of this Disclosure Statement, absent the Settlement there is a significant possibility that holders of Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims would receive a recovery substantially lower than they will receive under the Settlement. For example, if the Maska U.S. Lien were avoided (as discussed below) but the Debtors' other litigation claims were unsuccessful, holders of Maska U.S. Unsecured Claims would receive recoveries between approximately 30% and 35%,(14) while the holders of Non-Maska Unsecured Claims would receive distributions of approximately 2% to 7%. If the Debtors succeeded both in avoiding the Maska U.S. Lien and in substantively consolidating the various Estates, but were unsuccessful in their remaining litigation claims, the holders of Unsecured Claims against each estate (including Maska U.S.) would receive distributions of approximately 36%. In contrast, the Settlement provides for the holders of Maska U.S. Unsecured Claims to receive recoveries of approximately 44.5% to 57.1% and for the Non-Maska Unsecured Claims to receive recoveries of approximately 25.1% to 32.2%.(15) Moreover, regardless of the eventual outcome of the suits resolved by the Settlement, continued litigation would result in substantial cost to the Estates and extensive delays -- perhaps as long as several months -- in confirming a plan of reorganization. These delays could well diminish the going concern value of the Debtors resulting in a significant decrease in the Debtors' reorganization value. Such a decrease in value would have a material adverse impact on holders of Unsecured Claims given that holders of Unsecured Claims (including the Noteholders) would likely be required to accept new equity securities of the Debtors under any chapter 11 plan. For this reason as well as others described herein, the Debtors and the Committee believe that the Settlement is in the best interests of holders of Unsecured Claims.

A. TERMS OF THE SETTLEMENT.

   1. Substantive Consolidation.

     The Debtors' Estates will be substantively consolidated, subject to the respective treatments set forth in the Plan. In order to effectuate this aspect of the Settlement, in connection with the Confirmation of the Plan, the Court will be asked to approve as part of the Confirmation Order that, on the Effective Date: (i) all assets and all liabilities of the Debtors shall be treated as if merged into a single entity solely for purposes of making distributions and otherwise administering the Plan, (ii) all guaranties of any Debtor of the payment, performance or collection of obligations of another Debtor shall be eliminated and cancelled, (iii) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation and such guaranties shall be deemed a single Claim against the substantively consolidated Debtors, (iv) all joint obligations of two or more Debtors and all multiple Claims against such entities on account of such joint obligations, shall be treated and allowed only as a single Claim against the consolidated Debtors, (v) each Claim filed in the Case of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors, (vi) all Equity Interests owned by any of the Debtors in any other Debtor shall be eliminated for purposes of making distributions and otherwise administering the Plan, and (vii) all intercompany claims held by any Debtor (either directly or through another Debtor) against any other Debtor shall be deemed settled and paid, to the extent that any Debtor makes available its assets to fund a distribution made to any Claimant on behalf of any other Debtor, and otherwise, all intercompany claims by and among the Debtors, shall be eliminated. Notwithstanding the foregoing, the Debtors are and shall remain from and after the Effective Date separate legal entities under applicable non-bankruptcy law, and Reorganized SLMI shall continue to own 100% of the capital stock of each Reorganized Subsidiary.

--------------------
(14) Unless otherwise indicated, each hypothetical recovery range set forth in this Disclosure Statement is based on (1) an assumed amount of Maska U.S. unsecured claims of $11.2 million and Non-Maska Unsecured Claims of $5.6 million; (2) a Senior Note Claim of $78.8 million; and (3) an equity value of $66.03 million. In addition, unless specifically noted otherwise, the hypothetical recoveries are based on a Noteholder secured claim of between $0 and $10 million (as part of, but not in addition to, the Senior Note Claim of $78.8 million) and various other less material assumptions.

(15) These projected recoveries are based on the assumptions set forth above as well as a release by the Noteholders of their security interest, if any, in machinery equipment and intangibles of the Debtors other than their security interest, if any, in any recoveries in the Insurance Litigation which, under the Settlement, is assigned to the Reorganized Debtors. An increase or decrease in either of the projected totals for Maska U.S. and Non-Maska Unsecured Claims may result in a somewhat different allocation of shares among the Unsecured Creditors.

   2. Allowance and Treatment of Lender Claims.

     In respect of their asserted Claims of approximately $95 million plus approximately $15 million in post-Petition Date interest, fees and expenses, the Lenders will receive the following distributions under the Plan: (i) the Available Cash as of the Effective Date not to exceed $73.973 million, (ii) Senior Secured Notes, in an aggregate principal amount equal to the excess, if any, of $73.973 million (less the amount of any distributions made to the Lenders from any Debtors or the Affiliated Debtors on or after July 16, 1996 on account of the Lender Claims) over the amount of Available Cash distributed to the Lenders on the Effective Date; and (iii) 2,470,000 shares of the Issued New Common Stock. Assuming the New Senior Secured Notes are valued at par and the Issued New Common Stock is valued at $8.00-$10.25 per share, the Lenders will receive an aggregate of approximately $93.73-$99.29 million of value in respect of their Claims. The treatment of the Lenders under the Settlement takes into account their claims of contractual subordination under the Intercreditor Agreement and post-Petition Date interest and, pursuant to the Settlement, the Lenders have also agreed (i) to waive any additional benefits of contractual subordination under the Intercreditor Agreement or otherwise in respect of their Claims, (ii) to waive their right, if any, to receive additional post-petition interest and all, fees and expenses and (iii) to assign their security interests, if any, in any recoveries in the Insurance Litigation to the Reorganized Debtors.

   3. Allowance and Treatment of Senior Note Claims.

     In respect of their asserted Claims of approximately $78.8 million, the Noteholders will receive a distribution of approximately 48.82% of the Issued New Common Stock (3,173,414 shares). Assuming the Issued New Common Stock is valued at between $8.00-$10.25 per share, the Noteholders will receive an aggregate of approximately $25.38-$32.53 million of value in respect of their Claims. The distributions to the Noteholders take into account (i) the risk of avoidance of the Debtors' payment to the Noteholders of $4.5 million within ninety (90) days of the Petition Date (discussed below) and (ii) the operation and effect of various provisions of the Intercreditor Agreement that are the subject of dispute. The resolution of these issues set forth in the Settlement have resulted in an increased distribution to holders of non-Noteholder Unsecured Claims. As part of the Settlement, the Noteholders have also agreed
(i) to waive and to release the benefit of their security interest in the Debtors' machinery, equipment and intangibles, other than their security interests, if any, in any recoveries in the Insurance Litigation, which is assigned to the Reorganized Debtors, (ii) and not to participate in the Cash Option being made available under the Plan to the other holders of Unsecured Claims. As a result of the compromises under the Plan, the Noteholders will receive a recovery of approximately 32.3%-41.3% under the Plan as opposed to a recovery of at least 46% had the Noteholders prevailed on certain of the matters covered by the compromise and settlement. In addition, pursuant to the Plan, on the Effective Date of the Plan, the appeal from the Shareholder Settlement Approval Order filed by certain of the Noteholders will be dismissed with prejudice and the appealing Noteholders shall execute such documents as reasonably necessary to effectuate the foregoing dismissal.

   4. Treatment of Unsecured Claims.

     The Plan reflects an adjustment between the holders of Maska U.S. Unsecured Claims and the holders of Non-Maska Unsecured Claims to reflect (i) a compromise of the issue of substantive consolidation (discussed below) and (ii) the significant unencumbered assets that the Debtors and the Committee assert would be in the Maska U.S. Estate absent substantive consolidation. Specifically, assuming the total of non-Noteholder Unsecured Claims is $16.8 million (up to $11.2 million Maska U.S. Unsecured Claims and $5.6 million non-Maska Unsecured Claims), the non-Noteholder holders of Unsecured Claims will receive a collective distribution of approximately 12.27% of the Issued New Common Stock (approximately 797,762 shares). These shares will be allocated among the non-Noteholder holders of Unsecured Claims so that the holders of Maska U.S. Unsecured Claims will receive a distribution of approximately 44.5% to 57.1% of value for each of their Claims and the holders of Non-Maska Unsecured Claims will receive approximately 25.1% to 32.2% in each case depending on the value of the shares which is presumed to range between $8.00 and $10.25. As discussed below, the Debtors and the Committee believe that these recoveries reflect a fair and equitable compromise of various claims that would have to be resolved through litigation.

   5. Waivers and Releases.

     In consideration of the Settlement and the treatment provided by the Plan, and subject to certain limitations set forth therein and discussed elsewhere in this Disclosure Statement, each of the Debtors, the Noteholders, and the Lenders and the Committee and its members, (including the professionals of each) have agreed to waive, to release and to discharge all rights or claims they may have against each other and any holder of any Claim (excluding any Affiliate Lease Action, the Debtors and/or the Committee may have), including but not limited to the causes of action discussed below. The Plan expressly provides that the Noteholders preserve and do not release certain claims against the Debtors but under certain circumstances have agreed to limit their recovery against Present Management as set forth in the Plan. In addition, the Plan provides that all liens, rights and interests of the Lenders and the Noteholders in any recoveries in the Insurance Litigation shall be deemed assigned to the Reorganized Debtors and shall not be waived, discharged or released.

B. SUMMARY OF CLAIMS AND INTERCREDITOR ISSUES BEING COMPROMISED UNDER THE SETTLEMENT.

     The Debtors and the Committee have examined the potential causes of actions that could enhance the value of the Estates and therefore recoveries for creditors. These include claims seeking the following relief: (i) avoidance of the Lenders' purported liens on Maska U.S. inventory and accounts, (commenced by the Debtors on the Petition Date) (ii) substantive consolidation of the Debtors (commenced by the Debtors on the Petition Date), (iii) avoidance as fraudulent transfers of the upstream guarantees granted by the Subsidiary Debtors to the Lenders and the Noteholders, (iv) subordination or recharacterization of intercompany claims, (v) avoidance as preferential transfers of certain prepetition interest and other payments made to or for the benefit of the Noteholders, (vi) invalidation of the subordination provisions in the Intercreditor Agreement, and (vii) several additional miscellaneous claims. These potential claims (all of which are the subject of compromise under the Settlement) are discussed in turn below.

   1. Background.

     The Debtors' potential claims arise out of the Debtors' borrowings from the Lenders and the Noteholders during the three years that preceded the Petition Date. On or about December 3, 1992, SLMI entered into the Credit Agreement with the Lenders, pursuant to which the Debtors borrowed to finance their pre-petition working capital needs. In connection therewith and as collateral security for SLMI's indebtedness to the Lenders under the Credit Agreement, SLMI and the Subsidiary Debtors (as guarantors) granted to the Lenders a blanket lien on all personal property. Each of the Subsidiary Debtors had guaranteed the other Subsidiary Debtors' direct guaranties and intercompany obligations to SLMI. SLMI assigned to the Lenders as additional collateral its interest in the intercompany notes (the "Intercompany Notes") given by each Subsidiary Debtor to SLMI in respect of intercompany obligations.

     On or about March 4, 1994, SLMI borrowed $75 million from the Noteholders pursuant to separate Note Purchase Agreements between each Noteholder and SLMI. In respect of the Note Purchase Agreements, certain subsidiaries granted each of the Noteholders an unsecured guaranty for the full amount of the aggregate $75 million loan (such guarantees along with the guarantees granted by the Debtor Subsidiaries to the Lenders are hereinafter referred to as the "Upstream Guarantees").

     Subsequently, pursuant to the Intercreditor Agreement between the Lenders and the Noteholders, the Lenders consented to the grant to the Noteholders of "shared" liens and security interests in the general intangibles, equipment and machinery of SLMI and its subsidiaries. Additionally, pursuant to the Intercreditor Agreement, the Noteholders and the Lenders agreed to certain allocations and priorities of recoveries.

   2. Maska U.S. Lien Avoidance.

     Pursuant to the terms of the Credit Agreement, each of the Debtors (including Maska U.S.) granted to the Lender Agent, for the benefit of the Lenders, a first priority lien upon and security interest in, among other things, each such Debtors' accounts receivable and inventory (with respect to Maska U.S., the "Maska U.S. Lien"). The Lender Agent sought to perfect those liens and security interests by complying with the applicable laws of each relevant jurisdiction.

     At the time Maska U.S. granted the liens and security interests to the Lender Agent, Maska U.S. had more than one place of business, and maintained its chief executive office in the State of Vermont. In addition, Maska U.S. maintained its inventory in various locations as specified in the schedules to the Credit Agreement.

     Pursuant to the provisions of the Uniform Commercial Code in effect in the relevant jurisdictions, to perfect its lien upon and security interest in Maska U.S.'s accounts receivable, the Lender Agent was required to file a financing statement in the state where Maska U.S. was deemed "located" for purposes of the Uniform Commercial Code, i.e., the state in which Maska U.S. maintained its chief executive office. As of the Petition Date, the Lender Agent had on file in the State of Vermont a financing statement purporting to cover the accounts receivable of Maska U.S. but did not have such a financing statement on file in the State of New Hampshire.

     Pursuant to the provisions of the Uniform Commercial Code in effect in the relevant jurisdictions, in order to perfect its lien upon and security interest in Maska U.S.'s inventory, the Lender Agent was required to file one or more financing statements in each state in which Maska U.S. maintained its inventory. As of the Petition Date, the Lender Agent had on file in various jurisdictions financing statements purporting to cover the inventory of Maska U.S. However, the Lender Agent did not have any such financing statement on file in the State of New Hampshire.

     On the Petition Date, Maska U.S. commenced an adversary proceeding entitled Maska U.S. v. Fleet Credit Corporation, as Agent, et al., Adversary Proceeding No. 95-95 (HSB) (the "Maska Lien Avoidance Action"), pursuant to section 544 of the Bankruptcy Code, seeking to avoid the liens and security interests granted to the Lender Agent, for the benefit of the Lenders, in Maska U.S.'s accounts receivable and inventory. In its complaint, Maska U.S. alleged that these liens and security interests were not perfected as of the Petition Date due to the Lender Agent's failure to file financing statements in accordance with the Uniform Commercial Code in the State of New Hampshire. The complaint alleged that such filings were required because (a) prior to the Petition Date, Maska U.S. had moved its chief executive office to the State of New Hampshire from the State of Vermont, with the result that, as of the Petition Date, Maska U.S. maintained its chief executive office in the State of New Hampshire and was thus deemed to be "located" in the State of New Hampshire for purposes of the Uniform Commercial Code, and (b) as of the Petition Date, Maska U.S. maintained the overwhelming majority of its inventory in the State of New Hampshire.

     The Lender Agent filed an answer to the complaint denying each of the material allegations of the complaint and asserting certain affirmative defenses and counterclaims. Specifically, the Lender Agent, both in its answer to the complaint and otherwise, has contested the assertion that, as of the Petition Date, Maska U.S. maintained its chief executive office in New Hampshire (rather than Vermont). Furthermore, the Lender Agent asserted that even if Maska U.S. had moved its chief executive office from the State of Vermont to the State of New Hampshire, such move was made within four months of the Petition Date and that, as a result, the Uniform Commercial Code would deem the Lender Agent's liens and security interests in Maska U.S.'s accounts receivable to be perfected as of the Petition Date. Finally, the Lender Agent asserted that if its liens and security interests are avoided, the Bankruptcy Court should impose a constructive trust upon Maska U.S.'s accounts receivable for the benefit of the Lenders. The Lender Agent asserted that the imposition of such a trust would be equitable because, among other things, Maska U.S. failed to provide the Lender Agent with written notice that Maska U.S. had moved the location of its chief executive office to the State of New Hampshire (as required by the terms of the Credit Agreement), reaffirmed in writing representations made in the Credit Agreement that the location of its chief executive office was in Vermont, and induced the Lenders to continue lending despite the knowledge that the Lenders would not lend any additional funds if the Lender Agent's lien upon and security interest in Maska U.S.'s accounts receivable was not perfected.

     If the Debtors were successful in avoiding the Lender Agent's liens and security interests, Maska U.S. could have additional unencumbered assets with a value, as of the Petition Date, of approximately $50 million, representing the value of Maska U.S.'s accounts receivable (approximately $37 million) and inventory (approximately $13 million) located in the State of New Hampshire on the Petition Date. However, there can be no assurance that, even if Maska U.S. were successful in avoiding these liens and security interests, the Bankruptcy Court would not impose a constructive trust on Maska U.S.'s accounts receivable (though not its inventory) for the benefit of the Lenders. Moreover, even if Maska U.S. is successful in the Maska U.S. Lien Avoidance Litigation and the Bankruptcy Court does not impose any constructive trust, the assets rendered unencumbered by such litigation would potentially be subject to the replacement lien granted to the Lenders pursuant to the terms of the Adequate Protection Orders to protect the Lenders against, among other things, diminution in the value of their collateral during the pendency of the Cases.

     If Maska U.S. is unsuccessful in avoiding the liens and security interests of the Lender Agent in Maska U.S.'s accounts receivable and inventory, (a) Maska U.S. will have no unencumbered assets, (b) the Lenders will likely be oversecured, and thus entitled to receive all postpetition interest which has accrued on the Lender Claims since the Petition Date and to recover all costs and expenses incurred in connection with the enforcement of their rights under the Credit Agreement (aggregating in excess of $15 million (in addition to the $95 million principal amount of such Claims)), and (c) the recoveries for holders of Unsecured Claims would be between 0% and 10% assuming all other litigations described below are unsuccessful.

   3. Substantive Consolidation.

     The Debtors filed the Substantive Consolidation Motion with the Bankruptcy Court, dated October 24, 1995, seeking the entry of an order authorizing the substantive consolidation of the Debtors. Although the Debtors suspended prosecution of the Substantive Consolidation Motion during the Cases, as a result of negotiations among the Debtors, the Committee, the Lenders and the Noteholders in respect of the Plan, such parties concluded that substantive consolidation was appropriate in the context of the Settlement and the Plan. Therefore, in connection with confirmation of the Plan, the Debtors have renewed their request for the substantive consolidation of the Debtors. Confirmation of the Plan is premised upon the Bankruptcy Court authorizing the substantive consolidation of the Debtors.

     Substantive consolidation is an equitable doctrine by which the assets and liabilities of two or more entities, generally a debtor-parent company and its related debtor-subsidiaries, are consolidated for purposes of effecting a reorganization plan. In effect, substantive consolidation disregards the separate corporate existence of a debtor-parent and its subsidiaries or affiliates and treats the entities as a single entity in instances where the separate companies are viewed as a single economic unit as a result of intertwined corporate relationships and business affairs.

     Neither the Third Circuit Court of Appeals nor the District or Bankruptcy Courts for the District of Delaware has ruled in a published opinion on the legal standards governing substantive consolidation. While courts elsewhere have applied a variety of tests, most tests share certain basic similarities. The propriety of a proposed substantive consolidation generally depends on four factors: (i) whether creditors dealt with affiliated debtors as a single economic unit and did not rely on any debtor's separate identity in extending credit; (ii) whether the affairs of affiliated debtors are so entangled that consolidation will benefit substantially all creditors; (iii) whether substantive consolidation facilitates and expedites the reorganization process; and (iv) whether the overall effect of substantive consolidation is more beneficial than harmful to the affected creditors because of the overall gains to the consolidated estate. Any one of the foregoing factors has been held sufficient to justify substantive consolidation in appropriate circumstances. The Debtors have a basis to conclude that substantive consolidation is warranted under applicable law because, among other things, they operate as a single economic unit, they are financially consolidated and report on this basis, they operate with a consolidated cash management system, utilize intercompany accounts without market constraints, the majority (by amount) of creditors relied on the entirety of the SLM/CCM enterprise and substantive consolidation facilitates the Debtors' reorganization. However, the Debtors recognize that legal and factual hurdles to substantive consolidation exist, including the ability to adversely impact collateral without the consent of the secured creditor, the ability to separate books and records, the magnitude (in number) of creditors who dealt with individual Debtors and the disparate impact of substantive consolidation. In addition, absent the Settlement, the Debtors believe that several parties may oppose substantive consolidation, including the Lenders, certain holders of Maska U.S. Unsecured Claims and possibly the Noteholders.

     A grant of the relief requested in the Substantive Consolidation Motion would likely benefit the holders of Non-Maska Unsecured Claims, at the expense of the Lenders and of the holders of Maska U.S. Unsecured Claims. This is because the Estates other than Maska U.S. are substantially encumbered by the Lenders' liens, while Maska U.S. could have approximately $50 million in unencumbered assets in the event the Maska Lien Avoidance Action is successful. Substantive consolidation would enable holders of Non-Maska Unsecured Claims to share in these unencumbered assets. To illustrate, if the Maska Lien Avoidance Action were successful but all of the potential litigations described in subsections VI.B.3.--VI.B.7. were unsuccessful, the holders of Non-Maska Unsecured Claims would receive recoveries of 7% or less absent consolidation and recoveries of approximately 36% in the event of consolidation. In contrast, substantive consolidation could significantly reduce the recoveries of the Lenders (primarily because it might effectively vitiate the intercompany claims), and might or might not reduce the recoveries of holders of Maska U.S. Unsecured Claims (depending upon the outcome of the potential suits to avoid the Upstream Guarantees and to recharacterize or subordinate the Intercompany Claims).

     Accordingly, the Debtors and the Committee have determined to settle the Substantive Consolidation Motion in the Settlement by the treatment for creditors provided for herein. This treatment has been agreed to by the Lenders, the Noteholders, the Committee (as representatives of all Unsecured Creditors) and the holder of the largest Maska U.S. Unsecured Claim, T. Copeland & Sons. In consideration of the Settlement, the Debtors and the Committee have agreed to waive their rights to object to the Unsecured Claim asserted by T. Copeland & Sons and intend to document this agreement shortly.

   4. Upstream Guarantees as Fraudulent Transfers.

     The Debtors and Committee have examined the Upstream Guarantees granted by each of SLMI's subsidiaries to the Lenders and to the Noteholders, in order to assess whether the Upstream Guarantees are voidable as

"constructive" fraudulent transfers under section 544(b) of the Bankruptcy Code and applicable state law. To prevail on a constructive fraudulent conveyance claim, each of the Debtor Subsidiaries must demonstrate that (i) it incurred an obligation for less than reasonably equivalent value, and (ii) it was either insolvent or severely undercapitalized on the date the obligation was incurred, or was so rendered by the incurrence of the obligation.

     Generally, upstream guarantees are particularly susceptible to avoidance as fraudulent transfers because they often operate solely or principally to benefit the parent company that receives the benefit of the loan. Unlike a "downstream" guarantee, where it is presumed that the parent receives a benefit from the transfer made to its subsidiary in the form of the increased value of its subsidiary, an upstream guarantor often receives no direct benefit from the transaction. In analyzing whether or not a Debtor Subsidiary has received "value" in return for an upstream guaranty, courts consider not only the direct benefits (e.g., downstreamed proceeds), but also any indirect benefits received by the subsidiary in question, such as enhanced ability to borrow or access to working capital. As to whether the value received is "reasonably equivalent" or "fair consideration," most courts agree that reasonably equivalent value requires only a full and adequate consideration, not a penny-for-penny exchange.

     In the present case, the Lenders and Noteholders would likely assert that the Subsidiary Debtors received reasonably equivalent value for their guarantees. The Lenders would argue that each of the Subsidiary Debtors received
(i) direct benefits in the form of downstreamed proceeds, and (ii) indirect benefits in the form of the availability of the credit facility to the combined enterprise and the availability of working capital at manufacturing subsidiaries such as Sport Maska or SLM Canada (which arguably could have increased the profitability of a distribution subsidiary such as Maska U.S.). The Noteholders would likely assert that they contributed reasonably equivalent value because the direct benefits received by the Subsidiary Debtors as a result of the extension of credit pursuant to the Note Purchase Agreements consisted of the dollar-for-dollar reduction of each of the Subsidiary Debtors pre-existing guaranty obligations to the Lenders. The Noteholders would also argue that the transaction yielded significant indirect benefits, in that the pay-down of the existing Lender obligations had the practical effect of making available to SLMI and its subsidiaries additional capital under the Credit Agreement, which in turn had a positive impact on the entire enterprise value.

     Absent the Settlement, resolution of an action to avoid the Upstream Guaranties would require the Bankruptcy Court to resolve a number of factually complex issues, including whether (i) reasonably equivalent value was received by the Subsidiary Debtors (this would involve an assessment of the factually complex issue of whether and to what extent the subsidiaries received direct and indirect benefits), (ii) the Debtor Subsidiaries were insolvent on the dates the various Upstream Guarantees were given, (iii) collapsing certain transactions is necessary and appropriate, (iv) the Lenders and/or the Noteholders lent in good faith, and (v) the Lenders and/or the Noteholders intended to hinder, to delay or to defraud the Debtor Subsidiaries in connection with their respective loans. Given the inherent complexity of a fraudulent conveyance litigation, the Debtors and the Committee believe that the success of a fraudulent transfer action to void the Guarantees is far from certain. Moreover, because the Lenders assert a security interest both pursuant to the Upstream Guarantees and in respect of the Intercompany Notes, avoidance of the Upstream Guarantees by itself -- without also a recharacterization or subordination of the Intercompany Claims -- would free up few, if any, assets for holders of Unsecured Claims.

   5. Recharacterization or Equitable Subordination of Intercompany Claims.

     The books and records of Maska U.S. indicate that Maska U.S. owes approximately $84 million to SLMI, the other Debtors and other affiliated companies (collectively, the "Maska U.S. Intercompany Claims"). If the Debtors' Estates were not substantively consolidated, the affiliates holding these Maska U.S. Intercompany Claims would share ratably in the assets of Maska U.S. with all other holders of Unsecured Claims against Maska U.S. The Debtors and the Committee have considered whether the Maska U.S. Intercompany Claims could be recharacterized as equity or, alternatively, equitably subordinated to the claims of other holders of Unsecured Claims. This issue is particularly significant to unsecured creditor and Lender recoveries because the Lenders assert a first priority security interest in the accounts receivable and general intangibles of SLMI and each of the Subsidiary Debtors holding the Maska U.S. Intercompany Claims.

     Recharacterization of debt is an equitable remedy, by which bankruptcy courts treat debt owed to a shareholder or affiliate as if it were equity -- that is, subordinate it to other debt -- in circumstances where the shareholder or affiliate debt is found to be functionally equivalent to equity. The key factors considered in an analysis of whether recharacterization is appropriate include (i) the adequacy of capital contributions; (ii) the ratio of shareholder loans to capital; (iii) the amount or degree of shareholder control; (iv) the availability of similar loans from outside lenders; and (v) other relevant questions, including whether the ultimate financial failure was caused by under-capitalization, whether a note or other debt document was executed, whether the note included payment provisions and a fixed maturity date, whether advances were used to acquire capital assets, and how the debt was treated in the business records. However, no section of the Bankruptcy Code provides expressly for this remedy. Accordingly, several decisions have held that recharacterization of debt into equity is simply not available as a remedy.

     Equitable subordination is a similar, though somewhat more broadly available, remedy. It is specifically provided for in section 510(c) of the Bankruptcy Code. Generally, a claim will be subordinated to other claims upon a finding that the claimant engaged in some type of inequitable conduct, which caused injury to other creditors or conferred an unfair advantage on the claimant. The plaintiff's burden of proof on these standards is significantly reduced where the defendant is an insider, as SLMI is with respect to the Debtor Subsidiaries.

     The preliminary investigations undertaken by the Debtors and the Committee as to the propriety of actions to subordinate and/or to recharacterize the Intercompany Claims (including the Maska U.S. Intercompany Claims) revealed that, while certain corporate formalities were observed with regard to intercompany transfers, these transfers were not necessarily reflective of market pricing or terms. The Lenders have responded that the Maska U.S. Intercompany Claims are valid and enforceable and should not be recharacterized as equity because the Maska U.S. Intercompany Claims have more characteristics of debt than of equity. The Lenders have asserted that: (a) certain of the Maska U.S. Intercompany Claims have all of the indicia of a loan, in that the advances to Maska U.S. were formally documented as loans and evidenced by notes issued by Maska U.S. in favor of SLMI providing for a definite interest rate and payment due dates; (b) the Debtors clearly represented the advances by SLMI to Maska U.S. as loans to the Lenders, to whom the Maska U.S. Intercompany Claims were pledged as collateral; (c) Maska U.S. could have borrowed the sums directly from outside sources since the transferred sums were proceeds of a loan that was made to SLMI based, in part, on the financial strength of Maska U.S.; (d) Maska U.S. was adequately capitalized, as evidenced by the loan funds based in part on the financial strength of Maska U.S.; and (e) valid documents evidenced the provision of goods and services by SLMI and the other Debtor Subsidiaries to Maska U.S.

     Recharacterization or subordination, like the potential avoidance of the Upstream Guarantees, involves factually complex issues as well as other legal doctrines. Absent the Settlement, the Debtors and the Lenders would likely engage in extensive discovery and the Bankruptcy Court would ultimately be required to assess each of these issues, resulting in extensive and costly litigation. There can be no assurance as to how the Bankruptcy Court might rule if presented with a request to have the Maska U.S. Intercompany Claims (or any other intercompany claims) recharacterized as equity or equitably subordinated. Moreover, as noted above, success in such a claim would not meaningfully benefit holders of Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims unless the recharacterization or subordination were accompanied by avoidance of the Upstream Guarantees.

   6. Preference Action Against Noteholders.

     Pursuant to the Standstill Agreement, commencing on or about August 15, 1995 -- less than ninety (90) days before the Petition Date -- SLMI delivered to the Noteholders a series of interest payments aggregating approximately $4.5 million in respect of accrued but unpaid interest (the "Interest Payments"). The Debtors have asserted that these Interest Payments were made on account of an antecedent debt within ninety (90) days of the bankruptcy filing, enabling the Noteholders to receive more than they would have in a chapter 7 liquidation. The Noteholders assert, however, that certain defenses set forth in the Bankruptcy Code are applicable, including that the transfer (i) constituted a contemporaneous exchange for new value and (ii) was made in the ordinary course of business.

     Despite their disagreement with the Debtors and the Committee as to the validity of these defenses, the Settlement reflects a concession by the Noteholders for the benefit of holders of Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims in respect of this potential preference action.

   7. Enforceability of "Subordination" Provisions of Intercreditor Agreement.

     The Intercreditor Agreement specifies the relative rights of the Lenders and the Noteholders in respect of their liens upon and security interests in the assets of the Debtors. If the Debtors are successful in their prosecution of the Maska U.S. Lien Avoidance Litigation, the Lenders assert that they would be entitled to exercise certain rights as against the Noteholders pursuant to the terms of the Intercreditor Agreement. The Lenders and the Noteholders, however, disagree as to the nature and extent of those rights.

     Section 3(b) of the Intercreditor Agreement provides, in relevant part, as follows:

          If the liens of the Lenders on the Exclusive Collateral ... are determined to be invalid, unenforceable, avoided, disallowed or subordinated, then to the extent the Senior Noteholders receive any benefit on account thereof, including without limitation (i) any benefit derived by the Senior Noteholders as unsecured or undersecured creditors ... then the Senior Noteholders shall pay to the Lenders within 5 calendar days after receipt of any such Benefits ... (y) ... an amount equal to the entire proceeds from Exclusive Collateral, up to the amount necessary to pay in full Indebtedness to Lenders.

     The Lenders have asserted that this provision of the Intercreditor Agreement would require the Noteholders to turn over to the Lenders any distribution received by the Noteholders from the Debtors resulting from the Maska U.S. Lien Avoidance Action, until the Lenders have received 100% of the principal amount of the Lender Claims, plus all accrued and unpaid interest, fees and expenses (including amounts which have accrued since the Petition
Date).

     In response, the Noteholders have asserted that the Intercreditor Agreement does not require them to turn over to the Lenders any value received by the Noteholders pursuant to a plan of reorganization for the Debtors, and that the Noteholders' obligation to turn over value to the Lenders under Section 3(b) of the Intercreditor Agreement is limited to circumstances where the Exclusive Collateral (as defined in the Intercreditor Agreement) is sold either in the context of a sale of the enterprise or in a liquidation. The Noteholders argue that the use in section 3(b) of the term "proceeds" rather than the defined term "Benefit" implies sale or other disposition and not recoveries under a plan of reorganization. Therefore, the Noteholders assert that section 3(b) would not require the Noteholders to turn over distributions received by them under a plan, even as a result of the avoidance of the Lenders' lien on the accounts receivable and inventory of Maska U.S., if that distribution does not result from a "sale" of the Exclusive Collateral.

     In addition, the Noteholders assert that, even if section 3(b) is construed to apply to recoveries under a plan of reorganization, the Noteholders' turnover obligation is only up to the principal amount of the Lender Claims and would not include postpetition interest, fees or expenses. The Noteholders position in this regard is based upon the fact that the definition of "Indebtedness to Lenders" under the Intercreditor Agreement does not specifically refer to postpetition interest, fees and expenses. The Noteholders argue that, under applicable law, an intercreditor or subordination agreement must specifically refer to postpetition interest, fees and expenses in order for such amounts to be included within the senior creditor's claim. Finally, the Noteholders would argue that ambiguities in the Intercreditor Agreement must be construed against the Lenders as the drafters of the document.

     In the absence of the Settlement, the Lenders and the Noteholders would likely engage in protracted litigation regarding the rights of the parties under the Intercreditor Agreement. That litigation could materially and adversely affect the timing of the proposal and confirmation of any plan of reorganization in these cases.

     Certain holders of Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims contend that the equity distribution to the Lenders pursuant to the Settlement must reflect in part the possible obligations of the Noteholders to the Lenders under the Intercreditor Agreement. Without conceding this contention, pursuant to the Settlement, the Noteholders have agreed to a lower percentage recovery than other holders of certain Unsecured Claims resulting in a transfer of value from the Noteholders to the Lenders which is reflected in the equity distributions to holders of other Unsecured Claims provided for in the Plan.

   8. Miscellaneous Issues.

     The Settlement also reflects the compromise and settlement of several additional issues, including (i) whether the distributions received by the Lenders and the Noteholders in the Affiliated Debtors' chapter 11 cases should be credited against their Claims in these cases, thereby reducing such Claims;
(ii) whether the recoveries of the Lenders and the Noteholders from each of the Debtors should be marshalled, thereby reducing the unsecured deficiency portion of their Claims against each of the Debtors; (iii) the validity and extent of the Lenders' and Noteholders' security interests in machinery, equipment and intangibles of the Debtors and (iv) the Noteholders' opposition to and appeal from the Shareholder Settlement Approval Order.

C. BANKRUPTCY COURT APPROVAL OF THE SETTLEMENT.

     The Debtors propose to effectuate the terms of the Settlement under the Plan in accordance with section 1123(b)(3)(A) of the Bankruptcy Code. At the Confirmation Hearing, the Debtors will request, pursuant to Bankruptcy Rule 9019, that the Bankruptcy Court approve the Settlement. Such approval by the Bankruptcy Court will entail consideration of certain factors to determine whether the Settlement is in the best interests of the Debtors' Estates. Among the determinative factors to be considered are:

     o  the probability of success in the litigation;

     o the complexity of the litigation and the expenses, inconveniences and delays necessarily attendant to the prosecution of the litigation;

     o the difficulties, if any, to be encountered in the collection of any judgment that might be obtained; and

     o the interests of the Debtors' estates, including those of the creditors and other parties in interest and giving appropriate deference to the reasonable views expressed by them in relation to the proposed Settlement.

     In evaluating the Settlement, the Bankruptcy Court is not required to substitute its judgment for that of the Debtors. Rather, there is a presumption that the compromises and settlements negotiated by the Debtors are fair and reasonable. Based upon the factors set forth above -- and considering in particular the uncertainty of a successful outcome, the likelihood of delays, and the expense and business cost of protracted litigation -- all of the parties to the Settlement believe it falls well within the range of reasonableness. Each of these parties supports approval of the Settlement by the Bankruptcy Court.

     The Debtors and the Committee support the Settlement because they believe it (i) provides equitable treatment to all creditors, including payments to holders of Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims that are significantly in excess of the amounts they might receive absent the Settlement, and (ii) avoids the risks, costs and delays of continued litigation. Under the Settlement, the holders of Maska U.S. Unsecured Claims will receive an approximate 44.5%-57.1% distribution and the holders of Non-Maska Unsecured Claims will receive an approximate 25.1%-32.2% distribution based on existing estimates with respect to claims. By contrast, if the Settlement were not approved and the various claims described above were litigated rather than settled, holders of Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims could receive far smaller or perhaps no recoveries.

     It should be noted that if the Settlement were not approved and the various claims described above were litigated rather than settled, it is possible that the holders of Maska U.S. Unsecured Claims could receive larger recoveries than those contemplated by the Settlement. If, for example, the Debtors (or another party in interest) succeeded in avoiding the Maska Lien, defeating the substantive consolidation of the various Estates, reducing the amount of intercompany claims that could be asserted against Maska U.S., and avoiding or reducing the allowable amount of the Noteholders' guarantee claims against Maska U.S., the holders of Maska U.S. Unsecured Claims could receive distributions in excess of those they are receiving pursuant to the Settlement.

     The Debtors and the Committee believe that the recoveries to holders of Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims under the Settlement are eminently fair and reasonable given the possible outcomes under the various litigations described in this Section VI. The holders of Maska U.S. Unsecured Claims will receive a recovery in excess of that which (absent the Settlement) they would have received pursuant to a consolidation. If the various Estates were not consolidated, the holders of Maska U.S. Unsecured Claims could receive greater or lesser recoveries than those provided under the Settlement; thus, the Settlement represents a fair compromise of the various litigations described above. The holders of Non-Maska Unsecured Claims will receive a recovery significantly greater than that which could have reasonably been expected absent consolidation and substantially similar to their recovery upon a straight consolidation of all the Debtors.

     Additionally, as mentioned above, the claims resolved by the Settlement would require substantial time, effort and expense to resolve through continued litigation. Confirmation of a plan of reorganization could be delayed for months while the litigation continued. Given that the Debtors are in the midst of an important turnaround in preparation for the successful emergence from bankruptcy, protracted litigation could significantly sidetrack these efforts, potentially resulting in an adverse impact on the Company's going concern value. The holders of Unsecured Claims would be harmed most by any reduction in the Debtors' value since their entire recovery under the Plan consists of shares of the Reorganized Debtors.

     The Debtors and the Committee believe that these considerations provide strong additional reasons why the Settlement is in the best interests of the creditors.

                   VII. GENERAL INFORMATION REGARDING THE PLAN

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN. IT IS NOT A COMPLETE STATEMENT OF THE PLAN OR ITS OPERATION AND IS QUALIFIED IN ITS ENTIRETY BY

REFERENCE TO THE PLAN, WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS
EXHIBIT A. IN CERTAIN RESPECTS, THE PLAN DEALS WITH SOPHISTICATED LEGAL CONCEPTS AND INCORPORATES THE DEFINITIONS AND REQUIREMENTS OF THE BANKRUPTCY CODE. THEREFORE, YOU MAY WISH TO CONSULT WITH COUNSEL OF YOUR CHOICE BEFORE VOTING ON THE PLAN.

A. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

     The classification and treatment of Claims and Equity Interests is summarized below. All Claims and Equity Interests, other than Administrative Claims and Priority Tax Claims, are placed in Classes under the Plan. The Debtors believe that this classification scheme is consistent with the requirements of the Bankruptcy Code. As set forth in Section I.D., under the Bankruptcy Code, only the holders of Allowed Claims and Equity Interests in Classes 2, 4, 4A, 6, 7, 8 and 9 are entitled to vote and to receive distributions under the Plan.

   1. Administrative Claims.

     Administrative Claims are defined in the Plan as all costs and expenses of administration of the Debtors' Cases incurred on or after the Petition Date and allowable under section 503(b) of the Bankruptcy Code and any fees or charges assessed against the Debtors' Estates under section 1930 chapter 123, title 28, United States Code. These Claims include, without limitation, any actual and necessary costs and expenses of preserving the Estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their businesses or for the acquisition or lease of property or for the procurement of services, any actual and necessary costs and expenses of the Debtors for managing, maintaining, preserving, selling or disposing of assets, any actual and necessary costs and expenses of administering and implementing the Plan, administering, prosecuting or defending claims by or Claims against the Debtors and making distributions under the Plan, and any allowances of compensation and reimbursement of expenses under sections 330, 331 and 503(b) of the Bankruptcy Code.

     Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees, and other persons making a "substantial contribution" to the Debtors' Cases, and to attorneys for, and other professional advisors to, such persons. Certain entities may file applications with the Bankruptcy Court for allowances of compensation and reimbursement of expenses for such substantial contributions. The amounts which such entities may seek or be allowed for such compensation cannot be estimated by the Debtors at this time. Requests for compensation and reimbursement of this type, as well as those of Bankruptcy Court-approved professionals for the Debtors and the Committee, must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties-in-interest may participate and, if appropriate, object to the allowance of any such compensation and reimbursement of expenses.

     On or about August 27, 1996, Richard Werner d/b/a R. Werner Sales ("Werner") filed a motion seeking payment of an Administrative Claim in the approximate aggregate amount of $461,234.00 allegedly based upon, inter alia, Werner's sales of the Debtors' products and the Debtors' termination of their relationship with Werner. The Debtors dispute that Werner is entitled to an Administrative Claim other than as attributable to actual sales for which Werner has been and continues to be paid in the ordinary course. Werner disputes that the Debtors are continuing to pay all of their obligations to Werner in the ordinary course. Accordingly, the actual amount in controversy is less than $200,000. In the event that Werner is successful in its litigation against the Debtors (in whole or in part), the Debtors will have sufficient cash to pay Werner's allowed administrative claim pursuant to the terms of the Plan and such Claim will in no way impact the feasibility of the Plan.

     The Plan provides that each holder of an Allowed Administrative Claim shall receive (i) the full amount of its Allowed Administrative Claim in cash on the later of the Effective Date or the date on which such Administrative Claim becomes an Allowed Claim or (ii) treatment on such other terms as agreed to by the holder of an Allowed Administrative Claim and the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors; provided, however, that Allowed Administrative Claims representing post-Petition Date liabilities incurred in the ordinary course of business by the Debtors shall be paid as they become due in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto; provided, further, however, that interim and/or final payment of Allowed Administrative Claims for retained professionals approved by the Bankruptcy Court shall be paid at the time of and in accordance with such Bankruptcy Court approval. In addition, the Plan provides that on or before five (5) days prior to the Effective Date, each retained professional (other than professionals retained pursuant to the Ordinary Course Order) shall submit to the Debtors, the Committee and the Lenders a statement setting forth (i) all accrued and unpaid fees and expenses (including any amount subject to any holdback) and (ii) a good faith estimate of anticipated fees and expenses it expects to incur through the Effective Date.

     While any estimate of Allowed Administrative Claims is subject to substantial uncertainty, if there is no significant litigation initiated or objections filed with respect to Confirmation of the Plan and the Plan is confirmed within the Debtors' anticipated time frame (January, 1997), the Debtors estimate that Allowed Administrative Claims will approximate $5.0?million (or, possibly up to $5.2 million if Werner is successful). Under the Plan, holders of Allowed Administrative Claims will recover one hundred percent (100%) of their Allowed Claims.

   2. Priority Tax Claims.

     Priority Tax Claims include any Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code. These Claims include unsecured Claims of "governmental units" (as defined in the Bankruptcy Code) based on (a) taxes measured by income or gross receipts, (b) property taxes, (c) withholding taxes,
(d) employment taxes, (e) excise taxes, (f) customs duties and (g) penalties based on actual pecuniary losses relating to the foregoing.

     The Plan provides that, in full satisfaction, payment and discharge of its Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive payment of its Allowed Priority Tax Claim, at the option of the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors, either (i) in cash on the later of the Effective Date or the date on which such Priority Tax Claim becomes an Allowed Claim, (ii) in annual cash payments commencing on the first anniversary of the date of the assessment of such Allowed Priority Tax Claim over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to the allowed amount of such Priority Tax Claim or (iii) on such other terms as mutually agreed to by the holder of an Allowed Priority Tax Claim and the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors.

     The Debtors believe that there are approximately $400,000 in Priority Tax Claims. Under the Plan, holders of Allowed Priority Tax Claims will recover one hundred percent (100%) of their Allowed Claims.

   3. Class 1 -- Priority Non-Tax Claims.

     Class 1 consists of Priority Non-Tax Claims. Priority Non-Tax Claims include any Claim that is entitled to priority under section 507 of the Bankruptcy Code, other than Claims entitled to priority under section 507(a)(1) (Administrative Claims) and 507(a)(8) (Priority Tax Claims).

     These claims include (i) unsecured Claims for wages, salaries, or commissions (including vacation, severance, and sick leave pay) for the Debtors' employees to the extent earned within ninety (90) days before the Petition Date and subject to a maximum of $4,000 per employee, (ii) unsecured Claims for contributions to an employee benefit plan for services rendered within 180 days before the Petition Date but only for each such plan to the extent of (x) the number of employees covered by such Plan multiplied by $4,000 less (y) the aggregate amount paid to such employees from the Estates for wages, salaries or commissions, and (iii) certain other specific unsecured pre-Petition Date Claims.

     The Plan provides that, in full satisfaction, payment and discharge of its Priority Non-Tax Claim, each holder of an Allowed Priority Non-Tax Claims shall receive (i) the amount of its Allowed Priority Non-Tax Claim, in cash, on the later of the Effective Date or the date such Priority Non-Tax Claim becomes an Allowed Claim or (ii) treatment on such other terms as agreed to by the holder of such Allowed Priority Claim and the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors.

     The Debtors believe that there are approximately $150,000 in Allowed Priority Non-Tax Claims. Holders of Allowed Priority Claims will recover one hundred percent (100%) of their Allowed Claims.

     Class 1 is unimpaired under the Plan. Holders of Allowed Priority Claims will not vote on the Plan because, pursuant to section 1126(f) of the Bankruptcy Code, such holders are conclusively deemed to have accepted the Plan.

   4. Class 2 -- Lender Claims.

     Class 2 consists of Lender Claims. Under the Plan, Lender Claims are defined as any claims arising pursuant to the certain Loan and Security Agreement dated as of December 3, 1992, among SLMI, SII f/k/a Buddy L Inc., SLM

Canada, Sport Maska, Maska U.S., Smedley (Hong Kong) Limited (f/k/a Buddy L (Hong Kong) Limited), M&K and Fleet Credit Corporation, as agent for itself and for all other entities making loans thereunder, as amended, and all documents, instruments, agreements, certificates and orders executed or delivered in connection therewith, all as amended. In consideration of the Settlement, the Lender Claims are deemed to be Allowed Claims.

     The Plan provides that, in full satisfaction, payment and discharge of the Lender Claims, on the Effective Date, the Lender Agent shall receive, for distribution by the Lender Agent to the Lenders pursuant to the Credit Agreement, (i) the Available Cash (not to exceed $73.973 million), (ii) New Senior Secured Notes in an aggregate principal amount equal to the excess, if any, of $73.973 million (less the amount of any distributions made to the Lenders from any Debtor or any of the Affiliated Debtors on or after July 16, 1996 on account of the Lender Claims) over the amount of Available Cash distributed to the Lenders on the Effective Date and (iii) 2,470,000 shares of Issued New Common Stock.

     In addition, the Plan provides that effective as of the Effective Date, the Credit Agreement, all guarantees given by the Debtors in connection therewith and the Adequate Protection Orders shall be cancelled and of no further force or effect, and the liens and the security interests of the Lenders in and against the assets and properties of the Debtors thereunder and under the related loan and collateral security documents shall be released, and any and all past, present and future obligations of the Debtors thereunder shall be forever discharged.

     Class 2 is impaired under the Plan. Holders of the Lender Claims are entitled to vote on the Plan.

   5. Class 3 -- Other Secured Claims.

     Class 3 consists of Other Secured Claims. Under the Plan, Other Secured Claims are defined as that portion of a Claim (including a Claim for taxes), other than any Lender Claims, Senior Note Claims, Fleet Claims, or any Claim eliminated pursuant to the substantive consolidation of the Debtors' Estates effectuated by the Plan, that is secured within the meaning of section 506(a) of the Bankruptcy Code. Under section 506(a) of the Bankruptcy Code, a Claim secured by a legally valid lien on property of one or more of the Estates is secured only to the extent of the value of such holder's interest in the Estates' interest in such property (i.e., the value of the collateral).

     The Plan provides that, in full satisfaction, payment and discharge of their Other Secured Claims, each holder of an Allowed Other Secured Claim shall receive one of the following alternative treatments, at the election of the Debtors, with the approval of the Committee and the Lenders, or the Reorganized
Debtors: (i) the legal, equitable and contractual rights to which such Allowed Other Secured Claim entitles the holder thereof shall be unaltered by the Plan,
(ii) the treatment described in section 1124(2) of the Bankruptcy Code, or (iii) such other treatment as agreed to by the holder of such Allowed Other Secured Claim and the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors.

     The Debtors believe that there are no Other Secured Claims. Two holders of Maska U.S. Unsecured Claims have asserted an equitable lien on proceeds of Maska U.S.'s Insurance Litigation. The Debtors believe that no such equitable lien exists and, if presented, intend to defend vigorously. The Debtors believe that, under the Plan, holders of Allowed Other Secured Claims will recover one hundred percent (100%) of their Allowed Claims.

     Class 3 is unimpaired under the Plan. Holders of Allowed Other Secured Claims will not vote on the Plan because, pursuant to section 1126(f) of the Bankruptcy Code, such holders are conclusively deemed to have accepted the Plan.

   6. Class 4 -- Fleet Claims.

     Class 4 consists of Fleet Claims. Under the Plan, Fleet Claims are defined as all Claims of Fleet Credit Corporation other than Claims arising under the Credit Agreement. The Fleet Claims arise from, among other things, that certain Master Equipment Lease Agreement No. 31604 dated as of October 7, 1993, together with all lease schedules, documents and instruments executed in connection therewith, by and between SLMI and Fleet Credit Corporation, including all guarantees, leases, subleases, agreements and amendments thereunder, all as amended.

     The Plan provides that in full satisfaction, payment and discharge of the Fleet Claims, and in accordance with that certain Stipulation and Order of the Bankruptcy Court entered September 24, 1996, the holder of the Allowed Fleet Equipment Claim shall be paid (i) $73,465.07 in cash on the Effective Date and
(ii) the aggregate amount of $337,000 in 18 equal monthly installments commencing one month after the Effective Date and payable upon the same day of each month thereafter.

     Class 4 is impaired under the Plan. The holder of the Fleet Claims is entitled to vote to accept or to reject the Plan.

   7. Class 4A -- NHLE Claims.

     Class 4A consists of NHLE Claims. Under the Plan, NHLE Claims are defined as all Claims and/or Administrative Claims of the NHLE. The NHLE Claims arise from, among other things, the NHLE Licenses, including the cure claims incident to assuming such licenses pursuant to the Plan, and alleged infringement by the Debtors of certain property of the NHLE, but excluding Administrative Claims representing post-Petition Date liabilities arising in the ordinary course under the licenses with the NHLE and remaining unpaid.

     The Plan provides that in full settlement, satisfaction and payment of the NHLE Claims and pursuant to settlement documentation filed with the Bankruptcy Court on or before the Voting Deadline certain of the NHLE Licenses (and other executory contracts) shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code (with modifications agreed to in form and substance by the Debtors, the Lenders, the Committee and the NHLE) and the holders of the Allowed NHLE Claims on the earlier to occur of the Effective Date or June 16, 1997
(i)?shall be paid $700,000 in cash in full payment and settlement of each of the Debtors' obligations under section 365(b) of the Bankruptcy Code and of each NHLE Claim that constitutes an Administrative Claim and (ii) shall receive 58,824 shares of Issued New Common Stock in full payment and settlement of each NHLE Claim other than those that constitute Administrative Claims. The holders of the NHLE Claims shall be deemed to have elected the Cash Option pursuant to Sections 4.G.3. and 4.H.3. of the Plan as if such holders were holders of Allowed Maska U.S. Claims or Allowed Non-Maska Claims. As a result of this deemed election, the holders of the Allowed NHLE Claims shall receive an additional $500,00 in cash in lieu of the 58,824 shares of Issued New Common Stock on the earlier to occur of the Effective Date or June 16, 1997.

     Class 4A is impaired under the Plan. The holders of Allowed NHLE Claims are entitled to vote to accept or to reject the Plan.

   8. Class 5 -- Vermont Environmental Claims.

     Class 5 consists of Vermont Environmental Claims. Under the Plan, Vermont Environmental Claims are defined as any Claims arising pursuant to that certain Consent Order entered on June 20, 1996 against Maska U.S. by the Washington Superior Court for Washington County, Vermont in docket no. 2625-96 ("Vermont Environmental Consent Decree"). For a description of the Vermont Environmental Consent Decree, see Section V.A.4. of this Disclosure Statement.

     The Plan provides that in full satisfaction, payment and discharge of the Vermont Environmental Claims, the holder of the Allowed Vermont Environmental Claim shall receive the treatment set forth in the Vermont Environmental Consent Decree. The Debtors estimate that approximately $1.4 million remains to be paid pursuant to the Vermont Environmental Consent Decree.

     Class 5 is unimpaired under the Plan. The holder of the Allowed Vermont Environmental Claim will not vote on the Plan because, pursuant to section 1126(f) of the Bankruptcy Code, the holder thereof is conclusively deemed to have accepted the Plan.

   9. Class 6 -- Senior Note Claims.

     Class 6 consists of Senior Note Claims. Under the Plan, Senior Note Claims are defined as the Claims asserted by the Noteholders against each of the Debtors in the aggregate principal amount of $75,000,000 (plus interest, fees, make-whole amounts, costs and expenses) by virtue of the Note Purchase Agreements. Pursuant to the Settlement, the Senior Note Claims are deemed to be Allowed Claims.

     The Plan provides that in full satisfaction, payment and discharge of Senior Note Claims each holder of an Allowed Senior Note Claim shall receive on the Effective Date such holder's Pro Rata share of the number of shares of Issued New Common Stock equal to the quotient obtained by dividing (A) (i) the Senior Note Product Amount, plus (ii) if the Product Amount Sum is less than $40,339,206, 78.745% of the excess of $40,339,206 over the Product Amount Sum, minus (iii) if the Product Amount Sum is more than $40,339,206, 78.745% of the excess of the Product Amount Sum over $40,339,206, by (B) 10.158. In addition, the Plan provides that holders of Allowed Senior Note Claims shall be entitled to additional distributions to the extent provided in Section 6.C.2. (Reserves for Disputed Claims) of the Plan. For a detailed description of the Issued New Common Stock, see Section XI. of this Disclosure Statement.

     The Noteholders will receive 3,173,414 of the Issued New Common Stock. Based on the valuation assumptions made by the Debtors, the Noteholders will recover approximately 32.3%-41.3% of their Claims under the Plan.

     Class 6 is impaired under the Plan. The holders of the Senior Note Claims are entitled to vote on the Plan.

   10. Class 7 -- Maska U.S. Unsecured Claims.

     Class 7 consists of Maska U.S. Unsecured Claims. Under the Plan, Maska U.S. Unsecured Claims are defined as any Unsecured Claim other than a Senior Note Claim against Maska U.S. In the Plan, Unsecured Claims are defined as any Claim other than (i) an Administrative Claim, (ii) an Other Secured Claim, (iii) a Priority Claim, (iv) a Fleet Claim, (v) a Vermont Environmental Claim, (vi) a Lender Claim, (vii) any Claim eliminated pursuant to the substantive consolidation of the Debtors' Estates effectuated by the Plan or (viii) an NHLE Claim.

     The Plan provides that in full satisfaction, payment and discharge of Maska U.S. Unsecured Claims, each holder of an Allowed Maska U.S. Unsecured Claim shall receive on the later of the Effective Date on the date such Claim becomes an Allowed Claim such holder's Pro Rata share of the number of shares of Issued New Common Stock equal to the quotient obtained by dividing (A) (i) the Maska U.S. Product Amount, plus (ii) if the Product Amount Sum is less than $40,339,206, 16.577% of the excess of $40,339,206 over the Product sum, minus
(iii) if the Product Amount Sum is more than $40,339,206, 16.577% of the excess of the Product Amount Sum over $40,339,206 by (B) 10.158. In addition, the Plan provides that holders of Allowed Maska U.S. Unsecured Claims shall be entitled to additional distributions to the extent provided in Section 6.C.2. (Reserves for Disputed Claims) of the Plan. For a detailed description of the Issued New Common Stock, see Section XI. of this Disclosure Statement.

     In addition, the Plan may enable a holder of an Allowed Maska U.S. Claim to elect to receive cash in lieu of the Issued New Common Stock to be received on the Effective Date. The Plan provides that the Debtors, with the approval of the Lenders and the Committee, may enter into agreements with one or more third parties, pursuant to which such third parties would agree to fund the Cash Option described in the Plan in consideration for the receipt of the shares of Issued New Common Stock that would, in the absence of this Cash Option, be distributed to the holders of Allowed Maska U.S. Unsecured Claims on the Effective Date. This Cash Option is expressly conditioned upon the Debtors entering into such agreements with one or more third parties prior to the Effective Date. In lieu of receiving such holder's Pro Rata share of Issued New Common Stock pursuant to Section 4.G.2 of this Plan, each holder of an Allowed Maska U.S. Unsecured Claim that votes to accept the Plan shall have the right to elect the Cash Option by properly marking and returning its Ballot. Any holder of an Allowed Maska U.S. Unsecured Claim who fails to indicate on such holder's Ballot whether such holder has elected the Cash Option will be deemed to have elected the Cash Option. Any holder of an Allowed Maska U.S. Unsecured Claim who votes to reject the Plan shall not be entitled to elect the Cash Option. For a detailed description of the Cash Option Election, see Section XVI.B. of this Disclosure Statement.

     If the holder of an Allowed Maska U.S. Unsecured Claim (or an Allowed NHLE Claim) elects or is deemed to have elected the Cash Option, in lieu of receiving a distribution of Issued New Common Stock on the Effective Date, such holder shall instead receive on the Effective Date cash in an amount equal to the product of (a) not less than $8.50 per share, multiplied by (b) the number of shares of Issued New Common Stock that such holder would have received on the Effective Date had such holder not elected the Cash Option.

     The Debtors believe that, in the aggregate, there is approximately $11.2 million in Maska U.S. Unsecured Claims held by several hundred entities. The Debtors estimate that approximately 622,189 shares of Issued New Common Stock will be available for distribution to holders of Allowed Maska U.S. Unsecured Claims. The Debtors believe that, under the Plan, holders of Allowed Maska U.S. Unsecured Claims (other than those electing the Cash Option) will recover between 44.5% to 57.1% of the allowed amount of their Claims depending on the ultimate value of the Reorganized Debtors.

     Class 7 is impaired under the Plan. Holders of Allowed Maska U.S. Unsecured Claims are entitled to vote on the Plan.

   11. Class 8--Non-Maska Unsecured Claims.

     Class 8 consists of all Non-Maska Unsecured Claims. Under the Plan, Non-Maska Unsecured Claims are defined as any Unsecured Claim other than a Senior Note Claim against any of the Debtors other than Maska U.S.

     The Plan provides that in full satisfaction, payment and discharge of Non-Maska Unsecured Claims, each holder of an Allowed Non-Maska Unsecured Claim shall receive on the later of the Effective Date or the date such Claim becomes an Allowed Claim such holder's Pro Rata share of the number of shares of Issued New Common Stock equal to the quotient obtained by dividing (A) (i) the Non-Maska Product Amount, plus (ii) if the Product Amount Sum is less than $40,339,206, 4.678% of the excess of $40,339,206 over the Product Amount Sum, minus (iii) if the Product Amount Sum is more than $40,339,206, 4.678% of the excess of the Product Amount Sum over $40,339,206, by (B) 10.158. Class 8 is impaired, and the holders of Allowed Claims in such Class are entitled to vote to accept or to reject the Plan. In addition, the holders of Allowed Non-Maska Unsecured Claims shall be entitled to additional distributions to the extent provided in Section 6.C.2. (Reserves for Disputed Claims) of the Plan. For a detailed description of the Issued New Common Stock, see Section XI. of the Disclosure Statement.

     In addition, the Plan may enable a holder of an Allowed Non-Maska Unsecured Claim to elect to receive cash in lieu of the Issued New Common Stock to be issued on the Effective Date. The Plan provides the Debtors, with the approval of the Lenders and the Committee, may enter into agreements with one or more third parties, pursuant to which such third parties would agree to fund the Cash Option described herein in consideration for the receipt of the shares of Issued New Common Stock that would, in the absence of this Cash Option, be distributed to the holders of Allowed Unsecured Claims as of the Effective Date. This Cash Option is expressly conditioned upon the Debtors entering into such agreements with one or more third parties prior to the Effective Date. In lieu of receiving such holder's Pro Rata share of Issued New Common Stock pursuant to Section 4.H.2 of this Plan, each holder of an Allowed Non-Maska Unsecured Claim that votes to accept the Plan shall have the right to elect the Cash Option by properly marking and returning its Ballot. Any holder of an Allowed Non-Maska Unsecured Claim who fails to indicate on such holder's Ballot whether such holder has elected the Cash Option will be deemed to have elected the Cash Option. Any holder of an Allowed Non-Maska Unsecured Claim who votes to reject the Plan shall not be entitled to elect the Cash Option.

     If the holder of an Allowed Non-Maska Claim (or an Allowed NHLE Claim) elects or is deemed to have elected the Cash Option, in lieu of receiving a distribution of Issued New Common Stock on the Effective Date, such holder shall instead receive on the Effective Date cash in an amount equal to the product of
(a) not less than $8.50 per share, multiplied by (b) the number of shares of Issued New Common Stock that such holder would have received on the Effective Date had such holder not elected the Cash Option.

     The Debtors believe that, in the aggregate, there is approximately $5.6 million in Non-Maska Unsecured Claims held by several hundred entities. The Debtors estimate that approximately 175,573 shares of Issued New Common Stock will be available for distribution to holders of Allowed Non-Maska Unsecured Claims. The Debtors believe that, under the Plan, holders of Allowed Non-Maska Claims (other than those electing the Cash Option) will recover between 25.1% and 32.2% of the allowed amount of their Claims depending on the ultimate value of the Reorganized Debtors.

     Class 8 is impaired under the Plan. Holders of Allowed Non-Maska Claims are entitled to vote on the Plan.

   12. Class 9--SLMI Common Stock Interests.

     Class 9 consists of SLMI Common Stock Interests. Under the Plan, SLMI Common Stock Interests are defined as the Equity Interests in SLMI represented by the approximately 18,859,679 issued and outstanding shares of common stock as of the Petition Date and the 1,000,000 shares of SLMI Common Stock issued or to be issued in connection with the securities litigation settlement described in
Section V.A.4. of this Disclosure Statement.

     The Plan provides that in full satisfaction, payment and discharge of SLMI Common Stock Interests, each holder of an Allowed SLMI Common Stock Interest shall receive its Pro Rata share of New Warrants. For a description of the New Warrants, see Section XI. of this Disclosure Statement.

     As of June 30, 1996, certain of the Debtors' officers and directors (in certain instances through affiliated entities) in the aggregate beneficially owned 8,031,786 shares of SLMI Common Stock which was approximately 42.6% of outstanding SLMI Common Stock. Pursuant to the Plan, the holders of such Allowed SLMI Common Stock Interests shall receive their Pro Rata share of New Warrants.

     Class 9 is impaired under the Plan. Holders of Allowed SLMI Common Stock Interests are entitled to vote onthe Plan.

   13. Class 10--SLMI Other Equity Interests.

     Class 10 consists of SLMI Other Equity Interests. Under the Plan, SLMI Other Equity Interests are defined as all Equity Interests in SLMI, other than the SLMI Common Stock Interests and includes stock options, warrants or other rights to acquire SLMI Common Stock.

     The Plan provides for no distribution to holders of SLMI Other Equity Interests on account of such Equity Interests. Class 10 is impaired under the Plan. However, the Debtors will not solicit votes from the holders of SLMI Other Equity Interests because, pursuant to section 1126(g) of the Bankruptcy Code, Class 10 and each member thereof are deemed to have rejected the Plan. In the Plan, the Debtors request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding the deemed rejection by Class 10. The Debtors believe that the Plan warrants confirmation under the "cramdown" provisions of section 1129(b) of the Bankruptcy Code. See "Voting and Confirmation of the Plan--Acceptance or Cramdown."

B. EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

     Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to approval of the Bankruptcy Court, to assume, to assume and assign, or to reject executory contracts and unexpired leases. Although not defined in the Bankruptcy Code, an "executory contract" is usually described as a contract under which material performance (other than the payment of money) is due by each party. If an executory contract or unexpired lease is rejected under section 365 of the Bankruptcy Code, the "rejection" is treated as a breach of the contract or lease prior to the petition date giving rise to a pre-petition unsecured claim. "Rejection" damages are limited in certain contexts under section 502 of the Bankruptcy Code. If an executory contract or unexpired lease is assumed or assumed and assigned, the Debtors (or their assignees) have the obligation to perform their obligations thereunder in accordance with the terms of such agreement.

     Section 1123 of the Bankruptcy Code specifically enables the Debtors to assume, to assume and assign, or to reject executory contracts and unexpired leases pursuant to the Plan. The Bankruptcy Court will approve a plan containing such rejections or assumptions if the decisions regarding these leases or contracts were made in the exercise of the Debtors' sound business judgment in the best interests of the Estates. In making the decisions to assume or to reject, the Debtors have determined which agreements and which properties are necessary for their current or future operations. The Debtors have done so in consultation with their advisors. Therefore, in the exercise of their sound business judgment, the Debtors have assumed or intend to assume only those agreements economically supported by their continuing operations.

   1. Assumption and Rejection of Executory Contracts and Unexpired Leases.

     Pursuant to the Plan, on the Effective Date, in accordance with the provisions of sections 365 and 1123 of the Bankruptcy Code, the Debtors shall be deemed to have assumed all executory contracts and unexpired leases except those executory contracts and unexpired leases (i) that have been previously assumed or rejected by Final Order of the Bankruptcy Court, (ii) that are the subject of a motion to reject pending on the Effective Date, (iii) that are identified on the Rejection List, or (iv) are specifically rejected pursuant to the terms of the Plan. Specifically, pursuant to the Plan, the NHLE Licenses will be assumed on the terms and conditions set forth in the NHLE Agreement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the foregoing assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. In addition, the Plan provides that any executory contract or unexpired lease not set forth on the Rejection List or on the Assumption List shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code and treated as if set forth on the Assumption List with a cure claim of $0.

     The Plan provides that the Debtors (with the consent of the Lenders and the Committee) shall file the Rejection List and serve such list upon the non-debtor parties to such contracts and leases not less than ten (10) days prior to the Confirmation Hearing. The Plan further provides that all proofs of Claim with respect to Claims arising from executory contracts or unexpired leases rejected pursuant to the Plan must be filed with the Bankruptcy Court by the later of thirty (30) days after (i) entry of an order of the Bankruptcy Court approving the rejection of such contracts or leases or (ii) the Confirmation Date. The Plan further provides that any such Claims, proof of which are not filed within such time, shall be barred forever from assertion against the Debtors, the Debtors' Estates, the Reorganized Debtors and/or their assets or property. Unless otherwise ordered by the Bankruptcy Court, all such properly filed Claims, upon allowance thereof shall be, and shall be treated as, Unsecured Claims.

   2. Assumption of Executory Contracts and Unexpired Leases.

     The Plan provides that on the Effective Date, all executory contracts and unexpired leases with certain enumerated exceptions shall be assumed pursuant to sections 365(a) and 1128 of the Bankruptcy Code and subject to the provisions of the Plan, provided, however, that the assumption of any of the Affiliate Leases shall be subject to modification as set forth below. The Plan further provides that as to each executory contract and unexpired lease to be assumed as provided in the Plan, any monetary amount in default shall be cured by the Debtors or the Reorganized Debtors, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the amount set forth on the Assumption List or as otherwise determined by the Bankruptcy Court, in cash, on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may agree.

     The Plan provides that any objection as to such cure amount or any other amount pertaining to the assumption shall be filed with the Bankruptcy Court no later than ten (10) days after the Confirmation Date. Any objection not filed within such time shall be forever barred from assertion against the Debtors, the Reorganized Debtors, their Estates and their property. In the event of a timely objection, the Debtors (with the approval of the Lenders and the Committee) or the Reorganized Debtors shall, at their option, either (i) pay the amount asserted by the objecting party, (ii) pay such other amount to which the Debtors (with the approval of the Lenders and the Committee) or the Reorganized Debtors and the objecting party may agree, or (iii) request a determination of the issue by the Bankruptcy Court and, following such determination, the Reorganized Debtors shall (x) pay the amounts, if any, determined to be due and owing or (y) reject such contract or lease in accordance with sections 365 and 1123 of the Bankruptcy Code.

   3. Affiliate Leases.

     The Debtors lease on a long-term basis five (5) facilities in Canada and one (1) in the United States from lessors primarily owned and/or controlled by insiders of the Debtors (the "Affiliate Lessors"). In addition, the Debtors lease a facility at 6375 Picard Street, Montreal, Quebec, Canada, which was owned until November, 1994 and which is currently managed by insiders of the Debtors. Information regarding these "Affiliate Leases" is set forth on Exhibit F to the Disclosure Statement. Five (5) of the seven (7) Affiliate Leases were amended in December, 1994 and January, 1995 (when the Debtors were in technical default under the Credit Agreement as set forth in Section III.D. of this Disclosure Statement) at which time rents were increased by between 16% and 90% and the lease term for each Affiliate Lease was extended by ten years. Absent the amendments to the Affiliate Leases, most of the Affiliate Leases would have expired in November 1996. If any of the Affiliate Leases are rejected or terminated, the Debtors would be required to vacate the premises, subject to such lease. The Committee and the Lenders believe that the Affiliate Leases commit the Debtors to above-market, long-term leases for properties that, in some cases, are not necessary to the Debtors' future operations. The Affiliate Lessors disagree. The Plan provides that the assumption of any of the Affiliate Leases shall be subject to the modification of such leases on terms acceptable to the Committee and the Lenders and the Affiliate Lessors. The Plan further provides that, if the Committee and the Lenders and the Affiliate Lessors have not reached an agreement regarding the treatment of the Affiliate Leases prior to the hearing to approve the Disclosure Statement, then the Committee (upon consultation with the Lenders) shall have the right prior to, in connection with, or, as representative of the Estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code after, confirmation of the Plan to commence any and all actions it deems necessary or desirable to challenge, to modify or to otherwise contest on behalf of the Estates, any claims or obligations of the Debtors arising under the Affiliate Leases or the terms thereof including, without limitation, the right to reject one or several of the Affiliate Leases. If assumed, the Reorganized Debtors will be responsible to meet the terms of any Affiliate Lease. If rejected, the Debtors will be required to vacate the associated premises and will incur a claim against them, which is limited by section 502(b)(7) of the Bankruptcy Code.

     The Committee will seek avoidance and/or rejection of only those Affiliate Leases which do not meet the Debtors' needs and/or are not economically viable. Any such decision will include an analysis of, among other things, relocation costs, moving costs, severance costs, potential lease rejection damage claims and potential litigation costs and will only be made if relocation is in the best interests of the Estates. The Committee and the Debtors believe that any rejection or avoidance of an Affiliate Lease will, in comparison to the assumption of such Affiliate Lease at current terms, result in improvement in the Debtors' financial strength and, accordingly, its business projections.

     As of the date hereof, discussions between the Committee and the Affiliate Lessors are ongoing. Failing a prompt resolution of this issue, the Committee may seek relief from the Court with regard to the Affiliate Leases, including, without limitation (a) rejecting, pursuant to section 365 of the Bankruptcy Code, certain Affiliate Leases, and/or (b) bringing a fraudulent conveyance action on behalf of the Debtors' estates against the Affiliate Lessors seeking, among other relief (i) a reduction of the rent for certain Affiliate Leases to market levels, (ii) the turnover of amounts previously paid by the Debtors to the Affiliate Lessors in excess of fair market monthly rents, (iii) the reduction of the ten-year period of certain Affiliate Leases, and/or (iv) the avoidance of certain Affiliate Leases. The Committee reserves the right to prosecute a fraudulent conveyance action on behalf of the Reorganized Debtors subsequent to confirmation of the Plan. The cost of the litigation, if any, by the Committee will be borne by the Debtors' Estates. The Committee will only commence such litigation if it appears that the benefits of such litigation outweigh its costs.

     Among other contentions, the Affiliate Lessors have questioned whether the Bankruptcy Court will exercise jurisdiction in these matters and, if so, whether an order by the Bankruptcy Court authorizing a lease rejection and/or a fraudulent conveyance judgment will be enforceable against the Affiliate Lessors in Canada. The Committee has been advised that such orders or judgments are likely to be enforceable. Absent a settlement with the Affiliate Lessors, a potential lease-rejection order and/or a fraudulent conveyance judgment may give rise to pre or post-confirmation litigation before the Bankruptcy Court and perhaps certain Canadian courts, the outcome of which is uncertain. The impact, if any, on exit financing is one of the factors that the Committee is evaluating in the context of litigation with the Affiliate Lessors. Any actions by the Debtors and/or the Committee with regard to the Affiliate Leases will be coordinated with the Debtors' post-confirmation lender and will be consistent with the requirements of the financing provided by such lender. The Debtors, in consultation with the Committee and the Lenders, intend to finalize their commitment with a post-confirmation lender in advance of reaching any decision with respect to any of the Affiliate Leases. No commitment currently is in place.

   4. Compensation and Benefit Programs.

     The Plan provides that all pre-Petition Date employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors, which are in effect as of the Confirmation Date and applicable generally to the respective active employees of the Debtors, including, all then-effective retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, accidental death and dismemberment insurance plans (but specifically excluding any pre-Petition Date stock option plans or bonus plans) shall be treated as executory contracts under the Plan and, as of and on the Effective Date, shall be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, or unless previously terminated, modified or rejected in accordance with the Bankruptcy Code or applicable law, subject to a pending motion or application before the Bankruptcy Court to terminate, to modify or to reject, provided, however, that after the Effective Date, the Reorganized Debtors shall have the right to amend, modify and/or terminate any such pre-Petition Date employment and severance policies, and all compensation and benefit plans, policies and programs, in accordance with applicable non-bankruptcy law. In addition, the Plan provides that all employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtors, in effect as of the Confirmation Date and instituted or implemented pursuant to Final Order of the Bankruptcy Court shall remain and continue in full force and effect in accordance with such Final Order.

C. LEGAL EFFECTS OF CONFIRMATION OF THE PLAN.

   1. Revesting of Assets.

     Consistent with sections 1123(a)(5)(A) and 1141 of the Bankruptcy Code, the Plan provides that, on the Effective Date, title to all assets and property of the Estate of each Debtor will pass to, and vest in, the respective Reorganized Debtor free and clear of all Claims, Equity Interests, liens, charges and other rights of creditors or equity holders arising prior to the Effective Date, except as specifically provided in the Plan. The Confirmation Order will provide for and shall constitute a judicial determination of discharge of the Debtors' liabilities. The Plan makes clear that, on and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court, except as otherwise provided therein or in the Confirmation Order.

   2. Discharge.

     Pursuant to section 1141 of the Bankruptcy Code, the Plan provides that the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, discharge, and release of Claims of any nature whatsoever (including any interest accrued on such Claims before or after the Petition Date) against, and Equity Interests in the Debtors, the Debtors in Possession, or any of their Estates, assets or properties, except as otherwise provided in the Plan, in section 1141 of the Bankruptcy Code or in the Confirmation Order. The Plan provides that, except as otherwise provided therein, (i) on the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied, discharged, and released in full, and (ii) all Persons shall be precluded and permanently enjoined from asserting against the Reorganized Debtors, their successors, or their assets or properties any and all Claims or Equity Interests and any other or further Claims based upon any action or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

   3. Release.

     The Plan provides that, in consideration of the Settlement and the promises and obligations under the Plan, as of and on the Effective Date, (i) the Debtors, the Estates, the Committee, the members of the Committee, the Lenders, the Noteholders, the present and former directors, officers, employees, agents, representatives and attorneys of any of the foregoing shall be deemed to have waived, released and discharged all rights or claims in any way related to any Claim and/or Equity Interest, or the acquisition of ownership thereof, whether based upon tort, fraud, contract or otherwise, which they possessed or may possess prior to the Effective Date against all persons or entities who have held, hold or may hold Claims against (including the NHLE) or Equity Interests in the Debtors any successors or assigns of any of the foregoing, except as otherwise expressly provided in the Plan, by applicable law or in the Confirmation Order or that arises after the Effective Date under any assumed contract or lease; and (ii) the Debtors, the Reorganized Debtors, all Persons or entities who have held, hold or may hold Claims against (including the NHLE) or Equity Interests in the Debtors and any successors, assigns or representatives of any of the foregoing shall be deemed to have waived, released and discharged all rights or claims including without limitation, any right or claim in any way related to any Claim and/or Equity Interest, or the acquisition or ownership thereof, whether based upon tort, fraud, contract or otherwise, which they possessed or may possess prior to the Effective Date against the Debtors, the Estates, the Committee and the members of the Committee, the Lenders, the Noteholders, the present and former directors, officers, employees, agents, representatives and attorneys of any of the foregoing, and any successors or assigns of any of the foregoing, except as otherwise expressly provided in the Plan, by applicable law or in the Confirmation Order.

     The Plan further provides that (i) the Debtors' present and former directors, officers, employees, agents and representatives shall not be released from any claim by the Noteholders arising from the purchase or ownership of the notes underlying the Senior Note Claims (a "Noteholder Claim"); and (ii) in any proceedings brought on a Noteholder Claim against the Present Management, the Noteholders will not seek any recovery in excess of the Limits of any available directors and officers liability insurance. The Plan further provides that nothing therein shall relieve Present Management from any liability on a Noteholder Claim for any amount less than the Limits of any available directors and officers liability insurance (whether or not within the deductible or uninsured retention of such policy). However, should there be no directors and officers liability insurance available to cover a Noteholder Claim, the Noteholders will not seek recovery on that Noteholder Claim from the Present Management. Additionally, if the Noteholders obtain a judgment on a Noteholder Claim against any of the Debtors' officers, directors, employees, agents or representatives that served prior to the Petition Date and such officer, director, employee, agent or representative obtains a judgment by Final Order against any of the Present Management for contribution, indemnification or other claim related to a Noteholder Claim (a "Contribution Claim"), the Noteholders shall reduce their judgment against such officer, director, employee, agent or representative by the amount of such Contribution Claim. The Plan also provides that no Noteholder Claim may be assigned unless such assignment is expressly subject to the conditions, agreements and limitations set forth in the Plan.

     Finally, the Plan expressly provides certain exceptions to the releases set forth therein. The Plan provides that any claim or cause of action of any kind, in law or in equity, which any Lender or all Lenders have or may have against Fleet Credit Corporations, Schatz & Schatz, Ribicoff & Kotkin, Gadsby & Hannah, or any of their present or former directors, officers, partners, employees, agents representatives or attorneys arising under or related to the Credit Agreement shall not be released. In addition, the Plan provides that any Affiliate Lease Action shall not be released.

   4. Injunction.

     The Plan provides that except as otherwise expressly provided for in the Confirmation Order or in the Vermont Environmental Consent Decree, any and all entities, including the Debtors, the Debtors' Estates, the Committee and the members of the Committee, and all Persons, which have held, hold or may hold Claims or Equity Interests and any and all successors, assigns or representatives of any of the foregoing shall be precluded and permanently enjoined on and after the Effective Date as against the Debtors, the Reorganized Debtors, their present and former officers, directors, employees, agents, representatives and attorneys, and any of their successors or assigns of any of the foregoing or any of their assets and properties from (a) commencing or continuing in any manner any claim, action or other proceeding of any kind including those with respect to any Claim, Equity Interest or any other right or claim which they possess or may possess in connection therewith prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order including those with respect to any Claim, Equity Interest or any other right or claim which they possess or may possess in connection therewith prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind including those with respect to any Claim, Equity Interest or any other right or claim which they possess or may possess in connection therewith prior to the Effective Date and (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due including those with respect to any Claim, Equity Interest or any other right or claim which they possess or may possess in connection therewith prior to the Effective Date.

     The Plan further provides that (i) the Debtors' present and former directors, officers, employees, agents and representatives shall not be released from any Noteholder Claim and the Noteholders shall not be enjoined from asserting such a Noteholder Claim; and (ii) in any proceedings brought on a Noteholder Claim against the Present Management, the Noteholders will not seek any recovery in excess of the Limits of any available directors and officers liability insurance. The Plan further provides that nothing therein shall relieve Present Management from any liability on a Noteholder Claim for any amount less than the Limits of any available directors and officers liability insurance (whether or not within the deductible or uninsured retention of such policy). However, should there be no directors and officers liability insurance available to cover a Noteholder Claim, the Noteholders will not seek recovery on that Noteholder Claim from the Present Management. Additionally, if the Noteholders obtain a judgment on a Noteholder Claim against any of the Debtors' officers, directors, employees, agents or representatives and such officer, director, employee, agent or representative that served prior to the Petition Date obtains a judgment by final order for a Contribution Claim, against any of the Present Management, the Noteholders shall reduce their judgment against such officer, director, employee, agent or representative by the amount of such Contribution Claim. The Plan also provides that no Noteholder Claim may be assigned unless such assignment is expressly subject to the conditions, agreements and limitations set forth in the Plan.

     In addition, the Plan expressly provides that the injunctions set forth therein shall not constitute or be deemed to constitute, an injunction of any Affiliate Lease Action.

   5. Exculpation.

     The Plan provides that neither the Debtors, the Estates, the Committee and the members of the Committee, the Lenders, the Noteholders nor any of their respective officers, directors, employees, advisors, counsel, members or agents shall have incurred or shall incur any liability to any holder of a Claim or Equity Interest or any other Person for any act or omission in connection with, or arising out of, the Cases, including the formulation, proposal and pursuit of confirmation of the Plan, the negotiation, consummation and implementation of the Plan or the property to be distributed under the Plan and/or approval of the Disclosure Statement, except for willful misconduct or gross negligence as finally determined by a court of competent jurisdiction, and all such persons, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and under the Bankruptcy Code. The Plan specifically provides that notwithstanding the exculpation set forth in the Plan, nothing contained therein shall constitute or be deemed to constitute an exculpation of Fleet Credit Corporation, or Schatz & Schatz, Ribicoff & Kotkin, Gadsby & Hannah, or any of their present or former directors, officers, partners, employees, agents, representatives or attorneys, from any liability whatsoever.

   6. Indemnification.

     The Plan provides that the obligations of the Debtors to indemnify their respective Present Management, in such capacity or as plan administrators or trustees to any employee benefit plan, or any member of Present Management serving (at the request of the Debtors) as an officer or director of any other direct or indirect subsidiary of any of the Debtors pursuant to the Debtors' certificates of incorporation or by-laws or pursuant to applicable non-bankruptcy law or specific agreement, or any combination of the foregoing, shall be deemed to be executory contracts, shall be assumed by the Debtors, effective as of the Effective Date, in accordance with the provisions of sections 365 and 1123 of the Bankruptcy Code and shall survive confirmation of the Plan, remain unaffected thereby, shall not be discharged and shall pass unaltered to the Reorganized Debtors irrespective of whether such indemnification is owed in connection with any event occurring before, on, or after the Petition Date. The Plan further provides that the Reorganized Debtors shall elect to have defense costs paid by the insurer(s) under any available directors and officers liability policies if a request therefor is required or available. This provision of the Plan enforces the Debtors' corporate policy and provides necessary assurances to existing key management personnel regarding the Reorganized Debtors' commitment to them. The Debtors believe that this provision is essential to their viability as a going-concern. The Debtors are not currently aware of any claims for indemnification made against the Debtors or any claims (other than potential Noteholder Claims) which could give rise to a claim for indemnification assuming their continued performance under the Vermont Environmental Consent Decree.

   7. Post-Petition Date Compensation and Benefits Programs.

     The Plan provides that all employment and severance policies, and all compensation and benefits plans, policies and programs of the Debtors, in effect as of the Confirmation Date and instituted or implemented pursuant to Final Order of the Bankruptcy Court shall remain and continue in full force and effect in accordance with such Final Order.

   8. Rights of Action/Settlement.

     The Plan provides that, notwithstanding sections 12.D and 12.E of the Plan, any and all rights and causes of action accruing to the Debtors, including those arising pursuant to the Bankruptcy Code, but expressly excluding all rights and causes of action settled and released pursuant to the Settlement, shall remain assets of the Reorganized Debtors. The Plan provides that the Reorganized Debtors may pursue, abandon, settle or release all reserved rights of action for the benefit of the Reorganized Debtors. In connection therewith, the Plan provides that any distributions provided for therein and the allowance of any Claim for the purpose of voting on the Plan is and shall be without prejudice to the rights of the Reorganized Debtors to pursue and to prosecute any reserved rights of action, including those arising under or pursuant to the Bankruptcy Code.

     The Plan further provides that on the Effective Date, all rights, claims, causes of action, avoiding powers, suits and proceedings, including those causes of action under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code which may exist against the Lenders or the Noteholders shall be extinguished and all rights, claims, causes of action, suits and proceedings related to post-Petition Date interest and subordination shall be extinguished.

     The Plan specifically provides that the treatment provided for the holders of Lender Claims and Senior Note Claims set forth therein is in full compromise and settlement of any matters in accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 in respect of certain issues impacting on recoveries to the Lenders, Noteholders and holders of Unsecured Claims including (i) substantive consolidation, (ii) the rights of the Lenders to recover post-Petition Date interest, (iii) fraudulent conveyance, (iv) preferential transfer claims relating to certain pre-Petition Date payments and transfers on behalf of the Noteholders, (v) the lien avoidance action commenced against the Lender Agent, (vi) lender liability, (vii) avoidance of certain guarantees issued by the Subsidiary Debtors, (viii) inter-creditor disputes, including subordination and subrogation claims and the enforceability of the Intercreditor Agreement, (ix) the Noteholders' opposition to and appeal from the Shareholder Settlement Approval Order and (x) the rights, liens and interests of the Lenders and the Noteholders in the proceeds of the Insurance Litigation, which are assigned to the Reorganized Debtors pursuant to the Plan. For a more detailed description of the Settlement, see Section VI. of this Disclosure Statement.

     The Plan further provides that the distributions under the Plan take into account the relative priority of each Class in connection with any contractual subordination provision relating thereto. As a result, the distributions under the Plan shall not be subject to levy, garnishment, attachment, or other legal process by any Senior Creditor purporting to be entitled to the benefit of such contractual subordination. The Plan provides that on the Effective Date, all Senior Creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and shall be permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan.

   9. Conditions Precedent to Confirmation of the Plan.

     The Plan provides that the Plan shall not be confirmed unless and until the following conditions precedent have been satisfied unless waived in writing by the party identified next to the particular conditions: (i) the Debtors shall have received a commitment, in form and substance acceptable to the Lenders and the Committee, to provide the New Working Capital/Term Debt Facility (Lenders and Committee); (ii) the aggregate amount of Unsecured Claims as of the Confirmation Date shall not exceed $20 million (Committee); and (iii) the Debtors shall have disclosed the identity of the members of the Reorganized Boards of Directors (no waiver).

   10. Conditions Precedent to Effectiveness of the Plan.

     The Plan provides that the Plan shall not become effective unless and until the following conditions precedent have been satisfied unless waived in writing by the party identified next to the particular condition: (i) the Bankruptcy Court shall have entered the Confirmation Order (no waiver), (ii) the Reorganized Debtors shall have entered into the New Working Capital/Term Debt Facility and shall have credit availability thereunder to provide the Reorganized Debtors with an amount reasonably necessary to fund the working capital requirements of the Reorganized Debtors (Lenders and Committee), and
(iii) the New Senior Note Indenture shall have been qualified under the Trust Indenture Act (Lenders).

     The Plan further provides that, if the conditions precedent to the effectiveness of the Plan have not been satisfied or have not been waived, and upon a filing of a notice with the Bankruptcy Court by the Debtors in accordance with the Plan then (i) no distributions under the Plan shall be made, (ii) all of the Debtors' obligations in respect of Claims or Equity Interests shall remain unchanged and restored as if the Confirmation Date had not occurred,
(iii) the Debtors shall not have been substantively consolidated and (iv) the Confirmation Order, if entered, shall be vacated.

D. MISCELLANEOUS PROVISIONS.

   1. Modification of the Plan.

     The Plan provides that the Debtors may alter, amend, or modify the Plan at any time prior to the Confirmation Date in accordance with section 1127 of the Bankruptcy Code only upon the written consent of the Committee and the Lenders. The Plan further provides that other than as to the provisions set forth in
Article XII of the Plan (Effects of Confirmation) and Article XIII of the Plan (Modification of the Plan) or the treatment of SLMI Common Stock Interests contained therein, the Debtors shall alter, amend, or modify the Plan under section 1127 of the Bankruptcy Code at the joint written direction of the Committee and the Lenders. After the Effective Date, the Debtors, with the approval of the Committee and the Lenders, or the Reorganized Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order or to address such matters as may be necessary to carry out the purposes and effects of the Plan. Each holder of a Claim or Equity Interest that has previously accepted the Plan in respect of such Claim shall be deemed to have accepted, without the need for resolicitation, in respect of such Claim any and all modifications to the Plan that do not materially and adversely change the treatment of such Claim or Equity Interest as the case may be.

   2. Retention of Jurisdiction.

     On the Effective Date, each of the Debtors and its property will be released from the custody and jurisdiction of the Bankruptcy Court. Under the Plan, however, the Bankruptcy Court will retain exclusive jurisdiction of all matters arising out of, and related to the Cases and the Plan and for, among other things, purposes including the following: (i) to determine any and all objections to the allowance of Claims; (ii) to determine any and all motions to estimate Claims; (iii) to determine any and all applications for the rejection or assumption of executory contracts or unexpired leases; (iv) to determine any and all adversary proceedings and contested or litigated matters that may be pending on or commenced after the Effective Date; (v) to consider any modifications of the Plan to cure any defect or omission or reconcile any inconsistency in the Plan or in any order of the Bankruptcy Court; (vi) to determine all controversies, suits and disputes in connection with the Plan;
(vii) to hear and to determine other issues presented or arising under the Plan, including to issue any appropriate orders in aid of execution, implementation or enforcement of the Plan and to enforce the Confirmation Order and/or the discharge, or the effect of such discharge, provided to the Debtors; (viii) to determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan; (ix) to ensure that distributions pursuant to the Plan are accomplished; (x) to recover assets of the Debtors and property of their Estates; (xi) to hear and to determine matters concerning state, local and federal taxes; and (xii) to enter a final decree closing the Cases.

                        VIII. IMPLEMENTATION OF THE PLAN

A. SUBSTANTIVE CONSOLIDATION OF THE DEBTORS.

     As more fully set forth in Section VI. of this Disclosure Statement, as a part of the Settlement, the Plan provides that on the Effective Date, solely for the purpose of implementing the Plan and making distributions to Claimants and holders of SLMI Common Stock Interests: (i) all assets and liabilities of the Debtors shall be treated as if merged into a single entity; (ii) all guarantees of any Debtor of the payment, performance or collection of obligations of another Debtor shall be eliminated and cancelled; (iii) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation and such guaranties shall be deemed a single Claim against the consolidated Debtor's estate; (iv) all joint obligations of two or more Debtors and all multiple Claims against such entities on account of such joint obligations, shall be treated only as a single Claim against the consolidated Debtor; (v) each claim filed in the chapter 11 case of any Debtor shall be deemed filed against the consolidated Debtor and a single obligation of the consolidated Debtor; (vi) all Equity Interests owned by any of the Debtors in any other Debtor shall be eliminated; and (vii) all intercompany claims held by any Debtor (either directly or through another Debtor) against any other Debtor shall be deemed settled and paid, to the extent such Debtor makes available its assets to fund a distribution made to any Claimant on behalf of any other Debtor, and otherwise, all intercompany claims by and among the Debtors, shall be eliminated. The Plan further provides the Debtors are and shall remain from and after the Effective Date separate legal entities under applicable non-bankruptcy law, and Reorganized SLMI shall continue to own 100% of the authorized, issued and outstanding capital stock of each Reorganized Subsidiary.

B. CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS.

     The Plan provides that, except as expressly provided therein, on the Effective Date, all securities, instruments, instruments of indebtedness, guarantees and agreements governing any Claims or Equity Interests, including the Adequate Protection Orders, the Note Purchase Agreements, the Credit Agreement, SLMI's Old Certificate of Incorporation and pre-Petition Date stock options and stock option plans shall be cancelled and terminated. In addition, the Plan provides that the obligations of the Debtors under any of the foregoing and any and all other agreements, indentures, deeds, guarantees and/or certificates of designations governing, securing, guaranteeing or relating to the Claims and Equity Interests shall be discharged. The Plan specifies that holders of such instruments shall have no rights thereunder, including, any subordination or subrogation rights, except the right to receive distributions, if any, provided for in the Plan.

C. SURRENDER OF INSTRUMENTS.

     The Plan requires that each holder of a promissory note, document, share certificate or other instrument evidencing a Claim or SLMI Common Stock Interest surrender such promissory note, document, share certificate or other instrument to the Reorganized Debtors or their designee, and the Reorganized Debtors shall distribute or shall cause to be distributed to the holders thereof the appropriate distribution of property as and if required by the Plan. The Plan specifically provides that no distribution of property shall be made to or on behalf of any holders of Claims or SLMI Common Stock Interests unless and until such promissory note, document, share certificate or other instrument is received by the Reorganized Debtors or their designee. The Plan provides that any holder of a Claim or SLMI Common Stock Interest that fails to surrender any underlying instrument (or meet other applicable provisions of surrender under the Plan) within two (2) years after the Effective Date shall be deemed to have forfeited all rights, Claims, and interests related thereto, shall not participate in any distribution under the Plan and all property in respect of such forfeited distribution, including interest or dividends accrued thereon, if any, shall be treated as if held by the Debtors or the Reorganized Debtors on account of a Disputed Claim that is disallowed pursuant to Final Order and shall be distributed in accordance with the terms of the Plan.

              IX. PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN

A. DISBURSING AGENT.

     The Plan provides that subject to approval by the Bankruptcy Court, an entity, if any, designated by the Debtors or the Reorganized Debtors, shall serve as Disbursing Agent and shall distribute to the holders of Allowed Claims, the cash, Issued New Common Stock and the New Senior Secured Notes to be distributed under the Plan and to the holders of SLMI Common Stock Interests, the New Warrants to be distributed under the Plan. The Debtors will disclose the identity of the Disbursing Agent, if any, at or prior to the Confirmation Hearing.

B. SUBSEQUENT DISTRIBUTIONS.

     The Plan provides that in the absence of contrary written notice of assignment or change of address, the Reorganized Debtors or the Disbursing Agent shall make subsequent distributions to record holders of Allowed Claims as of the Record Date at the Claimant's address set forth in its proof of Claim or in the schedules (whichever is later). The Plan further provides that in the absence of contrary written notice of assignment or change of address, all distributions to holders of Allowed SLMI Common Stock Interests shall be made to such holders at the holder's address set forth in the books of the Debtors' stock transfer agent as of the Record Date. The Record Date is defined in the Plan as the date the Bankruptcy Court enters an Order approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

C. SETOFFS.

     The Plan provides that the Reorganized Debtors may, but shall not be required to, set off against any Claim and the payments or distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever the Debtors and/or the Reorganized Debtors may have against the holder thereof, but neither the failure to do so nor the allowance of any Claim thereunder, for voting or other purposes, shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that they may have against such holder.

D. DISTRIBUTION OF UNCLAIMED PROPERTY.

     The Plan provides that except as otherwise provided therein, any distribution of property which is unclaimed after two (2) years following the later of the Effective Date or the date such distribution was to be made shall be treated as if held on account of a Disputed Claim that is disallowed pursuant to Final Order, shall revert to the Reorganized Debtors and that the Confirmation Order will provide that any term otherwise permitted under the Bankruptcy Code shall have been waived.

E. FRACTIONAL INTERESTS.

     The Plan provides that only whole numbers of shares of Issued New Common Stock and New Warrants shall be issued to holders of Allowed Claims or an Allowed SLMI Common Stock Interests, as the case may be. When any distribution on account of an Allowed Claim or SLMI Common Stock Interest would result in the issuance of a number of shares of Issued New Common Stock or New Warrants, as the case may be, that is not a whole number, the actual distribution of such Issued New Common Stock or New Warrants shall be rounded to the next higher or lower whole number, whichever is closer.

F. FORM OF PAYMENT.

     The Plan provides that all cash payments to be made to the holders of Allowed Claims pursuant to the Plan, shall at the option of the Debtors, with the consent of the Lenders and the Committee, or the Reorganized Debtors, be made either (i) by check made payable to the holder of the Allowed Claim and mailed by regular first class mail, or (ii) by wire transfer to an account designated by the holder of an Allowed Claim, provided, however, that any payment in excess of $500,000 shall be made by wire transfer. All distributions made to holders of Allowed Claims by check shall be deemed made when deposited by the Reorganized Debtors or the Disbursing Agent in the United States or Canadian mail.

G. OBJECTIONS TO AND ESTIMATION OF CLAIMS AND PROSECUTION OF DISPUTED CLAIMS.

     Under the provisions of the Bankruptcy Code, the Debtors may object, on appropriate grounds, to the allowance of any Claims filed with the Bankruptcy Court. Under the provisions of the Plan and unless otherwise ordered by the Bankruptcy Court, the Debtors and the Reorganized Debtors reserve the right to and shall object to the allowance of Claims listed in the Schedules or filed with the Bankruptcy Court with respect to which they dispute liability in whole or in part and the characterization of a Claim as secured or unsecured, except for Lender Claims and Senior Note

Claims which are deemed to be Allowed Claims pursuant to the Settlement. The Plan provides that subject to further extension by the Bankruptcy Court with or without notice, all objections to the allowance of Claims shall be filed on or before the Effective Date. All objections shall be litigated to Final Order. However, the Plan reserves the right of the Debtors or the Reorganized Debtors to compromise, to settle, to withdraw or to resolve by any other method approved by the Bankruptcy Court, any such objections to Claims.

     Under the Plan, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any such contingent or unliquidated Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the amount of such Claim or a maximum limitation on the amount of such Claim, as determined by the Bankruptcy Court to the extent permissible under the Bankruptcy Code. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment or distribution on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

H. PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS.

     The Plan provides that no partial payments and no partial distributions shall be made with respect to a Disputed Claim until such Claim becomes an Allowed Claim, in whole or in part. In terms of distribution, the Plan provides that, on the first Subsequent Distribution Date that is at least ten (10) Business Days after a Disputed Claim (or portion thereof) becomes an Allowed Claim, the holder of such Allowed Claim shall receive all payments and/or distributions to which such holder would have been entitled under the Plan had such Claim been an Allowed Claim on the Effective Date.

I. RESERVES FOR DISPUTED CLAIMS.

     The Plan provides that if Disputed Claims exist with respect to Claims receiving cash under the Plan (other than with respect to the Cash Option), the Reorganized Debtors shall hold for the benefit of each such holder of a Disputed Claim, the cash in an amount that would have been paid to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of
(i) the amount of the Claim filed with the Bankruptcy Court or, if no Claim was filed, the amount listed by the Debtors in the Schedules as not disputed, contingent or unliquidated and (ii) the amount, if any, as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code. The Plan further provides that if a Disputed Claim in such a Class becomes an Allowed Claim, on the first Subsequent Distribution Date that is at least ten (10) Business Days after such allowance the Reorganized Debtors or the Disbursing Agent shall pay to the holder thereof cash in an amount equal to the cash such holder would have received on account of such Claim if such Claim had been an Allowed Claim in such amount as of the Effective Date plus any interest actually earned on such cash. If a Disputed Claim in any Class receiving cash under the Plan is later allowed in an amount greater than the amount reserved for such Disputed Claim, the excess amount to which such Claimant is entitled under the Plan shall be paid by the Reorganized Debtors to the extent available from general operating funds (together with interest thereon at the same rate as earned by cash reserved for Disputed Claims). The Plan further provides that cash, if any, reserved by the Reorganized Debtors on account of Disputed Claims shall be set aside, segregated and, to the extent practicable, held in interest-bearing deposits or certificates of deposit. If a Disputed Claim in any Class receiving cash under the Plan is disallowed, in whole or in part, by Final Order the cash (including the interest accrued thereon) reserved on account of such Claim (or portion thereof) that has been disallowed shall revert to the Reorganized Debtors.

     The Plan provides that if Disputed Claims exist in Class 7 (Maska U.S. Unsecured Claims) or Class 8 (Non-Maska Unsecured Claims), the Disbursing Agent shall hold in reserve for the benefit of each holder of such a Disputed Claim, Issued New Common Stock in an amount equal to the distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim on the Effective Date in an amount equal to the lesser of (i) the amount of the Claim filed with the Bankruptcy Court or, if no Claim was filed, the amount listed by the Debtors in the Schedules as not disputed, contingent or unliquidated and (ii) the amount as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code provided that in connection with such estimation, the Bankruptcy Court enters a Final Order setting such estimate as the maximum amount of such Claim for purposes of the Plan. If a Disputed Claim in any such Class becomes an Allowed Claim, on the first Subsequent Distribution Date that is at least ten (10) Business Days after such allowance, the Disbursing Agent shall issue to the holder thereof the amount of Issued New Common Stock such holder is entitled under the provisions of the Plan, including any dividends or other distributions that would have been paid or distributed to holders of Disputed Claims had such Claims been Allowed Claims as of the Effective Date. If a Disputed Claim in any such Class is disallowed, in whole or in part, pursuant to Final Order, on the first Subsequent Distribution Date that is at least ten (10) Business Days after such disallowance, the Disbursing Agent or the Reorganized Debtors shall (i) first, reallocate the shares of Issued New Common Stock that had been reserved on account of such disallowed Disputed Claim (the "Reserved Shares") to the holders of then Allowed and Disputed Claims in Classes 6, 7 and 8 as follows: 78.745% of such Reserved Shares to the holder of the Claims in Class 6; 16.577% of such Reserved Shares to the holders of then Allowed and Disputed Claims in Class 7; and 4.678% of such Reserved Shares to the holders of then Allowed and Disputed Claims in Class 8 and (ii) second issue to each holder of Allowed Claims in each such Class and allocate to the reserves established for remaining Disputed Claims in each such Class, Pro Rata, the Reserved Shares that have been so reallocated to such Class in accordance with clause (b) of Section 6.C.2. of the Plan.

          X. PROVISIONS REGARDING GOVERNANCE OF THE REORGANIZED DEBTORS

A. MANAGEMENT OF THE REORGANIZED DEBTORS.

     The Plan provides that on the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the Reorganized Board of Directors of each of the Reorganized Debtors, who shall thereafter have the responsibility for the management, control and operation of the Reorganized Debtors. The Reorganized Board of Directors of Reorganized SLMI shall consist of two (2) members selected by the Lenders, two (2) members selected by the Committee and the Chief Executive Officer of Reorganized SLMI. The Reorganized Board of Directors of SLMI will be subject to the provisions of the Amended SLMI Certificate of Incorporation and the Amended SLMI By-Laws. The Plan further provides that the Reorganized Boards of Directors of the Reorganized Subsidiaries shall consist of directors, officers or employees of Reorganized SLMI and/or Reorganized Subsidiaries or such individuals whose names shall be disclosed at or prior to the Confirmation Hearing. The corporate governance arrangement, including the terms of office of directors, is still under discussion.

     The Plan further provides that except as otherwise disclosed by the Debtors at or prior to the Confirmation Hearing with the consent of the Lenders and the Committee, the officers of the respective Debtors immediately prior to the Effective Date shall serve as the initial officers of the respective reorganized Debtors on and after the Effective Date in accordance with the certificates of incorporation or by-laws of the Reorganized Debtors and any applicable non-bankruptcy law.

B. CERTIFICATES OF INCORPORATION AND BY-LAWS.

     The Plan provides that the certificates of incorporation and by-laws of each of the Reorganized Subsidiaries shall be amended and restated effective on the Effective Date, to the extent necessary, (a) to prohibit the issuance of non-voting equity securities in accordance with section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such articles of incorporation as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the directors or stockholders of the Debtors, the Debtors-in-Possession or the Reorganized Debtors unless specifically required by non-bankruptcy law.

     The Amended SLMI Certificate of Incorporation will, among other things, authorize Reorganized SLMI to issue up to fifteen (15) million shares of Authorized New Common Stock. Reorganized SLMI will also be authorized to issue the New Senior Secured Notes, the New Warrants to purchase up to 300,000 shares of Authorized New Common Stock. For a description of the Authorized New Common Stock and the New Warrants, see Section XI. of this Disclosure Statement.

C. CORPORATE ACTION.

     The Plan provides that on the Effective Date, the following actions shall be and be deemed authorized and approved in all respects (subject to the provisions of the Plan) without further act or action under applicable law, regulation, order or rule: (i) the filing by Reorganized SLMI of the Amended SLMI Certificate of Incorporation and the Amended SLMI By-Laws, (ii) the filing by each of the Subsidiary Debtors of an amended certificate of incorporation and amended by-laws to the extent necessary, (iii) the issuance of the Issued New Common Stock, (iv) the issuance of the New Warrants, (v) the execution, delivery and performance of the New Working Capital/Term Debt Facility, (vi) the issuance of the New Senior Secured Notes, (vii) the execution, delivery and performance of the New Senior Note Indenture, and (viii) the issuance of Authorized New Common Stock in accordance with the Incentive Plan. In addition, the Plan provides that on the Effective Date, any and all other matters provided for under the Plan or reasonably necessary to consummate the Plan involving corporate structure of the Reorganized Debtors or involving corporate action by the directors and/or shareholders of the Reorganized Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to section 303 of the Delaware General Corporation Law, similar provisions of other state statutes, section 422A of the Tax Code, the rules and regulations issued thereunder, section 16 of the 34 Act, the rules and regulations issued thereunder and any other applicable law, without any requirement of further action by the directors or shareholders of the Debtors or the Reorganized Debtors, to the extent not prohibited pursuant to non-bankruptcy law. In addition, the Plan provides that on the Effective Date, or as soon thereafter as is practicable, Reorganized SLMI shall file with the Secretary of State of Delaware the Amended SLMI Certificate of Incorporation in accordance with the Plan and the Reorganized Debtors and their appropriate officers on behalf of the Reorganized Debtors are authorized and directed to take all necessary and appropriate actions to execute and to deliver the documents and instruments set forth in the Plan and to effectuate the transactions contemplated by the Plan and Disclosure Statement, including executing and filing all documents required pursuant to applicable laws of jurisdictions outside of the United States.

           XI. NEW EQUITY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

     THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF ISSUED NEW COMMON STOCK AND NEW WARRANTS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PERTINENT SECTIONS OF THE PROPOSED FORM OF THE AMENDED SLMI CERTIFICATE OF INCORPORATION.

     Upon effectiveness of the Amended SLMI Certificate of Incorporation, Reorganized SLMI will have fifteen (15) million shares of Authorized New Common Stock ($.01 par value), which as of the Effective Date will represent one hundred percent (100%) of the equity of Reorganized SLMI. Pursuant to the Plan, Reorganized SLMI will issue six and one-half (6.5) million shares of Issued New Common Stock (as adjusted to take account of fractional interests pursuant to the Plan). Pursuant to the Plan, 38% of the Issued New Common Stock will be issued to the Lender Agent to be distributed to the Lenders(15) and 62% of the Issued New Common Stock will be issued in respect of Allowed Unsecured Claims (and the NHLE Claims) as set forth in the Plan. Reorganized SLMI will maintain all Authorized New Common Stock that is not issued on the Effective Date, including authorized New Common Stock to be issued in respect of the New Warrants, pursuant to the Employee Plan, or as otherwise appropriate.

     The holders of Issued New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Issued New Common Stock will be entitled to receive ratably such dividends as may be declared by the Reorganized Board of Directors of Reorganized SLMI out of funds legally available therefor. It is presently intended that Reorganized SLMI will retain earnings for working capital and to fund capital expenditures; accordingly, Reorganized SLMI does not anticipate paying any dividends on Issued New Common Stock in the foreseeable future. Holders of Issued New Common Stock will have no preemptive rights and will have no rights to convert their Issued New Common Stock into any other securities, and there will be no redemption provisions with respect to such shares. All outstanding shares of Issued New Common Stock to be issued pursuant to the Plan will, upon such issuance, be fully paid and nonassessable. The Amended SLMI Certificate of Incorporation will not authorize any shares of preferred stock or other stock ranking senior to Authorized New Common Stock in respect of the payment of dividends or the distribution of assets. See "Risk Factors--Lack of Established Market for the New Common Stock; Volatility." Reorganized SLMI will apply for the listing of the

-------------------
(15) The Lenders have advised the Debtors and the Committee that, pursuant to an agreement entered into in August 1996, the Lenders have sold their Issued New Common Stock, on a "when-issued" basis, to Wellspring for $8.50 per share. Assuming consummation of this transaction, Wellspring will be the largest single shareholder of Reorganized SLMI.

Issued New Common Stock on the NASDAQ National Market System, unless directed otherwise by the Lenders and the Committee.


     The Plan further provides that the Confirmation Order will provide that the issuance of the Issued New Common Stock, the New Warrants and the New Senior Secured Notes pursuant to the Plan shall be exempt from any and all federal, state and local laws requiring the registration of such security, to the extent provided by section 1145 of the Bankruptcy Code.

     In addition, the Plan provides that as soon as practicable after the Effective Date, or such longer time as may be required to prepare the necessary financial statements, Reorganized SLMI shall file, at its expense, the Shelf Registration Statement. The Plan further provides that Reorganized SLMI shall use its best efforts to have the Shelf Registration Statement declared effective as soon as practicable after such filing and to keep the Shelf Registration Statement continuously effective until the fourth anniversary of the effective date thereof. No securities other than Issued New Common Stock and New Senior Secured Notes shall be included in the Shelf Registration Statement unless the holders of a majority of the outstanding shares of the Issued New Common Stock consent to such inclusion. At the request of either the Lenders or the Committee, Reorganized SLMI shall file a separate Shelf Registration Statement for the Issued New Common Stock and the New Senior Secured Notes. Reorganized SLMI shall also, if necessary, supplement or make amendments to the Shelf Registration Statement.

     The Plan also provides for the issuance of New Warrants to holders of SLMI Common Stock Interests to purchase up to 300,000 shares of Authorized New Common Stock. Each Warrant will entitle the holder thereof to purchase for cash one share of Authorized New Common Stock for an amount equal to $16.92 subject to adjustment for certain stock splits, stock dividends recapitalization and other similar events. The New Warrants will expire on the fifth anniversary of the date they are issued. The New Warrants also provide the holder thereof the right to exchange its New Warrants for a pro rata share of $500,000, if the Reorganized Debtors are sold for aggregate "consideration" of at least $140,000,000.

     In addition, in connection with the Plan or the transactions leading thereto (and excluding common stock or rights thereto issued by the Reorganized Debtors after the Effective Date, if any) Authorized New Common Stock or rights thereto, in addition to the 6.5 million shares issued under the Plan, are potentially issuable by Reorganized SLMI as follows: (i) pursuant to his employment agreement, Mr. Gerald Wasserman has been granted stock options to acquire up to 10% of Reorganized SLMI's common stock; (ii) holders of Allowed SLMI Common Stock Interests are receiving pursuant to the Plan New Warrants to acquire 300,000 shares; and (iii) members of the Debtors' management have rights to acquire 75,000 (maximum) shares upon meeting certain performance criteria for 1996 (which, based upon current projections will not be met).

             XII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
                 TO THE ISSUED NEW COMMON STOCK AND NEW WARRANTS
                        TO BE DISTRIBUTED UNDER THE PLAN

     In reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended, (the "1933 Act") and state securities and "blue sky" laws afforded by section 1145 of the Bankruptcy Code, the Issued New Common Stock to be issued on the Effective Date pursuant to the Plan and the New Warrants to be issued on the Effective Date pursuant to the Plan and the shares of Authorized New Common Stock issuable upon exercise of the New Warrants will not need to be registered under the 1933 Act or any state securities or "blue sky" laws. Accordingly, shares of Issued New Common Stock, and the New Warrants and the shares of Authorized New Common Stock issuable upon exercise of the New Warrants issued pursuant to the Plan may be resold by any holder without registration under the 1933 Act or other Federal securities laws pursuant to the exemption provided by section 4(1) of the 1933 Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (a "Statutory Underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration on the state level pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under Federal or state law in any given instance and as to any applicable requirements or conditions to the availability thereof.

     Wellspring, the proposed funder of the Cash Option, has advised the Debtors that it intends to rely upon, and the Debtors intend to rely upon, a private placement exemption from the registration requirements of the 1933 Act for the Issued New Common Stock Wellspring receives pursuant to the Cash Option.

     Section 1145(b) of the Bankruptcy Code defines a Statutory Underwriter for purposes of the 1933 Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities or (iv) is a controlling person of the issuer of the securities.

     Entities deemed to be Statutory Underwriters may be able to sell securities without registration pursuant to the provisions of Rule 144 under the 1933 Act which, in effect, permit the public sale of securities received pursuant to a chapter 11 plan by Statutory Underwriters subject to the availability of public information concerning Reorganized SLMI, volume limitations and certain other conditions. Entities who believe they may be Statutory Underwriters under the definition contained in section 1145 of the Bankruptcy Code are advised to consult their own counsel with respect to the availability of the exemption provided by such Rule.

     Accordingly, the Plan provides that as soon as reasonably practicable after the Effective Date, Reorganized SLMI shall file, at its expense, the Shelf Registration Statement under the 1933 Act. Reorganized SLMI shall use its best efforts to have the Shelf Registration Statement declared effective as soon as practicable after such filing and to keep the Shelf Registration statement continuously effective until the fourth anniversary of the effective date thereof. No securities other than Issued New Common Stock and New Senior Secured Notes shall be included on the Shelf Registration Statement unless the holders of a majority of the outstanding shares of the Issued New Common Stock consent to such inclusion. At the request of either the Lenders or the Committee, Reorganized SLMI shall file a separate Shelf Registration Statement for the Issued New Common Stock and the New Senior Secured Notes. Reorganized SLMI shall also, if necessary, supplement or make amendments to the Shelf Registration Statement.

     Holders of Issued New Common Stock that are deemed to be Statutory Underwriters may be able to sell securities without registration pursuant to the provisions of Rule 144 under the 1933 Act or, alternatively, pursuant to the Shelf Registration Statement.

                           XIII. NEW DEBT INSTRUMENTS

A. NEW SENIOR SECURED NOTES.

     THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE NEW SENIOR SECURED NOTES DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE NEW SENIOR SECURED NOTES AND THE NEW SENIOR NOTE INDENTURE.

     The Plan provides that on the Effective Date, Reorganized SLMI will issue to the Lender Agent, for distribution by the Lender Agent, to the Lenders pursuant to the Credit Agreement, New Senior Secured Notes in an aggregate principal amount equal to the excess, if any, of $73.973 million (less the amount of any distributions made to the Lenders from any Debtor or any of the Affiliated Debtors on or after July 16, 1996 on account of the Lender Claims) over the amount of Available Cash distributed to the Lenders on the Effective Date.

     The New Senior Secured Notes will have a term of seven (7) years and the principal amount thereof will begin to amortize commencing in the fifth year after the Effective Date. Interest on the New Senior Secured Notes will be due and payable semi-annually in the following amounts: (i) 10.00% per annum in cash and (ii) subject to the immediately following paragraph, 4% per annum payable in kind ("PIK").

     At the option of the Reorganized Debtors, all or part of the first semi-annual interest payment may be paid in PIK interest only. In addition, the PIK interest payable on the New Senior Secured Notes will be permanently reduced
(i) to 2.00% per annum, if, after consummation of the Plan, the Reorganized Debtors' earnings before interest, taxes, depreciation and amortization ("EBITDA") for any four (4) consecutive quarters is more than $18 million and less than $25 million, and (ii) to 0% per annum if, after consummation of the Plan, the Reorganized Debtors' EBITDA for any four (4) consecutive quarters is more than $25 million.

     All or a portion of the New Senior Secured Notes may be prepaid by the Reorganized Debtors at any time, by paying an amount equal to 101% of the principal amount to be prepaid, plus all accrued and unpaid interest.

     The New Senior Secured Notes will be secured by a lien, subordinate only to the liens granted to the lender(s) under the New Working Capital/Term Debt Facility on substantially all of the assets of the Reorganized Debtors. The New Senior Secured Notes will contain covenants, representations and other standard terms customary for such types of transactions, to be agreed upon the Debtors, the Lenders and the Committee.

B. NEW WORKING CAPITAL/TERM DEBT FACILITY.

     Confirmation of the Plan is predicated and conditioned upon the Debtors or Reorganized Debtors entry into the New Working Capital/Term Debt Facility. This facility will provide for, among other things, agented loans (revolving and/or term) to fund the Reorganized Debtors' post-Effective Date working capital requirements and to provide financing to fund certain cash payments required by the Plan, including letter of credit subfacilities, pursuant to which the Reorganized Debtors will or will be able to borrow in accordance with a formula tied to cash, eligible accounts receivable, eligible inventory and perhaps other assets. The loans outstanding from time to time will be secured on a first priority basis by the assets upon which the formula is based and perhaps all of the Reorganized Debtors' assets. In addition, the New Working Capital/Term Debt Facility, will include interest rates, fees, charges, covenants, obligations and representations customary in a transaction and financing of this nature.

     The Debtors are currently evaluating and negotiating initial proposals they have received from lending institutions interested in providing this facility. The Debtors anticipate that they will be in a position to identify the proposed lender soon after the hearing on the Disclosure Statement. Finalization and entry into this facility is an express condition precedent to the Plan. The Debtors anticipate that they will be in a position to satisfy this condition.

                            XIV. CERTAIN RISK FACTORS

     CLAIMANTS AND HOLDERS OF SLMI COMMON STOCK INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR TO REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A. LACK OF ESTABLISHED MARKET FOR SECURITIES; VOLATILITY.

     There is no existing market for the Issued New Common Stock and the New Warrants. In addition, there can be no assurance regarding the development of an active market or the degree of price volatility if any such market should develop. Accordingly, no assurance can be given that a holder of Issued New Common Stock or New Warrants will be able to sell such securities in the future or as to the price at which any such sale may occur. If such a market were to exist, Issued New Common Stock and the New Warrants could trade at prices which depend upon many factors, including the market price for similar securities, industry and general economic conditions and the performance of, and investor expectations for, the Reorganized Debtors.

     Reorganized SLMI will apply for the listing of the Issued New Common Stock on the NASDAQ National Market System, and will use reasonable efforts to obtain such listing, unless directed otherwise by the Lenders and the Committee. However, there is no assurance that such a listing will be obtained or can be maintained. See "New Common Stock To Be Issued Pursuant to the Plan." The Issued New Common Stock will be issued pursuant to the Plan to certain holders of Allowed Claims, and certain of these Claimants may prefer to sell their Issued New Common Stock rather than to hold their shares as an investment on a long-term basis. Accordingly, it is anticipated that the market for Issued New Common Stock will be volatile, at least for an initial period after the Effective Date. Moreover, while the Plan was developed based upon certain assumptions for Issued New Common Stock, such assumptions are not a prediction of trading prices of Issued New Common Stock after the Effective Date. Issued New Common Stock may trade at substantially lower prices as a result of a number of factors, including the risk factors set forth herein. The trading prices of securities issued under a plan of reorganization are subject to unforeseeable circumstances and therefore cannot be predicted. Pursuant to the Plan, Reorganized SLMI is required to file the Shelf Registration Statement in connection with the Issued New Common Stock. See "Applicability Of Federal Securities Laws."

B. DISPUTED CLAIMS; DILUTION.

     The potential aggregate amount of the Disputed Claims may be material. In addition, the total amount of all Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Unsecured Claims assumed in the development of the Plan. The actual aggregate amount of ultimately Allowed Claims in any Class may differ significantly from the estimates set forth in "Summary of the Plan -- Summary of Classes and Treatment."(16) Accordingly, the value of the recovery to be received by any particular holder of an Allowed Unsecured Claim may be adversely affected by the aggregate amount of Unsecured Claims which ultimately become Allowed Claims. Consequently, the actual percentage recovery in respect of any particular Allowed Claim will not be known until all Disputed Claims have been resolved. Likewise, there is no way of knowing the precise recovery or percentage ownership interest in the Reorganized Debtors attributable to any Claimant. The percentage ownership interests of Issued New Common Stock set forth in the Plan may be diluted by the issuance of Authorized New Common Stock pursuant to the Incentive Plan, upon the exercise of the New Warrants or otherwise.

     Specifically, in connection with the Plan or the transactions leading thereto and excluding common stock or rights thereto issued by the Reorganized Debtors after the Effective Date, if any, Authorized New Common Stock or rights thereto representing 1,025,000 shares, in addition to the 6.5 million shares issued under the Plan, are potentially issuable by Reorganized SLMI as follows:
(i) Mr. Gerald Wasserman has four (4) options and rights to acquire further options upon meeting certain performance criteria, at varying exercise prices, to acquire 650,000 shares; (ii) holders of Allowed SLMI Common Stock Interests have New Warrants to acquire 300,000 shares; and (iii) members of the Debtors' management have rights to acquire 75,000 (maximum) shares upon meeting certain performance criteria for 1996 (which based upon current projections such performance criteria will not be met).

C. REFINANCING.

     Following the Effective Date, the Reorganized Debtors' seasonal working capital borrowings and letters of credit requirements are anticipated to be funded pursuant to the New Working Capital/Term Credit Facility. For a general description of the New Working Capital/Term Credit Facility, see Section XIII.B. of this Disclosure Statement. There can be no assurance that the Reorganized Debtors, upon expiration of the New Working Capital/Term Credit facility, will be able to obtain replacement financing to fund future seasonable borrowings and letters of credit, or that such replacement financing, if obtained, would be on terms equally beneficial to the Reorganized Debtors. Furthermore, there can be no assurance that the Reorganized Debtors will be able to refinance the New Senior Secured Notes upon their maturity, should such a need arise.

D. LOSS OF KEY PERSONNEL.

     The success of the Reorganized Debtors will be highly dependent upon the services of their key employees. The loss of key employees of the Reorganized Debtors could have an adverse impact on the Reorganized Debtors' ability to implement successfully its business strategies and achieve its business plans. There is no assurance that the Reorganized Debtors will be able to retain the services of its current key executives or to effect a timely and cost-comparable replacement of any such executives who leave the Reorganized Debtors. Although the Debtors have adopted the Employee Plan, which will survive confirmation and be binding on the Reorganized Debtors in all respects, given their history of financial difficulties, the Reorganized Debtors may have problems retaining current key personnel who are unable or unwilling to continue in their present roles, and also problems attracting other skilled persons to such positions. In this regard, the Debtors recently received the resignation of Jon Hodgins, their Senior Vice President, Marketing.

E. PRODUCT LIABILITY CLAIMS.

     Products that may be developed, licensed or sold by the Debtors may expose the Debtors to potential liability from claims by end-users of such products. The Debtors are currently a defendant in various product liability lawsuits with varying amounts of insurance coverage. The Debtors believe that, based on the facts of these pending lawsuits, any losses and defense costs resulting from such claims will be within any applicable insurance coverage (other than as set forth in Section V.B. of this Disclosure Statement), although there can be no assurance that this will be true. However, adverse outcomes of these pending lawsuits could have materially adverse effects on the Debtors' financial conditions. The Debtors currently maintain products liability insurance coverage of approximately $26.5 million with respect to future product liability claims. There can be no assurance that the Debtors will be able to maintain such

---------------------
(16) As described above, the Plan provides that if the total amount of Maska U.S. Unsecured Claims and Non-Maska Unsecured Claims exceeds $20 million, the Plan may not be confirmed unless the Committee waives such condition.

coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

F. RELIANCE ON LICENSING AGREEMENTS.

     The Debtors market many of their products under licenses for well-known trademarks and likenesses. Except for licenses relating to NHL-branded products which accounted for approximately 17% of the Debtors' net sales in 1995, no one license or group of related licenses accounted for more than 5% of the Debtors' net sales in 1995, and the Debtors anticipate that no one license or group of related licenses will account for more than 5% of the Debtors' net sales in 1996. In general, the Debtors' license agreements have terms of one (1) to five
(5) years. While the Debtors have usually been able to renew their licenses upon expiration, there can be no assurance that such licenses will be renewed in the future. In addition, there can be no assurance that one or more of the Debtors' licensed trademarks or characters will not decline in popularity.

     The Debtors' hockey jersey license with the NHLE expires on June 30, 1999. The license formerly was an exclusive license to the Debtors with respect to providing, marketing and distributing authentic game jerseys for all NHL teams; effective July 1, 1996, the Debtors' exclusive license for authentic game jerseys was reduced to thirteen (13) of the twenty-six (26) NHL teams. Starter Inc. has the right to provide, to market and to distribute authentic game jerseys for nine (9) NHL teams, while Nike Inc. has the right to provide, to market and to distribute authentic jerseys for four (4) NHL teams. NHLE has informed the Debtors that it has reduced the Debtors' license for authentic game jerseys by three (3) additional teams beginning in the 1997-98 season. In addition, Starter Inc. and Nike Inc. also have the right to market and to sell replica jerseys for all NHL teams. The loss of the Debtors' licenses with the NHLE could have a materially adverse effect on the Debtors' operations.

G. COMPETITION.

     The sporting goods industry is highly fragmented. The Debtors compete with numerous companies in team related sporting goods, equipment and sports apparel. While the Debtors are renowned for their high quality and innovative products and provide high levels of service to their customers, some of their competitors may have greater financial resources. The Debtors' major competitors include (i) with respect to licensed apparel, Russell Corporation, Champion Products Inc., VF Corp., Nike Inc. and Starter Inc., (ii) with respect to hockey equipment, Canstar Sports Inc. (acquired by Nike Inc. in February 1995) and Karhu Corp.,
(iii) with respect to hockey and figure skates, Canstar, and (iv) with respect to the inline roller skates market, Rollerblade Inc., First Team Sports Inc., Canstar and Variflex Inc.

H. OTHER RISK FACTORS.

     Confirmation and implementation of the Plan will have material federal income tax consequences to holders of Claims, holders of SLMI Common Stock Interests and the Debtors. See "Certain Federal Income Tax Consequences of the Plan" for a discussion of such tax consequences.

     The Debtors' projections are based upon, among other things, the business plan developed for the Reorganized Debtors in its present configuration. The success of the Reorganized Debtors' business plan is subject to a number of uncertainties and contingencies. Although the Debtors believe that the projections in the business plan are achievable, there is no assurance that such projections will be achieved.

             XV. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following is a summary of certain United States federal income tax considerations arising from the transactions that are elements of the Plan to the Debtors to Claimants and to holders of SLMI Common Stock Interests that are individual citizens or residents of the United States or corporations that are created or organized in or under the laws of the United States or any political subdivision thereof. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury regulations promulgated or proposed thereunder, Internal Revenue Service positions and court decisions now in effect. All of the above authorities are subject to change (possibly retroactive) by legislative or administrative action. This summary does not address tax considerations applicable to Claimants that may be subject to special tax rules, such as banks, insurance companies, dealers in securities, tax-exempt entities, S corporations, regulated investment companies, small business investment companies or persons that hold Claims or SLMI Common Stock Interests as part of a straddle or conversion transaction or that have a functional currency other than the U.S. dollar. Each Claimant or holder of SLMI Common Stock Interests should consult its own tax advisor to determine the tax consequences of the Plan in light of its particular circumstances.

     THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. CLAIMANTS AND HOLDERS OF EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE AND OTHER TAX CONSEQUENCES OF THE PLAN. THE STATEMENTS OF UNITED STATES TAX LAW SET OUT BELOW ARE BASED ON THE LAWS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS DISCLOSURE STATEMENT AND ARE SUBJECT TO ANY CHANGES OCCURRING AFTER THAT DATE.

     Due to the complexity of the transactions described herein and in the Plan, the lack of applicable legal precedent and the possibility of changes in law, differences in the nature of the Claims, differences in the Claimants' methods of accounting (including Claimants within the same class) and the potential for disputes as to legal and factual matters, the tax consequences described herein are subject to significant uncertainties. No rulings or determinations by the Internal Revenue Service (the "Service") have been obtained or sought by the Debtors with respect to the Plan and no opinion of counsel has been obtained with respect to the tax aspects of the Plan. NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM OR EQUITY INTEREST.

A. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS.

     On the Effective Date, the Debtors will make cash payments pursuant to the Plan to holders of Allowed Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims and Fleet Claims. On the Effective Date, the Debtors will distribute (i) cash, New Senior Secured Notes and Issued New Common Stock to the holders of Allowed Lender Claims, (ii) Issued New Common Stock (or, in certain cases, cash) to the holders of Allowed Unsecured Claims, (iii) cash to the holders of NHLE Claims and (iv) New Warrants to the holders of Allowed SLMI Common Stock Interests.

   1. Tax Attributes of the Debtors.

     At the close of their 1995 taxable year, the Debtors believe that the consolidated group of United States corporations of which SLMI is the common parent corporation (the "SLMI Group") had approximately $120 million of net operating losses ("NOLs") for federal income tax purposes, almost all of which expire beginning in 2009 (of which approximately $76 million is attributable to SII), and other tax attributes, including approximately $2.6 million of foreign tax credit carryovers which begin to expire in 1999 (all of which are attributable to SII). Unless otherwise specified, references to the Debtors herein are to the Debtors that are members of the SLMI Group, and not to SLMI's non-United States subsidiaries.

     The Debtors expect approximately $63 million of their NOLs and a portion of their other tax attributes to survive after the Effective Date, subject to the potentially significant limitations discussed below, to offset the future taxable income of the Reorganized Debtors. However, NOLs and other tax attributes are subject to review and to possible disallowance by the Service on the audit of any year to which they are carried forward.

   2. Use of Tax Attributes.

     a. Discharge of Indebtedness and Gain/Loss on Transfer of Assets. The Debtors generally will realize a discharge-of-indebtedness amount in respect of each Claim, generally in an amount equal to the difference, if any, between (i) the portion of the Claim (including accrued and previously deducted but unpaid interest) from which the Debtors are, or are deemed to be, discharged (taking into account amounts distributed to holders of Claims under the chapter 11 plan for the Affiliated Debtors) and (ii) the sum of the amount of cash, the issue price of the New Senior Secured Notes, if any, and the fair market value of the Issued New Common Stock, if any, issued in respect of the Claim.

     Because the Debtors are in bankruptcy, these discharge-of-indebtedness amounts generally will not be included in the gross income of the Debtors. Instead, immediately following the close of the taxable year of the Debtors that includes the Effective Date, any such excluded discharge-of-indebtedness amounts will be applied against and will reduce specified tax attributes, beginning with NOLs, of the Debtors.

     As a result of the Plan, and assuming an aggregate issue price for the New Senior Secured Notes equal to their aggregate stated principal amount (as discussed below under "New Senior Secured Notes--Issue Price") and an aggregate fair market value for the Issued New Common Stock of approximately $66 million, the Debtors estimate that they will realize approximately $62 million of discharge-of-indebtedness amounts in connection with the Plan, which will reduce the NOLs of the Debtors by an equal amount. However, if the New Senior Secured Notes are treated as traded on an established market (or exchanged for property that is traded on an established market), then the aggregate issue price of the New Senior Secured Notes may be significantly less than their stated principal amount, in which case the Debtors' discharge-of-indebtedness amount, and resulting corresponding reduction in NOLs, may be significantly larger.

     The foregoing discussion does not address the treatment of intercompany indebtedness owed by one Debtor to another, which will be treated under the Plan either as settled and paid or as discharged. Under special rules applicable to corporations filing consolidated United States federal income tax returns, such as the SLMI Group, the discharge of intercompany indebtedness in bankruptcy will result in discharge-of-indebtedness income for the borrower member of the SLMI Group. However, because the creditor member of the SLMI Group will not be paid for such discharged indebtedness, the creditor member will recognize a bad debt deduction, which should exactly offset the discharge-of-indebtedness income. Thus, there should be no net change in the NOLs of the SLMI Group as a result of the discharge of intercompany indebtedness among SLMI Group members.

     The foregoing discussion also does not reflect the effect of the contemplated bankruptcy liquidation of SII. As stated above, approximately two-thirds of the SLMI Group's NOLs are attributable to SII. Although special consolidated return rules are expected to prevent SLMI from taking a worthless stock deduction to reflect its unreturned investment, as a stockholder, in SII, these rules should permit SLMI to elect to reattribute SII's NOLs to SLMI immediately following the effective date of the chapter 11 plan for the Affiliated Debtors to the extent that such worthless stock deduction is disallowed and the amount of such deduction exceeds SII's insolvency.

     For the taxable year that includes the Effective Date, the Debtors generally will recognize gain or loss on each asset (other than Issued New Common Stock, New Senior Secured Notes and New Warrants) transferred to a Claimant, generally in an amount equal to the difference between the fair market value of an asset and the adjusted tax basis of that asset in the hands of the Debtors. Any such gain or loss should be included in the consolidated gross income of the SLMI Group for the taxable year that includes the Effective Date.

     Taking into account (i) the gain or loss and discharge-of-indebtedness amounts arising under the Plan, (ii) the gain or loss and discharge-of-indebtedness amounts arising under the chapter 11 plan for the Affiliated Debtors and (iii) the reattribution of NOLs and related matters arising from the worthlessness of the stock of SII, the Debtors anticipate that they will have aggregate NOLs of approximately $63 million after the Effective Date. However, there can be no assurance that the Service will concur in the reporting positions on which the NOL calculations are based.

     b. Effect of Section 382. Section 382 of the Tax Code contains very complex rules that may limit the ability of a corporation that undergoes an "ownership change" to use pre-change NOLs to shelter its post-change income. In general, an ownership change occurs when the percentage of the corporation's stock owned by certain "five-percent shareholders" increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable "testing period" (generally the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). A five-percent shareholder, for these purposes, includes, very generally, an individual or entity that directly or indirectly (and taking into account certain attribution rules) owns 5% or more of the value of the corporation's stock during the relevant period, and may include one or more groups of shareholders that in the aggregate own less than 5% of the value of the corporation's stock.

     As a result of the Plan, the Debtors will undergo an ownership change within the meaning of Section 382 on the Effective Date. Consequently, unless
Section 382(1)(5) of the Tax Code applies (as discussed below), for each taxable year after the Effective Date, the ability of the Debtors to use their pre-ownership change NOL carryforwards to shelter income derived in the post-ownership change year will become subject to an annual limitation under
Section 382 (the "Section 382 Limitation"), discussed immediately below.

     In general, the Section 382 Limitation is equal to the product of (i) the fair market value of the corporation's equity immediately before the ownership change and (ii) a specified long-term tax-exempt rate prescribed by the

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Service. The Section 382 Limitation is subject to special rules regarding "net unrealized built-in gains and losses." In general, a corporation has a "net unrealized built-in gain" if the fair market value of its assets immediately before an ownership change exceeds the aggregate adjusted basis of such assets at that time by more than a specified de minimis amount. If a corporation that undergoes an ownership change has a "net unrealized built-in gain," then its general Section 382 Limitation is increased, to the extent of such net unrealized built-in gain and subject to certain other limitations, by any built-in gain recognized during the five-year period beginning with the date of the ownership change. In general, a corporation has a "net unrealized built-in loss" if the fair market value of its assets immediately before an ownership change is less than the aggregate adjusted basis of such assets at that time by more than a specified de minimis amount. If a corporation that undergoes an ownership change has a net unrealized built-in loss, then, to the extent of such net unrealized built-in loss and subject to certain other limitations, any built-in loss recognized during the five-year period beginning with the date of the ownership change is treated as a pre-change loss and is subject to the general Section 382 Limitation described above.

     When an ownership change occurs pursuant to the implementation of a chapter 11 plan of reorganization, the general Section 382 Limitation either (i) is modified pursuant to an election to increase the Section 382 Limitation under
Section 382(l)(6) or (ii) does not apply if the ownership change qualifies under, and the debtor chooses to apply, Section 382(l)(5). Under Section 382(1)(6), in computing the Section 382 Limitation, the value of the stock of Reorganized SLMI would reflect the increased value resulting from any surrender or cancellation of Claimants' Claims in the Plan. Thus, the value of the stock of Reorganized SLMI would be the value of that stock immediately after, rather than before, the Effective Date. However, for these purposes, the value of the stock of Reorganized SLMI issued in connection with the Plan cannot exceed the amount of cash plus the value of any property (including indebtedness of the Debtors) received by Reorganized SLMI in consideration for the issuance of that stock.

     If the Plan qualified under Section 382(1)(5), then the Debtors could avoid entirely the application of the general Section 382 Limitation to the use of their pre-change NOLs and built-in losses, but would be required to reduce their NOLs by the amount of any deduction for interest claimed by the Debtors with respect to any indebtedness converted into Issued New Common Stock for (i) the three-year period preceding the taxable year of the ownership change and (ii) the portion of the year of the ownership change prior to the Effective Date. To qualify under Section 382(1)(5), the shareholders and "qualified creditors" of Reorganized SLMI immediately before the ownership change must own immediately after such change (as a result of being shareholders or creditors immediately before such change) at least 50% of the stock of Reorganized SLMI by vote and value. A creditor is a "qualified creditor" only if the indebtedness either (i) was held by the creditor continuously since at least 18 months before the filing of the bankruptcy case or (ii) arose in the ordinary course of the debtor's trade or business and has been held by the same creditor since it arose. A debtor may, and in some circumstances must, make certain assumptions about the qualification of its creditors for these purposes. It is not clear whether a creditor of a subsidiary that receives stock of the subsidiary's parent corporation is a qualified creditor. In general, for purposes of determining whether the requirements of Section 382(1)(5) are met, any options to acquire stock are treated as exercised if such exercise would cause the loss corporation to fail to qualify under Section 382(1)(5). In addition, under Section 382(1)(5)(D), if SLMI's ownership change qualifies under, and SLMI chooses to use the benefits of, Section 382(l)(5) and a second ownership change with respect to Reorganized SLMI occurs within the two-year period following the Effective Date, then the Section 382(1)(5) exception will not apply to such second change and any NOLs remaining after the second ownership change will be eliminated. A corporation that undergoes an ownership change that qualifies under Section 382(1)(5) may nonetheless elect not to apply the Section 382(1)(5) rules.

     In view of their understanding of the status and ownership of Claims, the Debtors believe that the ownership change arising from the implementation of the Plan may not qualify under Section 382(l)(5). Qualification will depend, in part, upon whether creditors of SLMI's subsidiaries are qualified creditors and upon the percentage of Claimants that opt for cash pursuant to the cash option election (see the discussion under XVI.B "Cash Option Election"). In addition, under a Section 382(l)(5) regime, in order to minimize the likelihood of a second ownership change, the Issued New Common Stock would need to be subject to certain restrictions on transferability, and there can be no assurance that these restrictions in fact would prevent a second ownership change. Accordingly, the projections accompanying the Disclosure Statement assume that the Reorganized Debtors will use their NOLs pursuant to Section 382(1)(6), rather than Section 382(1)(5). Based on an assumed aggregate fair market value (which could be challenged by the Service) of the New Common Stock on the Effective Date of approximately $66 million (taking into account the estimated increase in value resulting from the surrender or cancellation of Claimants' Claims under the Plan) and the long-term tax exempt rate prescribed by the Service of 5.64% (the rate in effect for November,

1996), under Section 382(1)(6), the Reorganized Debtors could use annually approximately $3.7 million of their pre-change NOLs. No assurances are given, however, as to the Reorganized Debtors' actual annual Section 382 Limitation. Unused portions of each year's Section 382 Limitation amount may be carried forward to increase the next year's Section 382 Limitation until a corporation's NOLs expire unused. Since the annual limitation on the use of NOLs under Section 382(1)(6) (as under Section 382 generally) will be highly dependent on the fair market value of the Issued New Common Stock on the Effective Date, the benefits that the Debtors derive from the NOLs may be diminished or increased if the Issued New Common Stock trades on the Effective Date at values below or above those assumed by the Debtors. In addition, under Section 382(1)(6), if the Debtors do not continue their "historic business" (as defined in the Tax Code) during the two-year period following the date of the ownership change, then the NOLs of the Reorganized Debtors effectively will be eliminated in their entirety.

     Under applicable statutes and regulations, the Debtors need not file the election to be governed by Section 382(1)(6) (and not Section 382(1)(5)) until the due date (including applicable extensions) of their federal income tax return for the year in which the Effective Date occurs. Consequently, the Debtors should have at least nine months after the Effective Date to determine whether Section 382(1)(5) would be available and, if so, which Section 382 regime provides them and the Claimants with the greatest economic benefit.

     c. Section 269. Notwithstanding a corporation's compliance with the rules described above, the Service is authorized under Section 269 of the Tax Code to disallow any deduction, credit or other allowance (including the use of NOLs and other tax attributes) if control of a corporation is acquired principally for tax avoidance purposes. Under Section 269, "control" is regarded as the ownership of stock possessing at least 50% of the total combined voting power or value of all classes of stock. A rebuttable presumption exists that a transaction qualifying under Section 382(1)(5) is made principally for tax avoidance purposes, unless the debtor carries on more than an insignificant amount of an active trade or business during and subsequent to the debtor's chapter 11 case. While the Debtors believe this presumption should not apply, the existence of a principal tax avoidance motive by persons acquiring control of the Reorganized Debtors is primarily a question of fact.

   3. Alternative Minimum Tax.

     For purposes of computing a taxpayer's regular federal income tax liability, all of the income recognized in a taxable year may be offset by available NOLs. However, for purposes of the alternative minimum tax ("AMT"), only 90% of a taxpayer's alternative minimum taxable income ("AMTI") may be offset by available NOLs. Therefore, any AMTI recognized by the Debtors will be taxable at a rate of at least 2% (10% of the 20% AMT tax rate).

B. FEDERAL INCOME TAX CONSEQUENCES TO CLAIMANTS.

   1. In General.

     The federal income tax consequences to a Claimant of implementation of the Plan may depend upon, among other things, (i) whether the Claim is a security,
(ii) the time at which the Claim becomes an Allowed Claim, (iii) the time or times at which the Claimant receives consideration in respect of its Claim, (iv) whether the Claimant uses the cash method of accounting or the accrual method of accounting for federal income tax purposes and (v) whether the Claimant has taken a bad debt deduction or a worthless security deduction with respect to all or part of its Claim. The following further describes concerns common to many Claimants.

     a. Securities. Under Section 354 of the Tax Code, generally, an exchange of a Claim for consideration pursuant to the Plan will qualify for tax-free reorganization treatment only if, and to the extent that, stock or "securities" of a Debtor are exchanged for stock or "securities" of that Debtor. Thus, the federal income tax consequences to a Claimant discussed below may depend, in part, upon whether such Claimant's Claim is based upon a "security" of SLMI for federal income tax purposes and whether the consideration received constitutes stock or a "security" of Reorganized SLMI. Whether a debt instrument is a "security" for federal income tax purposes depends upon an overall evaluation of the nature of the debt instrument at the time that it is issued, with the term of the debt instrument usually regarded as the most important factor. Under current law, debt instruments with a five-year term or less generally have not qualified as securities, whereas debt instruments with a ten-year term or more generally have qualified as securities.

     Since the length of time from issuance to maturity of the notes underlying the Senior Note Claims (the "Senior Notes") was ten (10) years, the Debtors believe that the Senior Notes constitute securities for federal income tax purposes. In contrast, the interests arising from the Credit Agreement ("Bank Debt") underlying the Lender Claims

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

consist in part of revolving credit obligations with a term of less than five
(5) years and in part of term loan obligations with a term of six (6) years. The Debtors believe that the revolving credit portion of such Bank Debt is not a security. Although the matter is not free from doubt, the Debtors also believe that the term loan obligations underlying such Bank Debt are not securities. However, because there is no definition of the term "securities" in the Tax Code or in the regulations promulgated thereunder, and the applicable judicial decisions are not entirely consistent, there can be no assurance that the Service or a court will agree with the position taken by the Debtors. Each Claimant is urged to consult its tax advisor regarding the status of its Claim.

     b. Character of Income or Loss. Subject to the discussion of accrued but unpaid interest and market discount below, gain or loss recognized by a Claimant upon the exchange of its Claim for the consideration described in the Plan generally will be characterized as capital gain or loss if the Claim constitutes a capital asset in the Claimant's hands. Such gain or loss will be long-term capital gain or loss with respect to those Claims for which the Claimant's holding period is more than one (1) year. Claims arising out of the extension of trade credit or the performance of personal services generally are not held as capital assets by their original holders. Each Claimant should consult its own tax advisor as to the nature of its Claim.

     c. Market Discount. Generally, a debt instrument will have "market discount" for federal income tax purposes, if the debt instrument is acquired after its original issuance for less than the issue price of such instrument plus the aggregate amount, if any, of original issue discount includable in the income of all holders of such instrument prior to such acquisition. A Claimant with market discount must treat as ordinary income any gain recognized on the satisfaction of such Claim pursuant to the Plan, to the extent that such gain does not exceed the accrued but previously unrecognized market discount on such Claim in the hands of the Claimant. To the extent that a Claim acquired with market discount is exchanged under the Plan in a tax-free transaction for other property, any market discount that accrued but was not recognized with respect to the Claim should be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property should be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.

     d. Consideration Allocable to Interest. A Claimant will recognize ordinary income to the extent that it receives consideration pursuant to the Plan in respect of accrued interest on its Claim that has not already been included for federal income tax purposes in such Claimant's taxable income under its method of accounting. In the event that the amount of consideration allocable to a Claim for interest is less than the amount previously included as interest on the Claim in the Claimant's federal taxable income, it appears that the discharged portion of the interest may be deducted in the Claimant's taxable year in which the Effective Date occurs (or, if later, in the taxable year in which the Claim becomes allowed). In each case, these rules should apply regardless of whether the Claimant otherwise realizes an overall gain or loss in respect of its Claim and regardless of whether tax-free reorganization treatment otherwise applies to the Claimant. However, with respect to original issue discount, a recent technical advice memorandum issued by the Service indicates that a creditor may not claim an ordinary deduction on the receipt in a workout of an amount attributable to original issue discount that is less than the amount of original issue discount previously included in income. Claimants are urged to consult their own tax advisors.

     For purposes of allocating payments between principal and interest for federal income tax purposes, the Plan provides, and the Debtors intend to take the position that, payments under the Plan should be allocated first to principal, up to the full principal amount of a Claim, and then to accrued interest. There can be no assurance, however, that this allocation will be respected. In particular, the Service may assert (i) that the payments must be allocated proportionately between the amount of the Claim representing principal and the amount of the Claim representing accrued interest or (ii) pursuant to allocation rules contained in the Treasury regulations that deal generally with accounting for interest, that the payments must be allocated first to accrued interest.

     e. Basis and Holding Period of Property Received. Except in the case of an exchange treated as a tax-free recapitalization and except for the treatment of the New Senior Secured Notes, (i) the tax basis of any property other than cash received by a Claimant generally will equal the fair market value of such property on the Effective Date and (ii) the holding period of such property will begin on the day following the Effective Date.

     2. Maska U.S. Unsecured Claims, Non-Maska Unsecured Claims, Fleet Claims and NHLE Claims.

     In general, a Claimant that holds a Maska U.S. Unsecured Claim, a Non-Maska Unsecured Claim, a Fleet Claim or an NHLE Claim will recognize income or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of any property (including Issued New Common Stock) received and (ii) the adjusted tax basis, if any, of the Claim in the hands of such Claimant. For this purpose, the adjusted tax basis of a Claim includes, for example, an unpaid amount accrued into income in a prior taxable year. Although the timing may not be clear, any subsequent payments made pursuant to the Fleet Claims should be taken into income to the extent not previously accrued by the Claimant.

   3. Lender Claims.

     The Debtors believe that the Lender Claims are based on instruments that are not securities for federal income tax purposes (see the discussion under "--In General--Securities") and, therefore, that the satisfaction of the Lender Claims pursuant to the Plan will be fully taxable exchanges. Under this approach, a holder of Lender Claims that does not report gain under the installment method generally will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received, the issue price (as discussed below) of the New Senior Secured Notes, increased by the fair market value of the contingent payments payable on such Notes, and the fair market value of the Issued New Common Stock distributed to such holder and (ii) the adjusted tax basis of the Lender Claims in the hands of such holder.

     A holder of a Lender Claim may qualify to report gain, if any, under the installment method. Holders of Lender Claims should consult their own tax advisors regarding the availability of the installment method and whether to elect out of installment sale treatment.

   4. New Senior Secured Notes.

     a. Issue Price. The "issue price" of the New Senior Secured Notes is relevant in determining the discharge-of-indebtedness amounts realized by the Debtors, and the gain or loss realized by a holder of Lender Claims, in connection with the Plan, and in determining whether the New Senior Secured Notes are issued with original issue discount ("OID"). If neither the New Senior Secured Notes nor the Bank Debt is treated as traded on an established market within the 60-day period ending 30 days after the issue date of the New Senior Secured Notes (the "Issue Period"), then, under Section 1274 of the Tax Code, the issue price of the New Senior Secured Notes should be equal to their stated principal amount rather then their fair market value, which may be lower. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if, at any time during the Issue Period, (i) the debt instrument (or property) is listed on the New York Stock Exchange, certain other qualifying national or foreign securities exchanges, or certain qualifying interdealer quotation systems, (ii) the debt instrument (or property) is of a kind that is traded either on a board of trade designated as a contract market by the Commodities Futures Trading Commission or on an interbank market,
(iii) the debt instrument (or property) appears on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers or traders or actual prices of recent sales transactions or (iv) price quotations are readily available from dealers, brokers or traders. Neither the Bank Debt underlying the Lender Claims nor the New Senior Secured Notes are or will be listed on a qualifying national or foreign securities exchange and neither the Bank Debt nor the New Senior Secured Notes are or will be of a kind that is traded either on a board of trade designated as a contract market by the Commodities Futures Trading Commission or on an interbank market. The Debtors believe that neither the Bank Debt nor the New Senior Secured Notes appear or will appear on an interdealer quotation system or a system of general circulation that provides a reasonable basis to determine fair market value, and that no price quotations on such Bank Debt or New Senior Secured Notes otherwise are or will be readily available during the Issue Period. Thus, the Debtors believe that neither the Bank Debt nor the New Senior Secured Notes should be treated as traded on an established market. However, because the New Senior Secured Notes will be freely tradable upon issuance, there can be no assurance that such Notes will not be traded on an established market during the Issue Period. The remainder of this summary assumes that the Bank Debt and the New Senior Secured Notes will be treated as nonpublicly traded. Each Claimant is urged to consult its own tax advisor regarding the nonpublicly-traded status of the Bank Debt and the New Senior Secured Notes.

     b. Original Issue Discount; Contingent Payments. The New Senior Secured Notes provide for (i) fixed noncontingent semi-annual interest payments at a rate of 10% per annum ("Fixed Interest Payments") and (ii) contingent semi-annual interest payments at a rate of 4% per annum ("Contingent Interest Payments") that may be reduced or eliminated, if, in general, Reorganized SLMI satisfies certain financial performance targets over a period of four (4) consecutive quarters. All of the Contingent Interest Payments are, and the first Fixed Interest Payment may be, payable in kind, in each case by the issuance of an obligation (a "Baby Bond") maturing at the maturity of the New

Senior Secured Notes, having a principal amount equal to the amount of the relevant interest payment and itself bearing Fixed Interest Payments and Contingent Interest Payments.

     Because the New Senior Secured Notes provide for the Contingent Interest Payments, the Debtors believe that the New Senior Secured Notes will be treated as contingent-payment obligations that are subject to the recently-finalized Treasury regulations governing such obligations (the "contingent-payment regulations"). Other rules would apply, however, if, based on all the facts and circumstances as of the Effective Date, a single payment schedule was significantly more likely than not to occur. Under the contingent-payment regulations, the noncontingent payments on the New Senior Secured Notes will be accounted for separately from the contingent payments thereon.

     The noncontingent payments on a New Senior Secured Note (which apparently should be limited, in general, to (x) the principal amount payable at maturity,
(y) the original Fixed Interest Payments and (z) the principal of, and Fixed Interest Payments on, the Baby Bonds corresponding to the first two Contingent Interest Payments (those that cannot be reduced or eliminated because they will be made before Reorganized SLMI has been in existence for four full quarters)) will be treated as a separate noncontingent debt instrument. This noncontingent debt instrument will be issued with OID in an amount equal to the difference between (i) the sum of the noncontingent payments described in the preceding sentence and (ii) the issue price of the New Senior Secured Note. A holder of New Senior Secured Notes, whether on the cash or accrual method of accounting, will be required to include this OID in income on a constant-yield basis over the term of the New Senior Secured Notes.

     At the issuance of the New Senior Secured Notes, the computation of OID on the noncontingent debt instrument should be made on the assumption that Reorganized SLMI will pay the first Fixed Interest Payment in cash, since such payment will minimize the yield on the noncontingent debt instrument. If Reorganized SLMI in fact issues a Baby Bond in respect of the first Fixed Interest Payment, then the Debtors believe that, at that time, the OID on the noncontingent debt instrument should be recomputed by aggregating the noncontingent payments on the Baby Bond with the remaining payments on the noncontingent debt obligation.

     While the matter is not free from doubt, the Debtors believe that each Contingent Interest Payment beginning with the third such payment should be treated separately in the manner described below. At the date on which an original Contingent Interest Payment becomes fixed (ceases to be subject to reduction or elimination), each of Reorganized SLMI and the holder should be required to account for an amount equal to the "Baby Bond Issue Price," which should be determined by discounting the noncontingent components of the Baby Bond (determined in the same general manner as set forth in the second preceding paragraph with respect to the overall New Senior Secured Note) from the payment dates of such noncontingent components to the date on which the Contingent Interest Payment becomes fixed. It is not clear whether the relevant discount rate is the applicable federal rate or the stated interest rate on the Baby Bonds. The Baby Bond Issue Price is then discounted back to the Effective Date at the applicable federal rate. The holder must recognize, in the taxable year in which the Contingent Interest Payment becomes fixed, as additional interest income, the difference between the Baby Bond Issue Price and such discounted amount. In addition, the discounted amount of the Baby Bond Issue Price will be treated as a principal payment on the New Senior Secured Note; accordingly, in the case of a holder that is not reporting under the installment method, the discounted amount of the Baby Bond Issue Price should result in gain or loss, to the extent that such discounted amount exceeds or is less than the fair market value (or, perhaps, a pro rata portion thereof) of the contingent payments payable on the New Senior Secured Notes as of the Effective Date. The timing of such gain or loss is unclear. Thereafter, the holder, whether on the cash or accrual method of accounting, should be required to accrue as OID an amount equal to the difference between the noncontingent payments on the Baby Bond and the Baby Bond Issue Price on a constant-yield basis over the period from the date on which the Contingent Interest Payment becomes fixed to the maturity of the Baby Bond. Any Contingent Interest Payments on the Baby Bond that subsequently become fixed should be treated separately in the manner described in this paragraph.

     Although the contingent-payment regulations provide guidance regarding the treatment of debt instruments calling for contingent interest payments, those regulations do not specifically address the treatment of debt instruments, such as the New Senior Secured Notes, that combine contingent and payable-in-kind features. The discussion above provides an overview of one possible treatment of the New Senior Secured Notes, but no assurance can be given that the Service would adopt this treatment. Holders of Lender Claims are urged to consult their own tax advisors regarding the federal income tax treatment of the New Senior Secured Notes.

     c. Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a New Senior Secured Note, a holder apparently must allocate the amount realized first to the noncontingent components of the New Senior Secured Note (including any noncontingent component of the Baby Bonds) in an amount up to the total adjusted issue price thereof. Any remaining amount realized must be allocated to the then-contingent elements of the New Senior Secured Note. The amounts allocated to the noncontingent components are treated as amounts realized from the sale, exchange or retirement thereof, which should not result in any gain and should result in a loss only if, and to the extent that, (i) the amount of cash and the fair market value of any property received on the sale, exchange or retirement is less than (ii) the adjusted tax basis of the applicable right in the hands of the holder. Any amount allocated to the then-contingent elements is treated as a contingent payment on the New Senior Secured Notes made in cash on the date of the sale, exchange or retirement, and, very generally speaking, is characterized as interest or as additional principal under the rules described above.

     d. Applicable High Yield Discount Obligations. If the New Senior Secured Notes are treated as "applicable high yield discount obligations," then (i) the Debtors will be denied an interest deduction for OID on such Notes to the extent that the total return on such Notes exceeds six (6) percentage points over the "applicable federal rate" (generally the United States Treasury note rate for instruments of similar maturities) in effect for the month in which the Effective Date occurs and (ii) the Debtors will not be entitled to an interest deduction for the remainder of the OID on such Notes until such OID is paid. The New Senior Secured Notes will constitute "applicable high yield discount obligations," if (i) as is currently anticipated, they have a maturity of more than five (5) years from the Effective Date, (ii) their yield to maturity is at least equal to the applicable federal rate plus five (5) percentage points and
(iii) they have "significant OID," as defined in the Tax Code.

     The Service is authorized to issue regulations that apply the applicable high yield discount obligation rules to contingent-payment obligations; however, to date, no such regulations have been issued. As discussed above, the contingent-payment regulations treat as principal, rather than as interest, a portion of the Contingent Interest Payments on the New Senior Secured Notes. For this reason, the Debtors believe that the yield to maturity of the New Senior Secured Notes may be less than the applicable federal rate plus five (5) percentage points, so long as the issue price of the New Senior Secured Notes, determined as discussed above, is equal to their stated principal amount. Accordingly, the Debtors intend to take the position that the New Senior Secured Notes are not applicable high yield discount obligations. However, if the New Senior Secured Notes are traded on an established market within the Issue Period, then it is possible that those Notes could be treated as applicable high yield discount obligations. In that event, the Debtors would be subject to the limitations on interest deductions described above.

   5. Senior Note Claims.

     The Debtors believe that the exchange (the "Exchange") of Senior Note Claims for Issued New Common Stock will constitute a recapitalization (within the meaning of Section 368(a)(1)(E) of the Tax Code). The Exchange will be treated as a recapitalization only if the Senior Notes are treated as "securities" for purposes of the reorganization provisions of the Tax Code. As discussed above under "-- In General -- Securities," the Debtors believe that the Senior Notes constitute "securities" for this purpose.

     If the Exchange is treated as a recapitalization, then the Issued New Common Stock received by a holder of Senior Note Claims will be treated as tax-free consideration, except to the extent that the Issued New Common Stock received is attributable to accrued but unpaid interest on the Senior Notes. The aggregate tax basis of the Issued New Common Stock in the hands of an exchanging holder will equal the adjusted tax basis of the Senior Notes transferred in the Exchange, increased by an amount equal to the fair market value of the stock, if any, that is attributable to accrued but unpaid interest. The holding period of the Issued New Common Stock will include the period during which the exchanging holder held the Senior Notes transferred in the Exchange, provided that the Senior Notes were held as a capital asset; however, the portion of the Issued New Common Stock, if any, that is attributable to accrued but unpaid interest will have a new holding period beginning the day after the Effective Date.

     If, contrary to the Debtors' belief, the Senior Notes are not treated as securities, then the Exchange will be treated as a taxable transaction, rather than as a recapitalization. In such a case, in general, an exchanging holder will recognize gain or loss in an amount equal to the difference between the aggregate fair market value of the Issued New Common Stock received by such holder and the adjusted tax basis of the Senior Notes in the hands of the holder. Holders of Senior Notes should consult their own tax advisors with respect to the federal income tax considerations arising from treatment of the Exchange as a taxable transaction.

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

     If the Exchange is integrated with the distributions to be received by the holders of Senior Notes under the Affiliated Debtors' chapter 11 plan, then the integrated transaction should be treated as a single tax-free recapitalization in which the holders of Senior Notes exchange those Notes for (i) Issued New Common Stock and (ii) the consideration to be transferred to the holders of Senior Notes under the Affiliated Debtors' chapter 11 plan. In such a case, a holder of Senior Notes would recognize gain, if any, in an amount equal to the lesser of (a) the difference between the aggregate fair market value of the Issued New Common Stock and other consideration received and the adjusted tax basis of the Senior Notes in the hands of the holder and (b) the fair market value of the other consideration received, and would not be allowed to recognize any loss. Further, the adjusted tax basis of the Issued New Common Stock in the hands of the exchanging holder would equal the tax basis of the Senior Notes surrendered, increased by any gain recognized and decreased by the amount of cash and the fair market value of any other consideration received.

   6. Issued New Common Stock.

     a. Dividends. Distributions, if any, paid on the Issued New Common Stock, to the extent made from the current or accumulated earnings and profits of Reorganized SLMI, as determined for federal income tax purposes, will be included in income as ordinary dividend income by a holder when paid.

     b. Sale or Exchange. Upon the sale or exchange of Issued New Common Stock, a holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) the adjusted tax basis of the Issued New Common Stock in the hands of the holder. Such gain or loss generally will be treated as capital gain or loss, if the Issued New Common Stock is a capital asset in the hands of the holder, except that such gain will be treated as ordinary income to the extent of the aggregate amount of (a) any bad debt deductions claimed by the holder with respect to the Claim exchanged for such Issued New Common Stock (less any gain recognized upon such exchange) and any loss deduction claimed upon such exchange and (b) any accrued market discount carried over to the Issued New Common Stock.

C. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SLMI COMMON STOCK INTERESTS.

   1. Receipt of New Warrants.

     On the Effective Date, holders of Allowed SLMI Common Stock Interests will realize gain or loss in an amount equal to the difference between (i) the fair market value of the New Warrants received by such holders and (ii) the adjusted tax basis of the Allowed SLMI Common Stock Interests in the hands of such holders. However, the "wash sale rules" under Section 1091 of the Tax Code may require such holder to defer at least a portion of any loss realized on such exchange.

   2. The New Warrants.

     The tax basis of the New Warrants generally will be equal to their fair market value on the Effective Date. The holding period for the New Warrants generally will begin on the date following the Effective Date.

     Upon the exercise of a New Warrant, a holder's tax basis in the New Common Stock acquired will equal the sum of (i) such holder's basis in the New Warrants and (ii) the price paid to exercise the New Warrant. In general, the sale or exchange of a New Warrant will result in the recognition of gain or loss in an amount equal to the difference between the amount realized and a holder's tax basis in the New Warrant. If a New Warrant expires without being exercised, a holder of the New Warrant will recognize a loss on the expiration date equal to its tax basis in the New Warrant.

     If the New Common Stock would be (and, with respect to gain upon the sale or exchange of a New Warrant, the New Warrant is) a capital asset in the hands of the holder of the New Warrant, then any gain or loss realized on the sale, exchange or expiration of the New Warrant will be capital gain or loss, and will be long-term capital gain or loss if the New Warrant was held for more than one year.

D. WITHHOLDING AND REPORTING.

     The Debtors will withhold all amounts required by law to be withheld from payments to Claimants and holders of SLMI Common Stock Interests and with respect to payments on the New Senior Secured Notes and the New Common Stock. In particular, appropriate withholding will be made from payments to holders of Claims in respect of unpaid wages and other compensation. In addition, such holders may be required to provide certain tax information to the Debtors as a condition of receiving distributions under the Plan.

                    XVI. VOTING AND CONFIRMATION OF THE PLAN

A. VOTING PROCEDURES AND REQUIREMENTS.

     Pursuant to the Bankruptcy Code, only Classes of Claims and Equity Interests that are "impaired" under the Plan within the meaning of section 1124 of the Bankruptcy Code, and that receive distributions under the Plan, are entitled to vote to accept or to reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the Claims or Equity Interests of that Class entitle the holders of such Claims or Equity Interests are modified, other than by curing defaults and reinstating the debt or by payment in full in cash.

     The Plan divides creditors and equity holders of the Debtors into various Classes and provides separate treatment for each Class. Under the Plan, only Claimants in impaired Classes receiving distributions under the Plan and holders of Allowed SLMI Common Stock Interests as of the Record Date are entitled to vote to accept or to reject the Plan. Holders of Claims and Equity Interests in Classes 2, 4, 4A, 6, 7, 8 and 9 are impaired and receive distributions under the Plan. Accordingly, the Debtors will solicit votes from holders of Claims or Equity Interests in these Classes. Claims in Classes 1, 3 and 5 are unimpaired. The holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code. Holders of Equity Interests in Class 10 (SLMI Other Common Stock Interests) are receiving no distributions and will retain no property interests pursuant to the Plan. Accordingly, holders of Equity Interests in Class 10 are deemed to reject the Plan. The classification of Claims and Equity Interests is summarized in "Overview of the Plan?--Summary of Classes and Treatment" and discussed in detail in "General Information Regarding The Plan -- Classification and Treatment of Claims and Interests." Additional information regarding voting is contained in the instructions accompanying the Ballots.

     Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for the purpose of voting on the Plan. The Debtors may seek an order of the Bankruptcy Court temporarily allowing, for voting purposes only, certain Disputed Claims. See "Provisions Covering Distributions Under the Plan?--?Disputed Claims." If the Debtors avail themselves of this right, the allowance for voting purposes does not constitute allowance for purposes of distribution under the Plan.

B. CASH OPTION ELECTION.

     The Plan provides Holders of Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims the option to elect to receive cash in lieu of receiving a distribution of Issued New Common Stock on the Effective Date. The Plan provides that on the Effective Date, such electing holder shall instead receive on the Effective Date cash in amount equal to the product of (a) not less than $8.50 per share, multiplied by (b) the number of shares of Issued New Common Stock that such holder would have received on the Effective Date had such holder not elected the Cash Option.

     The Plan further provides that the Cash Option shall apply solely to Issued New Common Stock to be distributed to the holders of Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims on the Effective Date. The Cash Option shall not apply to any shares of Issued New Common Stock held in reserve in respect of Disputed Claims, or to any shares of Issued New Common Stock to be distributed on any Subsequent Distribution Date.

     The Plan further provides that the availability of the Cash Option is expressly conditioned upon the Debtors, with the approval of the Lenders and the Committee, entering into an agreement with one or more third parties pursuant to which such third parties would agree to fund the Cash Option. The Debtors have accepted an offer from Wellspring to fund the Cash Option, which is subject to final documentation. The Debtors anticipate executing this documentation prior to the Confirmation Hearing and closing on this transaction on the Effective Date. If this transaction does not close, the Debtors will seek a third party to fund the Cash Option

                             ----------------------

     VOTING ON THE PLAN BY EACH HOLDER OF AN ALLOWED CLAIM AND ALLOWED SLMI COMMON STOCK INTEREST ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD ALLOWED CLAIMS AND/OR ALLOWED SLMI COMMON STOCK INTERESTS IN MORE THAN ONE CLASS, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE. PLEASE FOLLOW CAREFULLY THE DIRECTIONS CONTAINED ON THE ENCLOSED BALLOT.

     TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 4:00 P.M., PREVAILING EASTERN TIME, ON JANUARY 6, 1997, AT THE ADDRESS SET FORTH ON THE ENCLOSED PRE-ADDRESSED ENVELOPE. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN. THE DEBTORS SUPPORT THE PLAN AND ENCOURAGE YOU TO VOTE IN FAVOR OF THE PLAN.

                             ----------------------

     VOTES CANNOT BE TRANSMITTED ORALLY. ACCORDINGLY, YOU ARE URGED TO RETURN YOUR SIGNED AND COMPLETED BALLOT PROMPTLY.

     IF ANY OF THE CLASSES OF IMPAIRED CLAIMS OR EQUITY INTERESTS VOTE TO REJECT THE PLAN (OTHER THAN THE DEEMED REJECTION BY THE HOLDERS OF OTHER SLMI EQUITY INTERESTS), THE DEBTORS, WITH THE CONSENT OF THE LENDERS AND THE COMMITTEE, WILL SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(B) OF THE BANKRUPTCY CODE AND MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION IF NECESSARY.

                             ----------------------

     IF YOU HAVE A CLAIM THAT IS IMPAIRED UNDER THE PLAN OR IF YOU HOLD AN ALLOWED SLMI COMMON STOCK INTEREST AND YOU ARE ENTITLED TO VOTE, BUT YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT OR LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE DISCLOSURE STATEMENT OR THE PLAN, PLEASE CONTACT THE DEBTORS' COUNSEL:

          DAVID M. FRIEDMAN, ESQ.
              OR
          DAVID S. ROSNER, ESQ.
          KASOWITZ, BENSON, TORRES & FRIEDMAN LLP
          1301 AVENUE OF THE AMERICAS
          NEW YORK, NEW YORK 10019
          TELEPHONE (212) 506-1700
          TELECOPY (212) 506-1800

          LAURA DAVIS JONES, ESQ.
              OR
          ROBERT S. BRADY, ESQ.
          YOUNG, CONAWAY, STARGATT & TAYLOR
          RODNEY SQUARE NORTH
          P.O. BOX 391
          WILMINGTON, DELAWARE 19899-3801
          TELEPHONE (302) 571-6600
          TELECOPY (302) 571-1253

C. CONFIRMATION HEARING.

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to conduct a hearing regarding whether the Plan and Debtors have fulfilled the confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for January 23, 1997 at 2:00 p.m. before The Honorable Helen S. Balick, Chief United States Bankruptcy Judge at the United States Bankruptcy Court, Marine Midland Plaza, 824 King Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement in open Court of the date to which the Confirmation Hearing has been adjourned.

D. CONFIRMATION OF THE PLAN.

     The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtors, including that (i) the Plan has classified Claims and Equity Interests in a permissible manner; (ii) the Plan complies with applicable provisions of the Bankruptcy Code; (iii) the Debtors have complied with the applicable provisions of the Bankruptcy Code; (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law; (v) the disclosure required by section 1125 of the Bankruptcy Code has
been made; (vi) the Plan has been accepted by the requisite votes of Claimants and holders of Equity Interests (except to the extent that "cramdown" is sought and is available under section 1129(b) of the Bankruptcy Code); (vii) the Plan is "feasible" (i.e., not reasonably susceptible to default or the need for further financial restructuring); (viii) the Plan is in the "best interests" of all holders of Claims or Equity Interests in impaired Classes (by providing to such holders, on account of their Claims or Equity Interests, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a liquidation under chapter 7 of the Bankruptcy Code, unless each holder of a Claim or Equity Interest in such Class has accepted the Plan); and (ix) all fees and expenses payable under 28 U.S.C. ss. 1930 have been paid, or the Plan provides for the payment of such fees on the Effective Date.

     As discussed in part below, the Debtors believe that each of these and other necessary requirements have been or will be met and will seek rulings from the Bankruptcy Court to this effect at the Confirmation Hearing. The Bankruptcy Court will confirm the Plan if all of the requirements of section 1129 of the Bankruptcy Code have been met.

     Section 1128 of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against the Debtors' Estates or property, the basis for the objection against the Debtors' Estates or property, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof and served upon
(i) Kasowitz, Benson, Torres & Friedman LLP, 1301 Avenue of the Americas, New York, New York 10019, Attn: David S. Rosner, Esq.; (ii) Young, Conaway, Stargatt & Taylor, Eleventh Floor, Rodney Square North, P.O. Box 391, Wilmington, Delaware 19899, Attn: Laura Davis Jones, Esq.; (iii) O'Melveny & Myers, Citicorp Center, 153 East 53rd Street, New York, New York 10022, Attn: Adam C. Harris, Esq.; (iv) Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York 10022, Attn: Kenneth H. Eckstein, Esq.; (v) Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, Pennsylvania 19106, Attn: John D. McLaughlin, Jr., Esq., so as to be received no later than 4:00 p.m. prevailing eastern time, on January 6, 1997.

     Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

E. ACCEPTANCE OR CRAMDOWN.

     A plan is accepted by an impaired class of Claims if holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of Claims of that Class vote to accept the plan. A plan is accepted by an impaired class of Equity Interests if holders of at least two-thirds (2/3) in amount vote to accept the Plan. Only those holders of Allowed Claims or Allowed SLMI Common Stock Interests who actually vote count in these tabulations.

     In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a Claim and Equity Interest in an impaired Class or that the plan otherwise be found by the Bankruptcy Court to be in the "best interests" of each holder of a Claim or Equity Interest in such Class. See "Voting and Confirmation of the Plan -- Best Interests Test." In addition, each impaired Class must accept the Plan for the Plan to be confirmed without application of the "cramdown" provisions in section 1129(b) of the Bankruptcy Code discussed below.

     The Bankruptcy Code contains provisions authorizing confirmation of the Plan even if it is not accepted by all impaired Classes, as long as at least one impaired Class of Claims (without including any acceptance of the Plan by any "insider" (as defined in the Bankruptcy Code)) has accepted it. These "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code. The Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan.

     The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that, unless a dissenting unsecured Class of Claims or a Class of Equity Interests receives payment in full in respect of its Allowed Claims or Equity Interests, as the case may be, no holder of Claims or Equity Interests in any junior Class may receive or retain any property on account of such Claims. The "fair and equitable" standard has also been interpreted to prohibit any Class senior to a dissenting Class from receiving under a plan more than 100% of its Allowed Claims. With respect to a dissenting class of secured Claims, the "fair and equitable" standard is met if holders either (i) retain their liens and receive deferred cash payments with a value as of the Plan's Effective Date equal to the value of their interest in property of the Estates or (ii) otherwise receive the indubitable equivalent of their allowed secured Claims.

     The requirement that a Plan not "discriminate unfairly" means, among other things, that a dissenting Class must not be treated dissimilarly with respect to other Classes of equal rank.

     The Debtors believe that the treatment under the Plan of holders of SLMI Other Equity Interests will satisfy the "fair and equitable" test, because, although no distribution will be made in respect of SLMI Other Equity Interests, no Class junior to such non-accepting Classes will receive or retain any property under the Plan.

     The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of any of the other Classes in the Plan, in view of the treatment proposed for such Classes in the Plan. If necessary and appropriate, the Debtors intend to amend the Plan, with the consent of the Lenders and the Committee, to permit cramdown of dissenting Classes of Claims or Equity Interests.

     Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect the Debtors' ability to modify the Plan to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

F. COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

     Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. During the course of management analyses leading to the formulation of the Plan, various legal issues were raised. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all applicable provisions of the Bankruptcy Code.

G. BEST INTERESTS TEST.

     To confirm the Plan the Bankruptcy Court must determine that the Plan is in the "best interests" of each holder of a Claim or Equity Interest in any impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the best interests test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the Class member's Allowed Claim or Equity Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

H. LIQUIDATION DISCUSSION.

     To estimate what distributions the members of each impaired Class of Claims or Equity Interests would receive if the Debtors were liquidated in a chapter 7 case, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the Debtors' Cases were converted to chapter 7 cases under the Bankruptcy Code and the Debtors' assets were liquidated by a chapter 7 trustee ("Liquidation Value"). The Liquidation Value of the Debtors would consist of the net proceeds from the disposition of the assets of the Debtors, augmented by any cash held by the Debtors. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the Debtors' business and the use of chapter 7 for the purposes of liquidation.

     The Debtors' cost of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the Cases. The foregoing types of Claims and other claims which may arise in a liquidation case or result from the pending Cases, including any unpaid expenses incurred by the Debtors during the cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of the proceeds would be made available to pay Unsecured Claims.

     To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of the liquidations of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

     After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of an expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) the substantial increases in claims which could be satisfied on a priority basis or on parity with creditors in the Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Allowed SLMI Common Stock Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under a chapter 7 liquidation.

     The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, would be less than the value of distributions under the Plan because such distributions in a chapter 7 cases would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order resolve Claims and prepare for distributions.

     In the likely event litigation was necessary to resolve Claims asserted in a chapter 7 case, it is likely that the compromises and settlements with the Lenders, the Noteholders and the Committee will not be effectuated, thereby necessitating the prosecution of litigation in respect of among other things,
(i) substantive consolidation, (ii) rights of Lenders to recover post-Petition Date interest, (ii) fraudulent conveyance, (iv) preferential transfer claims relating to certain pre-Petition Date payments and transfers to or on behalf of the Noteholders, (v) lien avoidance action commenced against the Lenders, (vi) lender liability, (vii) avoidance of certain guarantees issued by the Subsidiary Debtors, and (viii) inter-creditor disputes, including claims for subordination and subrogation and the enforceability of that certain Intercreditor Agreement between the Lenders and the Noteholders.

     The Debtors' liquidation analysis is attached hereto as Exhibit D. The information set forth in the liquidation analysis provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Estates. Reference should be made to the liquidation analysis for complete discussion and presentation of this analysis.

     Underlying the liquidation analysis are a number of estimates and assumptions that, although developed and considered reasonable by management and the Debtors' financial advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors. The liquidation analysis is also based upon assumptions with regard to liquidation decisions, that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of more than two years, allowing for the (i) discontinuation of operations, (ii) selling of assets, (iii) collection of receivables, and (iv) the pursuit of litigation.

     The Liquidation Value available to creditors holding Allowed Claims would be reduced by, among other things (i) the Claims of secured creditors, to the extent of the value of their collateral, (ii) the costs, fees and expenses of the liquidation, as well as other Administrative Claims of the Debtors' chapter 7 cases and (iii) unpaid Administrative Claims in the chapter 11 Cases. The Debtors' costs of liquidation in chapter 7 cases would include the compensation of a trustee, as well as counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, Administrative Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases and all unpaid Administrative Claims incurred by the Debtors during the chapter 11 Cases that are allowed in the chapter 7 cases. The liquidation itself may trigger certain Priority Claims, such as claims for severance pay, and could accelerate other priority payments that otherwise would be due in the ordinary course of business. In addition, the Debtors believe that holders of Allowed SLMI Common Stock Interests would receive no recovery under a liquidation.

I. FEASIBILITY.

     Section 1129(a)(11) of the Bankruptcy Code requires the Bankruptcy Court to find that confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors unless such liquidation is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of the analysis, the Debtors and their financial advisors have analyzed the Debtors' and the Reorganized Debtors' ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the next five (5) fiscal years. These projections are set forth on Exhibit E annexed hereto. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan, and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors further believe that they will be able to repay or to refinance any and all of the then-outstanding secured indebtedness under the Plan at or prior to the maturity of such indebtedness.

     The financial information and the projections set forth in Exhibit E are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan and the initial distributions thereunder take place December 31, 1996. Although the projections and information are based upon this assumed Effective Date, the Debtors believe that an actual Effective Date in the first quarter of 1997 would not have a material effect on the projections.

     The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or to reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in evaluating the Plan.

J. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.

     The Debtors have evaluated alternatives to the Plan, including alternative Plan structures and terms; delaying the adoption of any plan of reorganization; and the pursuit of various litigation strategies, with a view towards determining whether the Plan is the best available alternative. The Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Allowed Claims and Allowed SLMI Common Stock Interests. If the Plan is not confirmed, the Debtors or (subject to further determination by the Bankruptcy Court as to an extension of the Debtors' exclusivity periods under the Bankruptcy Code) any other party-in-interest could attempt to formulate and to propose a different plan or seek to convert the Cases to proceedings under chapter 7. In liquidation cases under chapter 7, the proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code, applicable nonbankruptcy law and contractual priorities, and the Debtors believe that holders of Allowed Unsecured Claims (other than Senior Note Claims) would receive little or no distributions whatsoever.

     Accordingly, the Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.

                       XVII. RECOMMENDATION AND CONCLUSION

     For all of the reasons set forth in this Disclosure Statement, the Debtors believe that Confirmation and consummation of the Plan is the best means available to provide the greatest level of recovery to creditors in accordance with their legal and contractual rights. The Debtors urge all holders of Allowed Claims and Allowed SLMI Common Stock Interests to vote to accept the Plan and to evidence their acceptance by duly completing and returning their ballots so that they will be received on or before 4:00 p.m., prevailing Eastern Time, on January 6, 1997.

Dated:   New York, New York
         November 12, 1996

                                          Respectfully submitted,

                                          SLM INTERNATIONAL, INC.
                                          SPORT MASKA INC.
                                          MASKA U.S., INC.
                                          #1 APPAREL, INC.
                                          #1 APPAREL CANADA INC.
                                          ST. LAWRENCE MANUFACTURING CANADA INC.
                                          MITCHEL & KING SKATES LIMITED

                                          By: /s/ JOHN A. SARTO
                                              ----------------------------
                                              Its: Vice President

                                              30 Rockefeller Plaza
                                              Suite 4314
                                              New York, New York 10112
                                              (212) 332-1610

                                                                       EXHIBIT A

                       THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                                )           Chapter 11
                                     )
SLM INTERNATIONAL, INC.,             )           Case No. 95-1313 (HSB)
                                     )
                 and                 )                      and
                                     )
SPORT MASKA INC.,                   )            Case No. 95-1314 (HSB)
                                     )
                 and                 )                      and
                                     )
MASKA U.S., INC.,                    )           Case No. 95-1315 (HSB)
                                     )
                and                  )                      and
                                     )
#1 APPAREL, INC.,                    )           Case No. 95-1316 (HSB)
                                     )
                and                  )                      and
                                     )
#1 APPAREL CANADA INC.,              )            Case No. 95-1317 (HSB)
                                     )
                and                  )                      and
                                     )
ST. LAWRENCE MANUFACTURING           )
CANADA INC.,                         )           Case No. 95-1318 (HSB)
                                     )
                and                  )                      and
                                     )
MITCHEL & KING SKATES LIMITED,       )           Case No. 95-1319 (HSB)
                                     )
                Debtors.             )

                       FIRST AMENDED JOINT CHAPTER 11 PLAN
                                  (AS MODIFIED)

                          DATED AS OF NOVEMBER 12, 1996

KASOWITZ, BENSON, TORRES                    YOUNG, CONAWAY, STARGATT
 & FRIEDMAN LLP                              & TAYLOR
David M. Friedman                           Laura Davis Jones
David S. Rosner                             Robert S. Brady
Adam L. Shiff                               Mark I. Duedall
1301 Avenue of the Americas                 Rodney Square North, P.O. Box 391
New York, New York 10019                    Wilmington, Delaware 19899
(212) 506-1700                              (302) 571-6600

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                                TABLE OF CONTENTS

                                                                        Page
                                    ARTICLE I                           ----

RULES OF CONSTRUCTION AND DEFINITIONS ...............................   A-1
1.A.    Rules of Construction .......................................   A-1
1.B.    Definitions .................................................   A-1

                                   ARTICLE II

ADMINISTRATIVE AND PRIORITY TAX CLAIMS ..............................   A-8
2.A.    Administrative Claims .......................................   A-8
2.B.    Priority Tax Claims .........................................   A-8

                                   ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS .......................   A-8
3.A.    Summary .....................................................   A-8
3.B.    Voting ......................................................   A-9

                                   ARTICLE IV

TREATMENT OF CLAIMS OR ALLOWED INTERESTS ............................   A-9
4.A.    Class 1. Priority Non-Tax Claims ............................   A-9
4.B.    Class 2. Lender Claims ......................................   A-9
4.C.    Class 3. Other Secured Claims ...............................   A-9
4.D.1.  Class 4. Fleet Claims .......................................   A-9
4.D.2.  Class 4A. NHLE Claims .......................................   A-9
4.E.    Class 5. Vermont Environmental Claims .......................   A-10
4.F.    Class 6. Senior Note Claims .................................   A-10
4.G.    Class 7. Maska U.S. Unsecured Claims ........................   A-10
4.H.    Class 8. Non-Maska Unsecured Claims .........................   A-11
4.I.    Class 9. SLMI Common Stock Interests ........................   A-11
4.J.    Class 10. SLMI Other Equity Interests .......................   A-12


                                    ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN .................................   A-12
5.A.    Voting ......................................................   A-12
5.B.    Classes Entitled to Vote ....................................   A-12
5.C.    Acceptance by Impaired Classes ..............................   A-12
5.D.    Nonconsensual Confirmation ..................................   A-12

                                   ARTICLE VI

PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS .........................   A-12
6.A.    Objections to and Estimation of Claims; Prosecution
          of Disputed Claims ........................................   A-12
6.B.    Payments and Distribution on Disputed Claims ................   A-13
6.C.    Reserves for Disputed Claims ................................   A-13

                                   ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES ............................   A-14
7.A.    Executory Contracts and Unexpired Leases ....................   A-14
7.B.    Claims Based on Rejection of Executory Contracts or
          Unexpired Leases ..........................................   A-14
7.C.    Assumed Contracts and Leases ................................   A-14
7.D.    Pre-Petition Date Compensation and Benefit Programs .........   A-14

                                  ARTICLE VIII

IMPLEMENTATION AND MEANS OF CONSUMMATING OF THE PLAN ................   A-15
8.A.    Substantive Consolidation ...................................   A-15
8.B.    Reservation of Rights .......................................   A-15
8.C.    Cancellation of Existing Securities and Agreements ..........   A-15
8.D.    Surrender of Instruments ....................................   A-15

                                   ARTICLE IX

PROVISIONS REGARDING GOVERNANCE OF THE REORGANIZED DEBTORS ..........   A-16
9.A.    General .....................................................   A-16
9.B.    Directors and Officers of Reorganized Debtors ...............   A-16
9.C.    Charter and By-Laws .........................................   A-16
9.D.    Issuance of New Securities ..................................   A-16
9.E.    Registration Exemption For New Securities ...................   A-17
9.F.    Corporate Action ............................................   A-17


                                    ARTICLE X

DISTRIBUTIONS .......................................................   A-17
10.A.   Disbursing Agent ............................................   A-17
10.B.   Subsequent Distributions ....................................   A-17
10.C.   Setoffs .....................................................   A-17
10.D.   Distribution of Unclaimed Property ..........................   A-17
10.E.   Fractional Interests ........................................   A-18
10.F.   Form of Payment .............................................   A-18

                                   ARTICLE XI

EFFECTIVENESS OF THE PLAN ...........................................   A-18
11.A.   Conditions Precedent to Confirmation ........................   A-18
11.B.   Conditions Precedent to the Effective Date ..................   A-18
11.C.   Effect of Failure of Conditions .............................   A-18

                                   ARTICLE XII

EFFECTS OF CONFIRMATION .............................................   A-19
12.A.   Revesting of Assets .........................................   A-19
12.B.   Discharge ...................................................   A-19
12.C.   Release .....................................................   A-19
12.D.   Injunction ..................................................   A-20
12.E.   Exculpation .................................................   A-20
12.F.   Indemnification .............................................   A-20
12.G.   Post-Petition Date Compensation and Benefit Programs ........   A-21
12.H.   Rights of Action ............................................   A-21
12.I.   Settlement ..................................................   A-21

                                  ARTICLE XIII

MODIFICATION OF THE PLAN ............................................   A-22

                                   ARTICLE XIV

RETENTION OF JURISDICTION ...........................................   A-22
14.A.   Claims. .....................................................   A-22
14.B.   Estimation. .................................................   A-22
14.C.   Assumption/Rejection. .......................................   A-22
14.D.   Adversary Proceedings. ......................................   A-22
14.E.   Modifications. ..............................................   A-22
14.F.   Dispute Resolution. .........................................   A-22

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14.G.   Plan. .......................................................   A-22
14.H.   Compensation. ...............................................   A-22
14.I.   Distributions. ..............................................   A-22
14.J.   Assets. .....................................................   A-22
14.K.   Taxes. ......................................................   A-22
14.L.   Final Decree. ...............................................   A-22

                                   ARTICLE XV

MISCELLANEOUS PROVISIONS ............................................   A-23
15.A.   Payment of Statutory Fees ...................................   A-23
15.B.   Plan Binding on All Persons .................................   A-23
15.C.   Fees and Expenses ...........................................   A-23
15.D.   Committees ..................................................   A-23
15.E.   Shelf Registration ..........................................   A-23
15.F.   Headings ....................................................   A-23
15.G.   Notices .....................................................   A-23
15.H.   Governing Law ...............................................   A-24
15.I.   Saturday, Sunday, or Legal Holiday ..........................   A-24
15.J.   Filing of Additional Documents ..............................   A-24
15.K.   Plan Controls ...............................................   A-24
15.L.   Withholding and Reporting Requirements ......................   A-24
15.M.   Section 1146 Exemption ......................................   A-24
15.N.   Deemed Purchase of Issued New Common Stock ..................   A-25
15.O.   Reservation of Rights .......................................   A-25

     SLM International Inc., Sport Maska Inc., Maska U.S., Inc., #1 Apparel Inc., #1 Apparel Canada Inc., St. Lawrence Manufacturing Canada Inc. and Mitchel & King Skates Limited, the above-captioned debtors and debtors-in-possession, hereby jointly propose the following First Amended Joint Plan of Reorganization (As Modified) for the Debtors pursuant to section 1121(a), title 11, United States Code:

                                    ARTICLE I
                      RULES OF CONSTRUCTION AND DEFINITION

   1.A. Rules of Construction

     1.A.1. Unless otherwise provided or separately defined in this Plan, capitalized terms shall have the meanings set forth in section B of this Article.

     1.A.2. Any capitalized term used in this Plan that is not defined in section B of this Article shall have the meaning ascribed to such term, if any, in the Bankruptcy Code.

     1.A.3. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the construction of this Plan. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     1.A.4. For the purposes of the Plan, wherever the Plan provides that a payment or distribution shall occur "on" any date, it shall mean "on, or as soon as reasonably practicable after" such date, provided however, that any such payment or distribution shall be made no later than fifteen (15) Business Days after the date on which it is to occur, and, provided, further, that any payment or distribution to be made on the Effective Date shall actually be made on the Effective Date.

     1.A.5. The meanings below and in the Bankruptcy Code shall apply equally to the singular, plural and possessive forms and masculine, feminine and neuter genders of the defined terms.

     1.A.6. All of the following definitions are intended to be and are part of the substantive provisions of this Plan and have the same force and effect as any other provision of this Plan.

     1.B. Definitions

     1.B.1. "#1 Apparel" means #1 Apparel, Inc., a Delaware corporation.

     1.B.2. "Adequate Protection Orders" means, collectively (i) that certain Interim Stipulation and Order Authorizing the Debtors to Use Cash Collateral and Granting Adequate Protection, (ii) that certain Final Stipulation and Order Authorizing the Debtors to Use Cash Collateral and Granting Adequate Protection, as amended from time to time, and (iii) that certain Amended and Restated Final Stipulation and Order Authorizing the Debtors to use Cash Collateral and Granting Adequate Protection, as amended from time to time.

     1.B.3. "Administrative Claim" means any claim against any of the Debtors
(i) constituting a cost or expense of administration of the Debtors' Cases incurred on or after the Petition Date and allowable under section 503(b) of the Bankruptcy Code and (ii) any fees or charges assessed against the Debtors' Estates under section 1930, chapter 123, title 28, United States Code.

     1.B.4. "Affiliate Leases" means those certain leases for non-residential real property, which are identified on an Exhibit to the Disclosure Statement.

     1.B.5. "Affiliated Debtors" means Smedley Industries Inc., The Toy Factory, Inc. and Consumer InfoMarketing, Inc., each a reorganized debtor in a jointly administered case under chapter 11 of the Bankruptcy Code, pending with the Court at case no. 95-235 (HSB), for which a joint chapter 11 plan was confirmed pursuant to an order of the Court dated October 3, 1996.

     1.B.6. "Allowed Administrative Claim" means an Administrative Claim that is or becomes an Allowed Claim.

     1.B.7. "Allowed Claim" means any Claim against any of the Debtors that is scheduled by the Debtors as not disputed, contingent or unliquidated; or proof of which has been filed timely and properly with the Bankruptcy Court and, in either case, any Claim (a) as to which no objection has been interposed on or before any applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court or this Plan; or (b) as to which an objection has been interposed and such Claim has been allowed by a Final Order of the Bankruptcy Court, but only to the extent such Claim has been so allowed.

     1.B.8. "Allowed Fleet Claim" means a Fleet Claim that is or becomes an Allowed Claim.

     1.B.9. "Allowed Lender Claim" means a Lender Claim as allowed pursuant to the Settlement.

     1.B.10. "Allowed Maska U.S. Unsecured Claim" means a Maska U.S. Unsecured Claim that is or becomes an Allowed Claim.

     1.B.11. "Allowed NHLE Claims" means an NHLE Claim that is or becomes an Allowed Claim.

     1.B.12. "Allowed Non-Maska Unsecured Claim" means a Non-Maska Unsecured Claim that is or becomes an Allowed Claim.

     1.B.13. "Allowed Other Secured Claim" means an Other Secured Claim that is or becomes an Allowed Claim.

     1.B.14. "Allowed Priority Non-Tax Claim" means a Priority Non-Tax Claim that is or becomes an Allowed Claim.

     1.B.15. "Allowed Priority Tax Claim" means a Priority Tax Claim that is or becomes an Allowed Claim.

     1.B.16. "Allowed SLMI Common Stock Interest" means an SLMI Common Stock Interest as of the Record Date.

     1.B.17. "Allowed Senior Note Claim" means a Senior Note Claim as allowed pursuant to the Settlement.

     1.B.18. "Allowed Unsecured Claim" means an Unsecured Claim that is or becomes an Allowed Claim.

     1.B.19. "Allowed Vermont Environmental Claim" means the Vermont Environmental Claim as allowed pursuant to the Final Order approving the Vermont Environmental Consent Decree.

     1.B.20. "Amended SLMI By-Laws" means the amended and restated by-laws of SLMI, in form and substance satisfactory to the Lenders and the Committee, which shall become effective on the Effective Date.

     1.B.21. "Amended SLMI Certificate of Incorporation" means the amended and restated Certificate of Incorporation of SLMI, in form and substance satisfactory to the Lenders and the Committee, which shall become effective on the Effective Date.

     1.B.22. "Apparel Canada" means #1 Apparel Canada Inc., a Canadian corporation.

     1.B.23. "Assumption List" means a list, if any, filed by the Debtors (with the consent of the Lenders and the Committee) not less than ten (10) days prior to the Confirmation Hearing setting forth the leases and contracts the Debtors are assuming under this Plan pursuant to section 365 of the Bankruptcy Code and the cure amounts, if any, to be paid in respect of each such executory contract and lease, which Assumption List shall be served upon the non-Debtor party to each lease or contract described therein.

     1.B.24. "Authorized New Common Stock" means the fifteen (15) million shares of common stock, $.01 par value, to be authorized by Reorganized SLMI pursuant to this Plan and the Amended SLMI Certificate of Incorporation, and which, as of the Effective Date, will represent one hundred percent (100%) of the authorized voting common stock of Reorganized SLMI.

     1.B.25. "Available Cash" means all cash in the possession or under the control of the Debtors on the Effective Date, including all cash which may be available for borrowing and distribution pursuant to the Plan under the New Working Capital/Term Debt Facility but excluding (i) cash in a deposit account that is securing letters of credit issued to John A. Sarto and Richard S. Levy, and (ii) cash held in a segregated escrow account on account of indemnification obligations arising out of the sale of the Debtors' core caps business, less an amount equal to the sum of (a) an amount reasonably necessary to fund the Reorganized Debtors' post-Effective Date working capital requirements, (b) the amount necessary to make all of the cash distributions to be made on the Effective Date on account of Administrative Claims, Priority Claims, Other Secured Claims, Fleet Claims, and cure amounts necessary to cure monetary defaults on all leases and contracts to be assumed pursuant to the Plan, (c) the amount of cash necessary to be reserved on account of any such Claims which are Disputed Claims and (d) an amount equal to the reasonably estimated fees and expenses of the Debtors' and the Committee's professionals through the Effective Date.

     1.B.26. "Ballot" means the ballot, the form of which has been approved by the Bankruptcy Court, provided to each holder of a Claim entitled to vote to accept or to reject the Plan, other than those required to vote by use of a Master Ballot.

     1.B.27. "Bankruptcy Code" means title 11 of the United States Code (11 U.S.C. ss.ss. 101 et seq.), as in effect on the Petition Date and as amended after the Petition Date to the extent applicable to the Debtors' Cases.

     1.B.28. "Bankruptcy Court" or "Court" means the United States Bankruptcy Court for the District of Delaware, including the United States Bankruptcy Judge presiding over the Debtors' Cases, and to the extent it is necessary and appropriate for jurisdiction to be exercised by the United States District Court for the District of Delaware, including the United States District Judges, this definition shall include same.

     1.B.29. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure (Fed.R.Bankr.Proc. 1001 et seq.) as in effect on the Petition Date and as amended after the Petition Date to the extent applicable to the Debtors' Cases, including local rules of the Bankruptcy Court.

     1.B.30. "Board of Directors" means the board of directors of the Debtor identified by the context in which the term is used.

     1.B.31. "Business Day" means a day on which commercial banks are not required or authorized to be closed in the City of New York.

     1.B.32. "Cases" means all of the cases under chapter 11 of the Bankruptcy Code, commenced by the Debtors, styled "In re SLM International Inc., et al." and being jointly administered in the Bankruptcy Court under case number 95-1313
(HSB).

     1.B.33. "Cash Option" means the option afforded to each holder of an Allowed Maska U.S. Unsecured Claim, an Allowed Non-Maska Unsecured Claim or an Allowed NHLE Claim pursuant to Sections 4.D.2(2), 4.G.3 and 4.H.3. of this Plan to receive cash in lieu of shares of Issued New Common Stock that would otherwise have been distributed to such holder on the Effective Date.

     1.B.34. "Claim" means any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured.

     1.B.35. "Claimant" means the holder of a Claim on the Effective Date.

     1.B.36. "Class" means a category of holders of Claims or Equity Interests as established pursuant to Article III of the Plan.

     1.B.37. "Committee" means the Official Committee of Unsecured Creditors appointed in the Cases pursuant to section 1102 of the Bankruptcy Code.

     1.B.38. "Confirmation" means entry by the Bankruptcy Court or other court of competent jurisdiction of the Confirmation Order.

     1.B.39. "Confirmation Date" means the date on which the Bankruptcy Court or other Court of competent jurisdiction enters the Confirmation Order.

     1.B.40. "Confirmation Hearing" means the hearing before the Bankruptcy Court on Confirmation of this Plan.

     1.B.41. "Confirmation Order" means the order entered by the Bankruptcy Court confirming this Plan in accordance with the provisions of the Bankruptcy Code, which shall be in form and substance satisfactory to the Lenders and the Committee.

     1.B.42. "Credit Agreement" means that certain Loan and Security Agreement dated as of December 3, 1992, among SLMI, Smedley Industries, Inc. (f/k/a Buddy L, Inc.), SLM Canada, Sport Maska, Maska U.S., Smedley (Hong Kong) Limited (f/k/a Buddy L (Hong Kong) Limited), M&K, The Toy Factory, Inc., Consumer InfoMarketing, Inc., Buddy L St. Thomas, Inc., #1 Apparel, Apparel Canada and Fleet Credit Corporation, as Agent for itself and for all other entities making loans thereunder, and IBJ Schroder Bank and Trust Company as successor Agent, as amended through the date hereof, and all documents, instruments, agreements, certificates and orders executed or delivered in connection therewith, all as amended through the date hereof.

     1.B.43. "Debtor" or "Debtors" means, individually or collectively (as applicable), (i) SLM International, Inc., a Delaware corporation, the debtor and debtor in possession in Case no. 95-1313, (ii) Sport Maska Inc., a Canadian corporation, the debtor and debtor in possession in Case no. 95-1314, (iii) Maska U.S., Inc., a Vermont corporation, the debtor and debtor in possession in Case no. 95-1315, (iv) #1 Apparel, Inc., a Delaware corporation, the debtor and debtor in possession in Case no. 95-1316, (v) #1 Apparel Canada Inc., a Canadian corporation, the debtor and debtor in possession in Case no. 95-1317, (vi) St. Lawrence Manufacturing Canada Inc., a Canadian corporation, the debtor and debtor in possession in Case no. 95-1318, and (vii) Mitchel & King Skates Limited, an English corporation, the debtor and debtor in possession in Case no. 95-1319.

     1.B.44. "Debtors in Possession" means the Debtors as debtors in possession in the Cases.

     1.B.45. "Disbursing Agent" means the bank, trust company, corporation, other organization or person, if any, selected by the Debtors or the Reorganized Debtors, and approved by the Lenders and the Committee, to make distributions under and in accordance with the Plan.

     1.B.46. "Disclosure Statement" means the First Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (As Modified), either in its present form or as it may be altered, amended, supplemented or modified from time to time prior to the entry of an order approving same.

     1.B.47. "Disputed Claim" means any Claim, including any Administrative Claim, that is listed on any of the Debtors' Schedules as, or proof of which is filed as, disputed, unliquidated or contingent, or as to which a proof of claim designating such Claim as liquidated in amount and not contingent was not timely and properly filed, or as to which any party in interest has interposed a timely objection (including an objection disputing the characterization of a Claim as secured or unsecured) in accordance with the Plan, the Bankruptcy Code or the Bankruptcy Rules, which objection has not been withdrawn or determined by Final Order.

     1.B.48. "Disputed Maska U.S. Unsecured Claim" means a Maska U.S. Unsecured Claim that is a Disputed Claim.

     1.B.49. "Disputed Non-Maska Unsecured Claim" means a Non-Maska Unsecured Claim that is a Disputed Claim.

     1.B.50. "Effective Date" means the first Business Day after the date on which the conditions specified in Article XI.B. of the Plan are either satisfied or waived and on which no stay of the Confirmation Order is in effect.

     1.B.51. "Equity Interests" means any equity interest in any of the Debtors, including common stock, preferred stock, warrants, options or other rights to acquire equity interests in any of the Debtors.

     1.B.52. "Estates" means the estates created in the Cases pursuant to section 541 of the Bankruptcy Code.

     1.B.53. "Final Distribution Date" means the date on which the last distribution is made to Claimants and holders of Equity Interests pursuant to the Plan.

     1.B.54. "Final Order" means an order of a court as to which (a) any appeal that has been taken has been determined finally or dismissed and such order has not been reversed, stayed, modified or amended, (b) the time for appeal has expired and no timely appeal has been filed, or (c) the time for appeal has expired and no motion or similar pleading having the effect of tolling or otherwise extending the time to file an appeal has been filed and not yet determined.

     1.B.55. "Fleet Claims" means any and all Claims of Fleet Credit Corporation other than Claims arising under the Credit Agreement.

     1.B.56. "Incentive Plan" means that certain management incentive plan approved by Final Order dated August 21, 1996, pursuant to which the Debtors were authorized to grant to certain members of management up to 75,000 shares of Authorized New Common Stock upon meeting certain financial performance criteria for fiscal year 1996.

     1.B.57. "Issued New Common Stock" means the 6.5 million shares of Authorized New Common Stock (as adjusted to take account of fractional interests pursuant to Section 10.E of the Plan) to be issued by Reorganized SLMI pursuant to this Plan.

     1.B.58. "Lender Agent" means the agent for the Lenders under the Credit Agreement.

     1.B.59. "Lender Claims" means any Claim arising pursuant to the Credit Agreement.

     1.B.60. "Lenders" means Cerberus Partners, L.P., D.K. Acquisition Partners, L.P., Merrill Lynch, Pierce Fenner & Smith, Inc., Pearl Street, L.P., Chase Securities, Inc., and Silver Oak Capital, L.L.C., and each of their respective successors and assigns.

     1.B.61. "M & K" means Mitchel & King Skates Limited, an English corporation.

     1.B.62. "Maska U.S." means Maska U.S., Inc., a Vermont corporation.

     1.B.63. "Maska U.S. Product Amount" means the product of 56.551833% multiplied by the sum of the then Allowed and Disputed Maska U.S. Unsecured Claims.

     1.B.64. "Maska U.S. Unsecured Claim" means any Unsecured Claim (other than a Senior Note Claim) against Maska U.S.

     1.B.65. "Master Ballot" means the document approved by the Bankruptcy Court to be used in voting on the Plan that must be executed and delivered by a brokerage firm or other record holder of SLMI Common Stock Interests that is not also the beneficial owner of such SLMI Common Stock Interest.

     1.B.66. "New Senior Note Indenture" means that certain trust indenture governing the New Senior Secured Notes dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Committee.

     1.B.67. "New Senior Secured Notes" means the 14% Senior Secured Notes to be issued by SLMI pursuant to the New Senior Note Indenture, dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Committee.

     1.B.68. "New Warrants" means the five-year warrants to purchase up to 300,000 shares of Authorized New Common Stock to be issued by Reorganized SLMI to holders of SLMI Common Stock Interests pursuant to Article IV. of the Plan, dated as of the Effective Date, in form and substance satisfactory to the Debtors, the Lenders and the Committee.

     1.B.69. "New Working Capital/Term Debt Facility" means a debt facility to be entered into by the Reorganized Debtors with one or more financial institutions effective as of the Effective Date, in form and substance satisfactory to the Lenders and the Committee, to fund the Reorganized Debtors' post-Effective Date working capital requirements and to provide financing to fund certain cash payments required by the Plan including, without limitation, distributions to holders of Allowed Lender Claims.

     1.B.70. "NHLE" means any or all of NHL Enterprises BV, NHL Enterprises Canada Inc., NHL Enterprises, Inc., or any affiliate of any of the foregoing.

     1.B.71. "NHLE Claims" means any and all Claims and/or Administrative Claims of the NHLE including any Claims and/or Administrative Claims incident to the Debtors' assumption of the licenses with NHLE pursuant to this Plan and arising from the Debtors' alleged infringement of any of the NHLE's property, but excluding Administrative Claims representing post-Petition Date liabilities arising in the ordinary course under the licenses with the NHLE and remaining unpaid.

     1.B.72. "Non-Maska Product Amount" means the product of 31.916367% multiplied by the sum of the then Allowed and Disputed Non-Maska Unsecured Claims.

     1.B.73. "Non-Maska Unsecured Claim" means any Unsecured Claim (other than a Senior Note Claim) against any of the Debtors other than Maska U.S.

     1.B.74. "Noteholders" means the purchasers of the notes issued pursuant to the Note Purchase Agreements, and each of their respective successors and assigns.

     1.B.75. "Note Purchase Agreements" means those certain Note Purchase Agreements, dated February 15, 1994, and any and all documents, instruments, agreements and certificates executed or delivered in connection therewith all as amended through the date hereof.

     1.B.76. "Ordinary Course Order" means that certain Order Authorizing Retention and Compensation of Professionals Utilized by Debtors in the Ordinary Course of Business dated March 6, 1996.

     1.B.77. "Other Secured Claims" means that portion of a Claim (including a Claim for taxes), other than Lender Claims, Fleet Claims, Senior Note Claims or any Claim eliminated pursuant to the substantive consolidation of the Debtors' Estates effectuated by this Plan, that is secured in accordance with section 506(a) of the Bankruptcy Code.

     1.B.78. "Petition Date" means October 24, 1995.

     1.B.79. "Plan" means this First Amended Joint Chapter 11 Plan (As Modified), either in its present form or as it may be altered, amended or modified from time to time with the approval of the Lenders and the Committee, and in accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules.

     1.B.80. "Present Management" means any or all of the individuals serving or having served during the Cases as directors, officers, employees, agents or representatives for any of the Debtors.

     1.B.81. "Priority Claim" means that portion of a Claim that is entitled to priority under sections 507(a)(2), (3), (4), (5), (6), (7), (8) or (9) of the
Bankruptcy Code.

     1.B.82. "Priority Non-Tax Claim" means any Priority Claim against any of the Debtors, other than a Priority Tax Claim.

     1.B.83. "Priority Tax Claim" means that portion of a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code but excludes that portion of a Claim to the extent of an Other Secured Claim.

     1.B.84. "Pro Rata" means, as the context may dictate, either (i) the ratio of the amount of an Allowed Claim in a particular Class to the aggregate amount of all Allowed and Disputed Claims in such Class, or (ii) the ratio of the amount of an Allowed Claim or Equity Interest in a particular class to the aggregate amount of all Allowed Claims or Equity Interests in such Class.

     1.B.85. "Product Amount Sum" means the sum of the Maska U.S. Product Amount, the Non-Maska Product Amount and the Senior Note Product Amount.

     1.B.86. "Record Date" means the date the Bankruptcy Court enters an order approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

     1.B.87. "Rejection List" means a list, if any, filed by the Debtors not less than ten (10) days prior to the Confirmation Hearing setting forth the leases and contracts the Debtors are rejecting under this Plan pursuant to section 365 of the Bankruptcy Code, (with the consent of the Lenders and the Committee), including the Affiliate Leases, which the Committee, with the consent of the Lenders direct the Debtors to reject, which Rejection List shall be served upon the non-Debtor party to each lease or contract described therein.

     1.B.88. "Reorganized Board of Directors" means the board of directors of the Reorganized Debtor identified by the context in which the term is used.

     1.B.89. "Reorganized Debtors" means the Debtors or any successor thereto by merger, consolidation, or otherwise, on or after the Effective Date.

     1.B.90. "Reorganized SLMI" means SLMI, a Delaware corporation, on and after the Effective Date.

     1.B.91. "Reorganized Subsidiaries" means the Subsidiary Debtors on and after the Effective Date.

     1.B.92. "Reserved Shares" has the meaning set forth in Section 6.C.2. of this Plan.

     1.B.93. "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed with the Bankruptcy Court by each of the Debtors pursuant to section 521 of the Bankruptcy Code.

     1.B.94. "Senior Note Claims" means the Claims asserted by the Noteholders against each of the Debtors in the aggregate principal amount of $75,000,000 (plus interest, fees, make-whole amounts, costs and expenses) by virtue of the Note Purchase Agreements.

     1.B.95. "Senior Note Product Amount" means $32,235,535.

     1.B.96. "Settlement" means the compromises and settlements of the causes of action and disputes set forth in Section 12.I. hereof.

     1.B.97. "Shareholder Settlement Approval Order" means that certain Order Pursuant To Section 363 Of The Bankruptcy Code And Federal Rule Of Bankruptcy Procedure 9019(a) Approving The Compromise And Settlement Of Securities Litigation And Authorizing The Debtors To Use Property Of The Estate In Connection Therewith, dated July 22, 1996 and entered on the docket of the Bankruptcy Court on July 23, 1996.

     1.B.98. "Shelf Registration Statement" means one or more "shelf" registration statement(s) filed by Reorganized SLMI on any appropriate form pursuant to the Securities Act of 1933, as amended, and/or any similar rule that may be adopted by the Securities and Exchange Commission.

     1.B.99. "SLM Canada" means St. Lawrence Manufacturing Canada Inc. (f/k/a Buddy L Canada Inc.), a Canadian corporation.

     1.B.100. "SLMI" means SLM International, Inc., a Delaware corporation.

     1.B.101. "SLMI Common Stock Interests" means the Equity Interests in SLMI represented by the approximately 18,859,679 issued and outstanding shares of common stock as of the Petition Date and the 1,000,000 shares of common stock issued or to be issued pursuant to that certain Order and Final Judgment entered on July 23, 1996 by the United States District Court for the Southern District of New York in Master File No. 94 Civ. 3327 (RLC).

     1.B.102. "SLMI Other Equity Interests" means all Equity Interests in SLMI other than the SLMI Common Stock Interests.

     1.B.103. "SLMI's Old Certificate of Incorporation" means SLMI's existing certificate of incorporation, as amended or restated prior to the Effective Date.

     1.B.104. "Sport Maska" means Sport Maska Inc., a Canadian corporation.

     1.B.105. "Subsequent Distribution Date" means the date which is three (3) months after the Effective Date and the same date of each third (3rd) month thereafter until the Final Distribution Date.

     1.B.106. "Subsidiary Stock" means all Equity Interests in the Subsidiary Debtors.

     1.B.107. "Subsidiary Debtors" means all of the Debtors other than SLMI.

     1.B.108. "Substantive Consolidation Motion" means that certain Motion For An Order Pursuant To Section 105(a) Of The Bankruptcy Code Substantively Consolidating The Assets And Liabilities Of The Debtors, dated October 24, 1995.

     1.B.109. "Tax Code" means the Internal Revenue Code of 1986, as amended.

     1.B.110. "Trust Indenture Act" means title 15 of the United States Code (15 U.S.C. ss.ss. 77aaa et seq.) as in effect on the Effective Date.

     1.B.111. "Unsecured Claim" means any Claim (including a Senior Note Claim), other than (i) an Administrative Claim, (ii) an Other Secured Claim, (iii) a Priority Claim, (iv) a Fleet Claim, (v) a Vermont Environmental Claim, (vi) a Lender Claim, (vii) an NHLE Claim or (viii) any Claim eliminated pursuant to the substantive consolidation of the Debtors' Estates effectuated by this Plan.

     1.B.112. "Vermont Environmental Claims" means any Claims arising pursuant to that certain Vermont Environmental Consent Decree.

     1.B.113. "Vermont Environmental Consent Decree" means that certain Consent Order entered on June 20, 1996 against Maska U.S. by the Washington Superior Court for Washington County, Vermont in docket no. 262-5-96.

     1.B.114. "34 Act" means the Securities Exchange Act of 1934, as amended.

                                   ARTICLE II

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

     2.A. ADMINISTRATIVE CLAIMS. Administrative Claims are unclassified under the Plan. Each holder of an Allowed Administrative Claim, at the option of the Debtors with the approval of the Lenders and the Committee, or the Reorganized Debtors shall receive either (i) the full amount of its Allowed Administrative Claim in cash on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Claim or (ii) treatment on such other terms as mutually agreed to by the holder of an Allowed Administrative Claim and the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors; provided, however, that Allowed Administrative Claims representing post-Petition Date liabilities incurred in the ordinary course of business by the Debtors shall be paid as they become due in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto; provided, further, that interim and/or final payment of Allowed Administrative Claims approved or authorized by the Court shall be paid in accordance with such Court approval. On or before five
(5) days prior to the Effective Date, each retained professional (other than professionals retained pursuant to the Ordinary Course Order) shall submit to the Debtors, the Committee and the Lenders a good faith estimate of anticipated fees and expenses that it expects to incur through the Effective Date.

     2.B. PRIORITY TAX CLAIMS. Priority Tax Claims are unclassified under the Plan. In full satisfaction, payment and discharge of its Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive payment of its Allowed Priority Tax Claim, at the option of the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors, either (i) in cash on the later of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim, (ii) in annual cash payments commencing on the first anniversary of the date of the assessment of such Allowed Priority Tax Claim over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to the allowed amount of such Allowed Priority Tax Claim or (iii) on such other terms as mutually agreed to by the holder of an Allowed Priority Tax Claim and the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors.

                                   ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTEREST

     3.A. SUMMARY. The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes including voting, Confirmation and distribution pursuant to the Plan. A Claim or Equity Interest is classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of the Class and is classified in a different Class to the extent such Claim or Equity Interest qualifies within the description of that different Class.

                 Class                                  Status
                 -----                                  ------
Class  1:    Priority Non-Tax Claims          Unimpaired. Not entitled to vote.

Class  2:    Lender Claims                    Impaired. Entitled to vote.

Class  3:    Other Secured Claims             Unimpaired. Not entitled to vote.

Class  4:    Fleet Claims                     Impaired. Entitled to vote.

Class  4A:   NHLE Claims                      Impaired. Entitled to vote.

Class  5:    Vermont Environmental Claims     Unimpaired. Not entitled to vote.

Class  6:    Senior Note Claims               Impaired. Entitled to vote.

Class  7:    Maska U.S. Unsecured Claims      Impaired. Entitled to vote.

Class  8:    Non-Maska Unsecured Claims       Impaired. Entitled to vote.

Class  9:    SLMI Common Stock Interests      Impaired. Entitled to vote.

Class 10:    SLMI Other Equity Interests      Impaired. Deemed to reject.

     3.B. VOTING. Claims classified in Classes 2, 4, 4A, 6, 7 and 8 and Equity Interests classified in Class 9 are impaired and receiving distributions under the provisions of this Plan. The Debtors are soliciting acceptances to the Plan from holders of Claims or Equity Interests as of the Record Date in such Classes. Claims in Classes 1, 3 and 5 are unimpaired under the provisions of the Plan and are deemed to have accepted the Plan. Equity Interests in Class 10 are impaired and are not receiving distributions under the Plan and accordingly are deemed to reject the Plan.

                                   ARTICLE IV

                    TREATMENT OF CLAIMS OR ALLOWED INTERESTS

     4.A. CLASS 1. PRIORITY NON-TAX CLAIMS

     1. Classification: Class 1 consists of all Priority Non-Tax Claims.

     2. Treatment: In full satisfaction, payment and discharge of its Priority Non-Tax Claim, each holder of an Allowed Priority Non-Tax Claim shall be paid, at the option of the Debtors with the approval of the Lenders and the Committee, or the Reorganized Debtors either (i) the amount of its Allowed Priority Non-Tax Claim, in cash, on the later of the Effective Date or the date on which such Priority Non-Tax Claim becomes an Allowed Claim or (ii) on such other terms as mutually agreed to by the holder of an Allowed Priority Non-Tax Claim and the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors. Class 1 is unimpaired and the holders of Priority Non-Tax Claims are deemed to accept the Plan.

     4.B. CLASS 2. LENDER CLAIMS

     1. Classification: Class 2 consists of all Lender Claims.

     2. Treatment: In full satisfaction, payment and discharge of the Lender Claims, on the Effective Date, the Lender Agent shall receive, for distribution by the Lender Agent to the Lenders, pursuant to the Credit Agreement, (i) the Available Cash (not to exceed $73.973 million), (ii) New Senior Secured Notes in an aggregate principal amount equal to the excess, if any, of $73.973 million (less the amount of any distributions made to the Lenders from any Debtor or any of the Affiliated Debtors on or after July 16, 1996 on account of the Lender Claims) over the amount of Available Cash distributed to the Lenders on the Effective Date, and (iii) 2,470,000 shares of Issued New Common Stock. Class 2 is impaired and the holders of Lender Claims are entitled to vote to accept or to reject the Plan.

     4.C. CLASS 3. OTHER SECURED CLAIMS

     1. Classification: Class 3 consists of all Other Secured Claims.

     2. Treatment: In full satisfaction, payment and discharge of the Other Secured Claims, each holder of an Allowed Other Secured Claim, if any, shall receive one of the following treatments, at the election of the Debtors, with the approval of the Lenders and the Committee, or the Reorganized Debtors, (i) the legal, equitable and contractual rights to which such Allowed Other Secured Claim entitles the holder thereof shall be unaltered by the Plan, (ii) the treatment described in section 1124(2) of the Bankruptcy Code, or (iii) such other treatment as agreed to by the holder of such Allowed Other Secured Claim and the Debtors with the approval of the Lenders and the Committee, or the Reorganized Debtors. Class 3 is unimpaired and the holders of Other Secured Claims are deemed to accept the Plan.

     4.D.1. CLASS 4.  FLEET CLAIMS

     1. Classification. Class 4 consists of all Fleet Claims.

     2. Treatment. In full satisfaction, payment and discharge of the Fleet Claims, and in accordance with that certain Stipulation and Order of the Bankruptcy Court entered September 24, 1996, the holder of the Allowed Fleet Equipment Claim shall be paid (i) $73,465.07 in cash on the Effective Date and
(ii) the aggregate amount of $337,000 payable in 18 equal monthly installments commencing one month after the Effective Date and payable upon the same day of each month thereafter. Class 4 is impaired and the holder of the Fleet Claims is entitled to vote to accept or to reject the Plan.

     4.D.2. CLASS 4A. NHLE CLAIMS

     1. Classification: Class 4A Consists of all NHLE Claims.

     2. Treatment: In full settlement, satisfaction and payment of the NHLE Claims, and pursuant to settlement documentation filed with the Bankruptcy Court on or before the deadline fixed for voting on this Plan, certain of the Debtors' licenses and other executory contracts with the NHLE shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code (with modifications agreed to in form and substance agreed to by the Debtors, the Lenders, the Committee and the
NHLE) and the holders of the Allowed NHLE Claims shall receive on the earlier to occur of the Effective Date or June 16, 1997, (i) $700,000 in cash in full payment and settlement of each of the Debtors' obligations under section 365(b) of the Bankruptcy Code and of each NHLE Claim that constitutes an Administrative Claim and (ii) 58,824 shares of Issued New Common Stock in full payment and settlement of each NHLE Claim other than those that constitute Administrative Claims. The holders of the NHLE Claims shall be deemed to have elected the Cash Option pursuant to Sections 4.G.3. and 4.H.3. of this Plan as if such holders were holders of Allowed Maska U.S. Claims or Allowed Non-Maska Claims and shall receive $500,000 in cash in lieu of the 58,824 shares of Issued New Common Stock on the earlier to occur of the Effective Date or June 16, 1997. Class 4A is impaired and the holder of the NHLE Claims is entitled to vote to accept or to reject the Plan.

     4.E. CLASS 5. VERMONT ENVIRONMENTAL CLAIMS

     1. Classification: Class 5 consists of all Vermont Environmental Claims.

     2. Treatment: In full satisfaction, payment and discharge of the Vermont Environmental Claims, the holder of the Allowed Vermont Environmental Claims shall receive the treatment set forth in the Vermont Environmental Consent Decree. Class 5 is unimpaired and the holder of the Vermont Environmental Claims is deemed to accept the Plan.

     4.F. CLASS 6. SENIOR NOTE CLAIMS

     1. Classification: Class 6 consists of all Senior Note Claims.

     2. Treatment: In full satisfaction, payment and discharge of the Senior Note Claims, each holder of an Allowed Senior Note Claim shall receive on the Effective Date such holder's Pro Rata share of the number of shares of Issued New Common Stock equal to the quotient obtained by dividing (A) (i) the Senior Note Product Amount, plus (ii) if the Product Amount Sum is less than $40,339,206, 78.745% of the excess of $40,339,206 over the Product Amount Sum, minus (iii) if the Product Amount Sum is more than $40,339,206, 78.745% of the excess of the Product Amount Sum over $40,339,206, by (B) 10.158. The holders of Allowed Senior Note Claims shall be entitled to additional distributions of Reserved Shares to the extent provided in Section 6.C.2. of this Plan. Class 6 is impaired, and the holders of the Senior Note Claims are entitled to vote to accept or to reject the Plan.

     4.G. CLASS 7. MASKA U.S. UNSECURED CLAIMS

     1. Classification: Class 7 consists of all Maska U.S. Unsecured Claims.

     2. Treatment: In full satisfaction, payment and discharge of Maska U.S. Unsecured Claims, each holder of an Allowed Maska U.S. Unsecured Claim shall receive on the later of the Effective Date or the date such Claim becomes an Allowed Claim such holder's Pro Rata share of the number of shares of Issued New Common Stock equal to the quotient obtained by dividing (A) (i) the Maska U.S. Product Amount, plus (ii) if the Product Amount Sum is less than $40,339,206, 16.577% of the excess of $40,339,206 over the Product Amount Sum, minus (iii) if the Product Amount Sum is more than $40,339,206, 16.577% of the excess of the Product Amount Sum over $40,339,206, by (B) 10.158. The holders of Allowed Maska U.S. Unsecured Claims shall be entitled to additional distributions of Reserved Shares to the extent provided in Section 6.C.2. of this Plan. Class 7 is impaired, and the holders of Allowed Claims in such Class are entitled to vote to accept or to reject the Plan.

     3. Cash Option: The Debtors, with the approval of the Lenders and the Committee, may enter into agreements with one or more third parties, pursuant to which such third parties would agree to fund the Cash Option described herein in consideration for the receipt of the shares of Issued New Common Stock that would, in the absence of this Cash Option, be distributed to the holders of Allowed Maska U.S. Unsecured Claims on the Effective Date. This Cash Option is expressly conditioned upon the Debtors entering into such agreements with one or more third parties prior to the Effective Date. In lieu of receiving such holder's Pro Rata share of Issued New Common Stock pursuant to Section 4.G.2 of this Plan, each holder of an Allowed Maska U.S. Unsecured Claim that votes to accept the Plan shall have the right to elect the Cash Option by properly marking and returning its Ballot. Any holder of an Allowed Maska U.S. Unsecured Claim who votes to accept the Plan but fails to indicate on such holder's Ballot whether such holder has elected the Cash Option will be deemed to have elected the Cash Option. Any holder of an Allowed Maska U.S. Unsecured Claim who votes to reject the Plan shall not be entitled to elect the Cash Option.

     If the holder of an Allowed Maska U.S. Unsecured Claim (or an Allowed NHLE Claim) elects or is deemed to have elected the Cash Option, in lieu of receiving a distribution of Issued New Common Stock on the Effective Date, such holder shall instead receive on the Effective Date cash in an amount equal to the product of (a) an amount not less then $8.50 per share multiplied by (b) the number of shares of Issued New Common Stock that such holder would have received on the Effective Date had such holder not elected the Cash Option.

     The Cash Option shall apply solely to Issued New Common Stock to be distributed to the holders of Allowed Maska U.S. Unsecured Claims (and Allowed Non-Maska Unsecured Claims pursuant to Section 4.H.3. and Allowed NHLE Claims pursuant to Section 4.D.2.) on the Effective Date. The Cash Option shall not apply to any shares of Issued New Common Stock held in reserve in respect of Disputed Claims, or to any shares of Issued New Common Stock to be distributed on any Subsequent Distribution Date.

     4.H. CLASS 8. NON-MASKA UNSECURED CLAIMS

     1. Classification: Class 8 consists of all Non-Maska Unsecured Claims.

     2. Treatment: In full satisfaction, payment and discharge of Non-Maska Unsecured Claims, each holder of an Allowed Non-Maska Unsecured Claim shall receive on the later of the Effective Date or the date such Claim becomes an Allowed Claim such holder's Pro Rata share of the number of shares of Issued New Common Stock equal to the quotient obtained by dividing (A) (i) the Non-Maska Product Amount, plus (ii) if the Product Amount Sum is less than $40,339,206, 4.678% of the excess of $40,339,206 over the Product Amount Sum, minus (iii) if the Product Amount Sum is more than $40,339,206, 4.678% of the excess of the Product Amount Sum over $40,339,206, by (B) 10.158. The holders of Allowed Non-Maska Unsecured Claims shall be entitled to additional distributions of Reserved Shares to the extent provided in Section 6.C.2. of this Plan. Class 8 is impaired, and the holders of Allowed Claims in such Class are entitled to vote to accept or to reject the Plan.

     3. Cash Option: The Debtors, with the approval of the Lenders and the Committee, may enter into agreements with one or more third parties, pursuant to which such third parties would agree to fund the Cash Option described herein in consideration for the receipt of the shares of Issued New Common Stock that would, in the absence of this Cash Option, be distributed to the holders of Allowed Non-Maska Unsecured Claims on the Effective Date. This Cash Option is expressly conditioned upon the Debtors entering into such agreements with one or more third parties prior to the Effective Date. In lieu of receiving such holder's Pro Rata share of Issued New Common Stock pursuant to Section 4.H.2 of this Plan, each holder of an Allowed Non-Maska Unsecured Claim that votes to accept the Plan shall have the right to elect the Cash Option by properly marking and returning its Ballot. Any holder of an Allowed Non-Maska Unsecured Claim who votes to accept the Plan but fails to indicate on such holder's Ballot whether such holder has elected the Cash Option will be deemed to have elected the Cash Option. Any holder of an Allowed Non-Maska Unsecured Claim who votes to reject the Plan shall not be entitled to elect the Cash Option.

     If the holder of an Allowed Non-Maska Unsecured Claim (or an Allowed NHLE Claim) elects or is deemed to have elected the Cash Option, in lieu of receiving a distribution of Issued New Common Stock on the Effective Date, such holder shall instead receive on the Effective Date cash in an amount equal to the product of (a) an amount not less then $8.50 per share multiplied by (b) the number of shares of Issued New Common Stock that such holder would have received on the Effective Date had such holder not elected the Cash Option.

     The Cash Option shall apply solely to Issued New Common Stock to be distributed to the holders of Allowed Non-Maska Unsecured Claims (and Allowed Maska U.S. Unsecured Claims pursuant to Section 4.G.3. and Allowed NHLE Claims pursuant to Section 4.D.2.) on the Effective Date. The Cash Option shall not apply to any shares of Issued New Common Stock held in reserve in respect of Disputed Claims, or to any shares of Issued New Common Stock to be distributed on any Subsequent Distribution Date.

     4.I. CLASS 9. SLMI COMMON STOCK INTERESTS

     1. Classification: Class 9 consists of all SLMI Common Stock Interests.

     2. Treatment: In full satisfaction, payment and discharge of SLMI Common Stock Interests, each holder of an Allowed SLMI Common Stock Interest shall receive on the Effective Date a Pro Rata share of New Warrants. Class 9 is impaired and the holders of Allowed SLMI Common Stock Interests are entitled to vote to accept or to reject the Plan.

     4.J. CLASS 10. SLMI OTHER EQUITY INTERESTS

     1. Classification: Class 10 consists of all SLMI Other Equity Interests.

     2. Treatment: The holders of SLMI Other Equity Interests shall receive no distributions and retain no property interests under the Plan. Class 10 is impaired and is deemed to reject the Plan.

                                    ARTICLE V

                       ACCEPTANCE OR REJECTION OF THE PLAN

     5.A. VOTING. Acceptance of the Plan by a Claimant or a holder of an Equity Interest shall be deemed to be a consent to all provisions of the Plan and to the treatment thereunder to such holder and to all other Claimants and holders of Equity Interests.

     5.B. CLASSES ENTITLED TO VOTE. Only holders of Allowed Claims or Equity Interests as of the Record Date, in impaired Classes receiving distributions under the Plan, are entitled to vote on the Plan. Accordingly, each Claimant in Classes 2, 4, 4A, 6, 7 and 8 and each holder of SLMI Common Stock Interests in Class 9 shall be entitled to vote to accept or to reject the Plan. All Claimants and holders of SLMI Common Stock Interests entitled to vote to accept or to reject the Plan shall vote by executing and returning a Ballot, or in the case of a brokerage firm or other record holder of SLMI Common Stock Interests who is not the beneficiary holder of such SLMI Common Stock Interests, a Master Ballot, in accordance with the voting procedures set forth in the solicitation materials approved by the Bankruptcy Court.

     5.C. ACCEPTANCE BY IMPAIRED CLASSES. An impaired Class of Claims shall have accepted the Plan if the holders of at least two-thirds (2/3) in amount, and more than one-half (1/2) in number, of the Allowed Claims actually voting in such Class have voted to accept the Plan. An impaired Class of Equity Interests shall have accepted the Plan if the holders of at least two-thirds (2/3) in amount of the Allowed Equity Interests actually voting in such Class have voted to accept the Plan.

     5.D. NONCONSENSUAL CONFIRMATION. The Debtors request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Class 10. In the event that any other impaired Class of Claims or Equity Interests fails to accept the Plan, the Debtors, unless otherwise directed by the Lenders and the Committee, shall request that the Bankruptcy Court confirm the Plan notwithstanding such non-acceptance in accordance with section 1129(b) of the Bankruptcy Code.

                                   ARTICLE VI

                   PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

     6.A. OBJECTIONS TO AND ESTIMATION OF CLAIMS; PROSECUTION OF DISPUTED CLAIMS. The Debtors and the Reorganized Debtors reserve the right to object to the allowance of all Claims (except for Lender Claims and Senior Note Claims which shall be allowed pursuant to the Settlement), including any Claims listed in the Schedules or filed with the Bankruptcy Court with respect to which they dispute liability in whole or in part and the characterization of a Claim as secured or unsecured; provided that subject to further extension by the Bankruptcy Court with or without notice, all objections to the allowance of Claims shall be filed with the Bankruptcy Court on or before the Effective Date. All objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors may compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any such objections to Claims. The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any such contingent or unliquidated Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the amount of such Claim or a maximum limitation on the amount of such Claim, as determined by the Bankruptcy Court, to the extent permissible under the Bankruptcy Code. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment or distribution on such Claim. All of the aforementioned Claims' objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

     6.B. PAYMENTS AND DISTRIBUTION ON DISPUTED CLAIMS. Notwithstanding any provision in the Plan to the contrary, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until such Claim becomes an Allowed Claim, in whole or in part. On the first Subsequent Distribution Date that is at least ten (10) Business Days after a Disputed Claim (or portion thereof) becomes an Allowed Claim, the holder of such Allowed Claim shall receive all payments and/or distributions to which such holder is then entitled under the Plan.

     6.C. RESERVES FOR DISPUTED CLAIMS

     6.C.1. If Disputed Claims exist in any Class receiving cash under the Plan (other than with respect to the Cash Option), the Reorganized Debtors shall hold for the benefit of each such holder of a Disputed Claim cash in an amount equal to the payments or distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim on the Effective Date in an amount equal to the lesser of (i) the amount of the Claim filed with the Bankruptcy Court or, if no Claim was filed, the amount listed by the Debtors in the Schedules as not disputed, contingent or unliquidated and (ii) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code. If a Disputed Claim in such Class becomes an Allowed Claim, on the first Subsequent Distribution Date that is at least ten (10) Business Days after such allowance, the Reorganized Debtors or the Disbursing Agent shall pay to the holder thereof cash in an amount equal to the cash such holder would have received on account of such Claim if such Claim had been Allowed in such amount as of the Effective Date plus any interest actually earned on such cash. If a Disputed Claim in any Class receiving cash under the Plan is later allowed in an amount greater than the amount reserved for such Disputed Claim, the excess amount to which such Claimant is entitled under the Plan shall be paid by the Reorganized Debtors to the extent available from general operating funds (together with interest thereon at the same rate as earned by cash reserved for Disputed Claims). Cash, if any, reserved by the Reorganized Debtors on account of Disputed Claims shall be set aside, segregated and, to the extent practicable, held in interest-bearing deposits or certificates of deposit. If a Disputed Claim in any Class receiving cash under the Plan is disallowed, in whole or in part, by Final Order, the cash (plus the interest actually accrued thereon) reserved in respect of such Claim (or portion thereof) that has been disallowed shall revert to the Reorganized Debtors.

     6.C.2. If Disputed Claims exist in Class 7 or Class 8, the Disbursing Agent shall hold in reserve for the benefit of each such holder of a Disputed Claim, Issued New Common Stock in an amount equal to the distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim on the Effective Date in an amount equal to the lesser of (i) the amount of the Claim filed with the Bankruptcy Court or, if no Claim was filed, the amount listed by the Debtors in the Schedules as not disputed, contingent or unliquidated, and (ii) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code provided that in connection with such estimation, the Bankruptcy Court enters a Final Order setting such estimate as the maximum amount of such Claim for purposes of this Plan. The Disbursing Agent shall also accept and hold for the benefit of holders of Disputed Claims any and all dividends or other distributions actually paid on account of such Issued New Common Stock referred hereunder. If a Disputed Claim in such a Class becomes an Allowed Claim, on the first Subsequent Distribution Date that is at least ten (10) Business Days after such allowance, the Disbursing Agent shall issue to the holder thereof the amount of Issued New Common Stock to which such holder is entitled under the provisions of this Plan, including any dividends or other distributions that would have been paid or distributed to such holder had such Claim been an Allowed Claim as of the Effective Date. If a Disputed Claim in any such Class is disallowed, in whole or in part, pursuant to Final Order, on the first Subsequent Distribution Date that is at least ten (10) Business Days after such disallowance, the Reorganized Debtors shall (a) first, reallocate the shares of Issued New Common Stock that had been reserved on account of such disallowed Disputed Claim (the "Reserved Shares") to the holders of then Allowed and Disputed Claims in Classes 6, 7 and 8 as follows: 78.745% of such Reserved Shares to the holders of Claims in Class 6; 16.577% of such Reserved Shares to the holders of then Allowed and Disputed Claims in Class 7; and 4.678% of such Reserved Shares to the holders of then Allowed and Disputed Claims in Class 8 and (b) second, issue to each holder of an Allowed Claim in each such Class and allocate to the reserves established for remaining Disputed Claims in each such Class, Pro Rata, the Reserved Shares that have been so reallocated to such Class in accordance with clause (a) of this section.

                                   ARTICLE VII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     7.A. EXECUTORY CONTRACTS AND UNEXPIRED LEASES. On the Effective Date, all executory contracts or unexpired leases of any of the Debtors shall be deemed assumed in accordance with the provisions of sections 365 and 1123 of the Bankruptcy Code, including the Debtors' licenses and contracts with the NHLE as set forth in section 4.D.2. of this Plan, except those executory contracts and unexpired leases that (i) have been previously assumed or rejected by Final Order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Effective Date, (iii) are identified on the Rejection List or
(iv) are specifically rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code, provided, however, that the assumption of any of the Affiliate Leases shall be subject to the prior modification of such Leases on terms acceptable to the Lenders, the Committee and the lessors under the Affiliate Leases. In the event the Lenders, the Committee and the lessors under the Affiliate Leases have not reached agreement regarding treatment of the Affiliate Leases prior to the hearing to approve the Disclosure Statement, then the Committee (upon consultation with the Debtors and Lenders) shall have the right prior to, in connection with or, as representative of the Estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, after confirmation of the Plan to commence any and all actions it deems necessary or desirable to challenge, modify or otherwise contest on behalf of the Estates, any claims or obligations of the Debtors or Reorganized Debtors arising under the Affiliate Leases or the terms thereof, including an action against any lessor thereof and/or any officer, director, or control person of any lessor thereof in such capacity, and the right to reject one or several of the Affiliate Leases (each, an "Affiliate Lease Action"). Any Affiliate Lease subject to an Affiliate Lease Action may be assumed on such terms as may be imposed by the Bankruptcy Court. Any executory contract or unexpired lease not set forth on the Rejection List or on the Assumption List (other than the Affiliate Leases) shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code and treated as if set forth on the Assumption List with a cure claim of $0.

     7.B. CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES. All proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases pursuant to the Plan must be filed with the Bankruptcy Court by the later of thirty (30) days after (i) the date of entry of an order of the Bankruptcy Court approving the rejection of such contracts or leases or (ii) the Confirmation Date. Any such Claims, proof of which is not filed within such time, shall be barred forever from assertion against the Debtors, the Reorganized Debtors, their Estates and/or their assets or property. Unless otherwise ordered by the Bankruptcy Court, all such properly filed Claims, upon allowance thereof, shall be, and shall be treated as, Allowed Maska U.S. Unsecured Claims or Allowed Non-Maska Unsecured Claims, as the context dictates. No later than ten (10) days prior to the Confirmation Hearing, the Debtors shall prepare a schedule of the estimated Claims arising from the rejection of executory contracts and unexpired leases, which schedule shall, to the extent necessary, be used for the purpose of establishing the reserves required by Section 6.C. of this Plan.

     7.C. ASSUMED CONTRACTS AND LEASES. As to each executory contract and unexpired lease to be assumed as provided in the Plan, any monetary amount in default shall be cured, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount set forth on the Assumption List, or as otherwise determined by the Bankruptcy Court, in cash, on the Effective Date or on such other terms as the parties to each such executory contract and unexpired lease may agree. Any objection as to such cure amount or other matter pertaining to the assumption shall be filed with the Bankruptcy Court no later than ten (10) days after the Confirmation Date. Any objection not filed within such time shall be forever barred from assertion against the Debtors, the Reorganized Debtors, their estates and their property. In the event of a timely objection, the Debtors with the approval of the Lenders and the Committee or the Reorganized Debtors shall, at their option, either (i) pay the amount asserted by the objecting party (ii) pay such other amount to which the Debtors with the approval of the Lenders and the Committee and the objecting party may agree, or
(iii) request a determination of the issue by the Bankruptcy Court and, following such determination, the Reorganized Debtors shall (x) pay the amounts, if any, determined to be due and owing or (y) be deemed to have rejected such contract or lease pursuant to this Plan in accordance with sections 365 and 1123 of the Bankruptcy Code.

     7.D. PRE-PETITION DATE COMPENSATION AND BENEFIT PROGRAMS. All pre-Petition Date employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors in effect as of the Confirmation Date and applicable generally to the respective active employees of the Debtors, including, without limitation, all then-effective retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans (but specifically excluding any pre-Petition Date stock option plans or bonus plans) are treated as executory contracts under the Plan and, as of and on the Effective Date, shall be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, unless previously assumed, terminated, modified or rejected in accordance with the Bankruptcy Code or applicable law or subject to a pending motion or application before the Bankruptcy Court to terminate, modify or reject, provided however, that other than as provided in Section 12.G. of this Plan, after the Effective Date the Reorganized Debtors shall have the right to amend, modify and/or terminate such pre-Petition Date employment and severance policies, and all compensation and benefit plans, policies and programs, in accordance with applicable non-bankruptcy law.

                                  ARTICLE VIII

              IMPLEMENTATION AND MEANS OF CONSUMMATING OF THE PLAN

     8.A. SUBSTANTIVE CONSOLIDATION. The Plan is premised upon the substantive consolidation of the Debtors. Accordingly, for the purpose of implementing the Plan and making the distributions to Claimants and holders of SLMI Common Stock Interests contemplated by the Plan, all of the Subsidiary Debtors and their Estates shall be treated as if substantively consolidated with and into SLMI and
(i) all assets and all liabilities of the Debtors shall be treated as if merged into a single entity solely for purposes of making distributions and otherwise administering the Plan, (ii) all guaranties of any Debtor of the payment, performance or collection of obligations of another Debtor shall be eliminated and canceled, (iii) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation and such guaranties shall be deemed a single Claim against the substantively consolidated Debtors, (iv) all joint obligations of two or more Debtors and all multiple Claims against such entities on account of such joint obligations, shall be treated and allowed only as a single Claim against the consolidated Debtors, (v) each Claim filed in the Case of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors, (vi) all Equity Interests owned by any of the Debtors in any other Debtor shall be eliminated for purposes of making distributions and otherwise administering the Plan, and (vii) all intercompany claims held by any Debtor (either directly or through another Debtor) against any other Debtor shall be deemed settled and paid, to the extent that such Debtor makes available its assets to fund a distribution made to any Claimant on behalf of any other Debtor, and otherwise, all intercompany claims by and among the Debtors, shall be eliminated. Notwithstanding the foregoing, the Debtors are and shall remain from and after the Effective Date separate legal entities under applicable non-bankruptcy law, and Reorganized SLMI shall continue to own 100% of the authorized, issued and outstanding capital stock of each Reorganized Subsidiary.

     8.B. RESERVATION OF RIGHTS. The substantive consolidation as contained herein is and shall be accomplished only as part of the Plan and shall be effective only upon Confirmation and consummation of the Plan. If the Plan is not confirmed or consummated for any reason, the Debtors shall not be substantively consolidated, unless such relief is requested by the Debtors through the prosecution of the Substantive Consolidation Motion or otherwise. If the Plan is not confirmed or consummated for any reason, the Debtors and each of them reserve their or its rights to contest any application for substantive consolidation affecting any of the Debtors, and any provision in the Plan and/or statement in the Disclosure Statement may not and shall not be used as an admission of the propriety of substantive consolidation or a waiver of any of the Debtors' rights to contest any such application. Notwithstanding the foregoing, if the Plan is not confirmed or consummated, the Debtors and each of them reserve their or its rights to seek substantive consolidation of any or all of the Debtors.

     8.C. CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS. On the Effective Date, except as expressly assigned to the Debtors or Reorganized Debtors or as otherwise provided herein, all securities, instruments, instruments of indebtedness, guarantees and agreements governing any Claims or Equity Interests impaired hereby, including the Adequate Protection Orders, Note Purchase Agreements, Credit Agreement, SLMI's Old Certificate of Incorporation and pre-Petition Date stock options and stock option plans shall be deemed cancelled and terminated and the obligations of the Debtors relating to, arising under, in respect of, or in connection with such securities, instruments or agreements shall be discharged. The holder of any such documents cancelled pursuant to this provision shall have no rights against any of the Debtors arising from or relating to such documents, including, any subordination or subrogation rights, except the right to receive distributions, if any, provided for in the Plan.

     8.D. SURRENDER OF INSTRUMENTS. Each holder of a promissory note, document, share certificate or other instrument evidencing a Claim or SLMI Common Stock Interest shall surrender such note, document, share certificate or instrument to the Reorganized Debtors (or such Disbursing Agent, depository agent or other entity as the Reorganized Debtors designate), and the Reorganized Debtors shall distribute or shall cause to be distributed to the holders thereof the appropriate distribution of property hereunder. No distribution of property hereunder shall be made to or on behalf of Claimants or holders of SLMI Common Stock Interests unless and until such promissory note, document, share certificate or other instrument is received by the Reorganized Debtors (or such Disbursing Agent, transfer agent, depository agent or other entity as the Reorganized Debtors designate) or the unavailability of such note, document, share certificate or instrument is reasonably established to the satisfaction of the Reorganized Debtors (or such Disbursing Agent, transfer agent, depository agent or other entity as the Reorganized Debtors designate). Any such holder that fails to surrender or cause to be surrendered such note, document, share certificate or other instrument or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors (or such Disbursing Agent, transfer agent, depository agent or other entity as the Reorganized Debtors designate) and in the event that the Reorganized Debtors shall so request, fails to furnish a bond in form and substance (including, with respect to amount) reasonably satisfactory to the Reorganized Debtors (or such Disbursing Agent, transfer agent, depository agent or other entity as the Reorganized Debtors designate) within two (2) years after the Effective Date, shall be deemed to have forfeited all Claims and SLMI Common Stock Interests and shall not participate in any distribution hereunder in respect thereof and all property in respect of such forfeited distribution, including interest or dividends accrued thereon, if any, shall be treated as if held on account of a Disputed Claim that is disallowed pursuant to Final Order and shall be distributed in accordance with the terms of the Plan.

                                   ARTICLE IX

           PROVISIONS REGARDING GOVERNANCE OF THE REORGANIZED DEBTORS

     ?9.A. GENERAL. On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the respective Reorganized Boards of Directors, who shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtors.

     9.B. DIRECTORS AND OFFICERS OF REORGANIZED DEBTORS

     (1) Reorganized Board of Directors

          (a) Reorganized SLMI. The initial Reorganized Board of Directors of Reorganized SLMI shall consist of five (5) members, including (i) two members selected by the Lenders, (ii) two members selected by the Committee, and (iii) the Chief Executive Officer of Reorganized SLMI. The names of these individuals shall be disclosed at or prior to the Confirmation Hearing. Such individuals shall serve as provided in and subject to the provisions of the Amended SLMI Certificate of Incorporation and Amended SLMI By-laws.

          (b) Reorganized Subsidiaries. The Reorganized Board of Directors of each of the Reorganized Subsidiaries shall consist of directors, officers or employees of Reorganized SLMI and/or the Reorganized Subsidiaries whose names shall be disclosed at or prior to the Confirmation Hearing.

     (2) Officers. Except as otherwise disclosed by the Debtors at or prior to the Confirmation Hearing (with the consent of the Lenders and the Committee), the officers of the respective Debtors immediately prior to the Effective Date shall serve as the initial officers of the respective Reorganized Debtors on and after the Effective Date in accordance with the certificates of incorporation or by-laws of the Reorganized Debtors and any applicable non-bankruptcy law.

     9.C. CHARTER AND BY-LAWS. The certificate of incorporation of Reorganized SLMI shall read substantially as set forth in the Amended SLMI Certificate of Incorporation. The by-laws of the Reorganized SLMI shall read substantially as set forth in the Amended SLMI By-Laws. The certificate of incorporation and by-laws of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of non-voting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such articles of incorporation as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors-in-Possession or the Reorganized Debtors, unless specifically required pursuant to non-bankruptcy law.

     9.D. ISSUED NEW COMMON STOCK. All shares of Issued New Common Stock distributed pursuant to the terms of this Plan shall, and shall be deemed to be, validly issued, fully paid and non-assessable.

     9.E. REGISTRATION EXEMPTION FOR NEW SECURITIES. The Confirmation Order shall provide that the issuance of the Issued New Common Stock, the New Warrants and the New Senior Secured Notes pursuant to the Plan shall be exempt from any and all federal, state and local laws requiring the registration of such securities, to the extent provided by section 1145 of the Bankruptcy Code.

     9.F. CORPORATE ACTION. On the Effective Date, the following shall be and be deemed authorized and approved in all respects (subject to the provisions of the Plan) without further act or action under applicable law, regulation, order or rule: (i) the filing by Reorganized SLMI of the Amended SLMI Certificate of Incorporation and the Amended SLMI By-Laws, (ii) the filing by each of the Subsidiary Debtors of an amended certificate of incorporation and amended by-laws to the extent necessary, (iii) the issuance of the Issued New Common Stock, (iv) the issuance of the New Warrants, (v) the execution, delivery and performance of the New Working Capital/Term Debt Facility, (vi) the issuance of the New Senior Secured Notes, (vii) the execution, delivery and performance of the New Senior Note Indenture, and (viii) the issuance of Authorized New Common Stock in accordance with the Incentive Plan, unless such further act or action is specifically required pursuant to non-bankruptcy law. On the Effective Date, or as soon thereafter as is practicable, Reorganized SLMI shall file with the Secretary of State of the State of Delaware, in accordance with applicable state law, the Amended SLMI Certificate of Incorporation, and the Reorganized Subsidiaries shall file amended certificates of incorporation to the extent required by the Plan and/or applicable non-bankruptcy law. On the Effective Date, all other matters provided for under the Plan or reasonably necessary to consummate the Plan involving the corporate structure of the Reorganized Debtors or involving corporate action by the directors and/or shareholders of the Reorganized Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to section 303 of the Delaware General Corporation Law (or other similar state statutes, if applicable), section 422A of the Tax Code, the rules and regulations issued thereunder, section 16 of the 34 Act, the rules and regulations issued thereunder without any requirement of further action by the directors or shareholders of the Debtors or the Reorganized Debtors, to the extent not prohibited under non-bankruptcy law. On the Effective Date, the Reorganized Debtors, and their appropriate officers on behalf of the Reorganized Debtors, are authorized and directed to take all necessary and appropriate actions to execute and to deliver the documents and instruments set forth in the Plan and to effectuate the transactions contemplated by the Plan and the Disclosure Statement, including executing and filing all documents required pursuant to applicable laws of jurisdictions outside of the United States.

                                    ARTICLE X

                                  DISTRIBUTIONS

     10.A. DISBURSING AGENT. Subject to approval by the Bankruptcy Court, an entity, if any, designated by the Debtors or the Reorganized Debtors, shall serve as Disbursing Agent and shall distribute to the holders of Allowed Claims the cash, Issued New Common Stock and New Senior Secured Notes to be distributed under the Plan and to the holders of SLMI Common Stock Interests the New Warrants to be distributed under the Plan. The Disbursing Agent shall make such distributions in accordance with the provisions of the Plan, applicable Bankruptcy Rules and such other terms mutually agreed to by the Disbursing Agent and the Debtors or the Reorganized Debtors.

     10.B. SUBSEQUENT DISTRIBUTIONS. In the absence of contrary written notice of assignment or change of address, the Reorganized Debtors or the Disbursing Agent shall make subsequent distributions on the Subsequent Distribution Dates to the holders of Allowed Claims as of the Record Date at the Claimant's address set forth in its proof of Claim or the Schedules (whichever is later). In the absence of contrary written notice of assignment or change of address, all distributions to holders of Allowed SLMI Common Stock Interests shall be made to such holders at the holder's address set forth in the books of the Debtors' stock transfer agent as of the Record Date.

     10.C. SETOFFS. The Reorganized Debtors may, but shall not be required to, set off against any Claim and the payments or distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever the Debtors or the Reorganized Debtors may have against the holder thereof, but neither the failure to do so nor the allowance of any Claim hereunder, for voting purposes or otherwise, shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder.

     10.D. DISTRIBUTION OF UNCLAIMED PROPERTY. Except as otherwise provided in the Plan, any distribution of property (cash or otherwise) under the Plan which is unclaimed after two (2) years following the later of the Effective

Date and the date such distribution was to be made shall revert to the Reorganized Debtors, and the Confirmation Order shall provide that any term otherwise permitted under the Bankruptcy Code shall have been waived.

     10.E. FRACTIONAL INTERESTS. Fractional interests in Issued New Common Stock and New Warrants shall not be distributed. Notwithstanding any other provision in the Plan, only whole numbers of shares of Issued New Common Stock and New Warrants shall be issued to holders of Allowed Claims or SLMI Common Stock Interests, as the case may be. When any distribution on account of an Allowed Claim or SLMI Equity Interest would result in the issuance of a number of shares of Issued New Common Stock or New Warrants, as the case may be, that is not a whole number, the actual distribution of such Issued New Common Stock or New Warrants shall be rounded to the next higher or lower whole number, whichever is closer.

     10.F. FORM OF PAYMENT. All cash payments to be made to the holders of Allowed Claims pursuant to the Plan shall, at the option of the Debtors, with the consent of the Lenders and the Committee, or the Reorganized Debtors, be made either (i) by check made payable to the holder of the Allowed Claim and mailed by regular first class mail, or (ii) by wire transfer to an account designated by the holder of the Allowed Claim, provided, however, that any payment in excess of $500,000 shall be made by wire transfer. All distributions made to the holders of Allowed Claims by check shall be deemed made when deposited by the Reorganized Debtors or the Disbursing Agent in the United States or Canadian mail.

                                   ARTICLE XI

                            EFFECTIVENESS OF THE PLAN

     11.A. CONDITIONS PRECEDENT TO CONFIRMATION. The Plan shall not be confirmed unless and until the following conditions have been satisfied or, in the case of the conditions set forth in sections 11.A.1. and 11.A.2., waived in writing by the parties identified below:

          11.A.1. The Debtors shall have received a commitment from one or more financial institutions, in form and substance acceptable to the Lenders and the Committee, pursuant to which such financial institution(s) shall have committed to provide the New Working Capital/Term Debt Facility;

          11.A.2. The aggregate amount of Unsecured Claims (other than Senior Note Claims) as of the Confirmation Date shall not exceed $20 million; and

          11.A.3. The Debtors shall have disclosed the identity of the members of the Reorganized Boards of Directors.

     The condition set forth in section 11.A.1. may only be waived jointly by the Lenders and the Committee. The condition set forth in Section 11.A.2. may only be waived by the Committee.

     11.B. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE. The Plan shall not become effective unless and until the following conditions have been satisfied or, in the case of the conditions set forth in Sections 11.B.2. and 11.B.3., waived in writing by the parties identified below:

          11.B.1. The Bankruptcy Court shall have entered the Confirmation
     Order;

          11.B.2. The Reorganized Debtors shall have entered into the New Working Capital/Term Debt Facility and shall have credit available thereunder to provide the Reorganized Debtors with an amount reasonably necessary to fund the working capital requirements of the Reorganized Debtors; and

          11.B.3. The New Senior Note Indenture shall have been qualified under the Trust Indenture Act.

     The condition set forth in Section 11.B.2. may only be waived jointly by the Lenders and the Committee. The condition set forth in Section 11.B.3. may only be waived by the Lenders.

     11.C. EFFECT OF FAILURE OF CONDITIONS. In the event that the conditions precedent to effectiveness of the Plan have not occurred and have not been waived and upon the filing of a notice with the Bankruptcy Court by the Debtors in accordance with this Article of the Plan, (i) no distributions under the Plan shall be made, (ii) all of the Debtors' obligations in respect of Claims or Equity Interests shall remain unchanged and shall be restored as if the Confirmation Date had not occurred, (iii) the Debtors shall not have been substantively consolidated and (iv) the Confirmation Order, if entered, shall be vacated.

                                   ARTICLE XII

                             EFFECTS OF CONFIRMATION

     12.A. REVESTING OF ASSETS. Consistent with sections 1123(a)(5)(A) and 1141 of the Bankruptcy Code, on the Effective Date, title to all assets and property of the Estate of each Debtor shall pass to, and vest in, the respective Reorganized Debtor free and clear of all Claims, Equity Interests, liens, charges and other rights of creditors or equity holders arising prior to the Effective Date, except as otherwise provided in the Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court, except as otherwise provided in the Plan or in the Confirmation Order.

     12.B. DISCHARGE. Pursuant to section 1141 of the Bankruptcy Code, the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, discharge, and release of Claims of any nature whatsoever, including any interest accrued on such Claims (whether before or after the Petition Date), against, and Equity Interests in, the Debtors, the Debtors in Possession or any of their Estates, assets or properties, except as otherwise provided in the Plan, in section 1141 of the Bankruptcy Code or in the Confirmation Order. Except as otherwise expressly provided in the Plan, in section 1141 of the Bankruptcy Code or in the Confirmation Order, (i) on the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied, discharged, and released in full, and (ii) all Persons shall be precluded and permanently enjoined from asserting against the Reorganized Debtors, their successors, or their assets or properties any and all Claims or Equity Interests and any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

     12.C. RELEASE. In consideration of the Settlement and the promises and obligations under this Plan, as of and on the Effective Date, (i) the Debtors, their Estates, the Committee, the members of the Committee, the Lenders, the Noteholders, the present and former directors, officers, employees, agents, representatives and attorneys of any of the foregoing and any successors or assigns of any of the foregoing shall be deemed to have waived, released and discharged all rights or claims in any way related to any Claim and/or Equity Interest, or the acquisition or ownership thereof, whether based upon tort, fraud, contract or otherwise, which they possessed or may possess prior to the Effective Date against all Persons or entities (including the NHLE) who have held, hold or may hold Claims against or Equity Interests in the Debtors and any successors or assigns of any of the foregoing, except as otherwise expressly provided in this Plan, by applicable law or in the Confirmation Order or under any assumed contract or lease; and (ii) the Debtors, the Reorganized Debtors, all Persons or entities (including the NHLE) who have held, hold or may hold Claims against or Equity Interests in the Debtors and any successors, assigns or representatives of any of the foregoing shall be deemed to have waived, released and discharged all rights or claims including without limitation, any rights or claims in any way related to any Claim and/or Equity Interest, or the acquisition or ownership thereof, whether based upon tort, fraud, contract or otherwise, which they possessed or may possess prior to the Effective Date against the Debtors, their Estates, the Committee, the members of the Committee, the Lenders, the Noteholders, the present and former directors, officers, employees, agents, representatives and attorneys of any of the foregoing and any successors or assigns of any of the foregoing, except as otherwise expressly provided in this Plan, by applicable law or in the Confirmation Order; provided, however, that (a) the Debtors' present and former directors, officers, employees, agents and representatives shall not be released from any claim by the Noteholders arising from the purchase or ownership of the notes underlying the Senior Note Claims (a "Noteholder Claim"), (b) in any proceedings brought on a Noteholder Claim against the Present Management, the Noteholders will not seek any recovery in excess of the dollar amount of the policy limits, as such limits have been actually reduced from time to time by defense costs or other claims made against such policies ("Limits"), of any available directors and officers liability insurance, (c) nothing herein shall relieve Present Management from any liability on a Noteholder Claim for any amount less than the Limits of any available directors and officers liability insurance (whether or not within the deductible or uninsured retention of such policy), (d) should there be no directors and officers liability insurance available to cover a Noteholder Claim, the Noteholders will not seek recovery on that Noteholder Claim from the Present Management, (e) if the Noteholders obtain a judgment on a Noteholder Claim against any of the Debtors' officers, directors, employees, agents or representatives that served prior to the Petition Date and such officer, director, employee, agent or representative obtains a judgment by Final Order against any of the Present Management for contribution, indemnification or other claim related to a Noteholder Claim (a "Contribution Claim"), the Noteholders shall reduce their judgment against such officer, director, employee, agent or representative by the amount of such Contribution Claim, and (f) no Noteholder Claim may be assigned unless such assignment is expressly subject to the conditions, agreements and limitations set forth herein; and provided further that notwithstanding anything to the contrary contained herein, nothing in this Section 12.C shall constitute, or be deemed to constitute, a release of (x) any claim or cause of action of any kind, in law or in equity, which any Lender or all Lenders have or may have against Fleet Credit Corporation, Schatz & Schatz, Ribicoff & Kotkin, Gadsby & Hannah, or any of their present or former directors, officers, partners, employees, agents, representatives or attorneys arising from the Credit Agreement, or (y) any Affiliate Lease Action.

     12.D. INJUNCTION. Except as otherwise specifically provided in the Confirmation Order or in the Vermont Environmental Consent Decree, the Debtors, the Debtors' Estates, the Committee and the members thereof in such capacity, and all Persons who have held, hold or may hold Claims or Equity Interests and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date as against the Debtors, the Reorganized Debtors, their present and former directors, officers, employees, agents, representatives and attorneys, and any of their successors or assigns or any of their assets and properties from (a) commencing or continuing in any manner any claim, action or other proceeding of any kind including those with respect to any Claim, Equity Interest or any other right or claim which they possess or may possess in connection therewith prior to the Effective Date,
(b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order including those with respect to any Claim, Equity Interest or any other right or claim which they possess or may possess in connection therewith prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind including those with respect to any Claim, Equity Interest or any other right or claim which they possess or may possess prior to the Effective Date or (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due including those with respect to any Claim, Equity Interest or any other right or claim in connection therewith which they possess or may possess prior to the Effective Date; provided, however, that (i) the Debtors' present and former directors, officers, employees, agents and representatives shall not be released from a Noteholder Claim and the Noteholders shall not be enjoined from asserting such a Noteholder Claim, (ii) in any proceedings brought on a Noteholder Claim against the Debtors' Present Management, the Noteholders will not seek any recovery in excess of the Limits of any available directors and officers liability insurance, (iii) nothing herein shall relieve Present Management from any liability on a Noteholder Claim for any amount less than the Limits of any available directors and officers liability insurance (whether or not within the deductible or uninsured retention of such policy), (iv) should there be no directors and officers liability insurance available to cover a Noteholder Claim, the Noteholders will not seek recovery on that Noteholder Claim from the Debtors' Present Management, (v) if the Noteholders obtain a judgment on a Noteholder Claim against any of the Debtors' officers, directors, employees, agents or representatives that served prior to the Petition Date and such officer, director, employee, agent or representative obtains a Contribution Claim, the Noteholders shall reduce their judgment against such officer, director, employee, agent or representative by the amount of such Contribution Claim and (vi) no Noteholder Claim may be assigned unless such assignment is expressly subject to the conditions, agreements and limitations set forth herein; and provided further that notwithstanding anything to the contrary contained herein, nothing in this Section 12.D shall constitute or be deemed to constitute, an injunction of an Affiliate Lease Action.

     12.E. EXCULPATION. Neither the Debtors, the Committee and the members thereof, the Lenders, the Noteholders nor any of their respective officers, directors, employees, advisors, counsel, members, or agents shall have or incur liability to any holder of a Claim or Equity Interest or any other Person for any act or omission in connection with, or arising out of the Cases, including, the formulation, proposal and pursuit of Confirmation of the Plan, the negotiation, consummation and implementation of the Plan or the property to be distributed under the Plan and/or approval of the Disclosure Statement, except for willful misconduct or gross negligence as finally determined by a court of competent jurisdiction, and in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and under the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, nothing in this Section 12.E shall constitute or be deemed to constitute an exculpation of Fleet Credit Corporation, Schatz & Schatz, Ribicoff & Kotkin, Gadsby & Hannah, or any of their present or former directors, officers, partners, employees, agents, representatives or attorneys, from any liability whatsoever.

     12.F. INDEMNIFICATION. For purposes of the Plan, the obligations of the Debtors to indemnify their respective Present Management, in such capacity or as plan administrators or trustees to any employee benefit plan, or any member of Present Management serving at the request of any of the Debtors as a director or officer of any other direct or indirect subsidiary of any of the Debtors pursuant to the Debtors' certificates of incorporation or by-laws or pursuant to applicable non-bankruptcy law or specific agreement, or any combination of the foregoing, shall be deemed to be executory contracts, shall be assumed by the Debtors, effective as of the Effective Date, in accordance with the provisions of sections 365 and 1123 of the Bankruptcy Code and shall survive Confirmation of the Plan, remain unaffected thereby, shall not be discharged, and shall pass unaltered to the Reorganized Debtors irrespective of whether such indemnification is owed in connection with an event occurring before, on, or after the Petition Date. In furtherance of the foregoing, the Reorganized Debtors shall elect to have defense costs paid by the insurer(s) under any available directors and officers liability insurance policies if a request therefor is required or advisable.

     12.G. POST-PETITION DATE COMPENSATION AND BENEFIT PROGRAMS. All employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtors, in effect as of the Confirmation Date and instituted or implemented pursuant to Final Order of the Bankruptcy Court shall remain and continue in full force and effect in accordance with such Final Order.

     12.H. RIGHTS OF ACTION. Notwithstanding Section 12.C. and 12.D. of this Plan, any rights or causes of action accruing to the Debtors, including those arising under or pursuant to the Bankruptcy Code, but excluding all rights and causes of action settled and released pursuant to the Settlement, shall remain assets of the Reorganized Debtors. The Reorganized Debtors may pursue, abandon, settle or release all reserved rights of action, as appropriate, in accordance with what is in the best interests, and for the benefit of, the Reorganized Debtors. Any distributions provided for in the Plan and the allowance of any Claim for the purpose of voting on the Plan is and shall be without prejudice to the rights of the Reorganized Debtors to pursue and to prosecute any reserved rights of action, including those arising under or pursuant to the Bankruptcy Code.

     12.I. SETTLEMENT. The Lender Claims and the Senior Note Claims are hereby Allowed Claims. The allowance of these Claims and the treatment provided for holders of Lender Claims, Senior Note Claims and Unsecured Claims herein is in full compromise and settlement of any and all matters in accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 in respect of certain issues impacting on recoveries to the Lenders, Noteholders and holders of Unsecured Claims including (i) substantive consolidation, (ii) rights of Lenders to recover post-Petition Date interest, (iii) fraudulent conveyance,
(iv) preferential transfer claims relating to certain pre-petition payments and transfers to or on behalf of the Noteholders, (v) the lien avoidance action commenced against the Lender Agent, (vi) lender liability, (vii) avoidance of certain guarantees issued by the Subsidiary Debtors, (viii) inter-creditor disputes, including subordination and subrogation claims and the enforceability of that certain intercreditor agreement between the Lenders and the Noteholders,
(ix) the Noteholders' opposition to and appeal from the Shareholder Settlement Approval Order and (x) the rights, liens and interests of the Lenders and the Noteholders in proceeds received or to be received by the Debtors in connection with the lawsuit captioned Maska U.S., Inc. v. Kansa et al., Doc. No. 5:93-CV-309 (the "Insurance Litigation"), which are deemed assigned to the Reorganized Debtors hereunder. On the Effective Date, all rights, claims, causes of action, avoiding powers, suits and proceedings which may exist against the Lenders or the Noteholders including, without limitation, those causes of action under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code shall be extinguished. On the Effective Date, all rights, claims, causes of action, suits and proceedings relating to post-Petition Date interest and subordination shall be extinguished. The distributions under the Plan take into account the relative priority of each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions under this Plan shall not be subject to levy, garnishment, attachment, or other legal process by any holder ("Senior Creditor") of a Claim or Equity Interest purporting to be entitled to the benefits of such contractual subordination. On the Effective Date, all Senior Creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and shall be permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under this Plan. On the Effective Date, the appeal from the Shareholder Settlement Approval Order filed by certain of the Noteholders shall be deemed dismissed with prejudice. The appealing Noteholders shall execute such documents as may be reasonably necessary to effectuate the foregoing dismissal. In addition, on the Effective Date all of the Lenders and Noteholders, rights, liens or interests, if any, in proceeds received or to be received by the Debtors or the Reorganized Debtors in connection with the Insurance Litigation shall be deemed assigned to the Reorganized Debtors and shall not be waived, discharged or released.

                                  ARTICLE XIII

                            MODIFICATION OF THE PLAN

     The Debtors may alter, amend, or modify the Plan under section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date only upon the written consent of the Committee and the Lenders. Other than as to the provisions set forth in Articles XII or XIII of the Plan or the treatment of SLMI Common Stock Interests contained herein, the Debtors shall alter, amend, or modify the Plan under section 1127 of the Bankruptcy Code at the joint written direction of the Committee and the Lenders. After the Confirmation Date, the Debtors with the approval of the Lenders and the Committee or the Reorganized Debtors may institute proceedings in the Bankruptcy Court, as appropriate, to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, or to address such matters as may be necessary to carry out the purposes and effects of the Plan.

                                   ARTICLE XIV

                            RETENTION OF JURISDICTION

     The Bankruptcy Court shall retain and shall have exclusive jurisdiction over the Debtors' chapter 11 Cases and any and all proceedings therein including, without limitation, in respect of the following:

     14.A. CLAIMS. To determine any and all objections to the allowance of Claims.

     14.B. ESTIMATION. To determine any and all motions to estimate Claims.

     14.C. ASSUMPTION/REJECTION. To determine any and all pending applications for the rejection or assumption of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom.

     14.D. ADVERSARY PROCEEDINGS. To determine any and all applications, adversary proceedings and contested or litigated matters that may be pending on or commenced after the Effective Date.

     14.E. MODIFICATIONS. To consider and approve any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in the Plan or in any order of the Bankruptcy Court.

     14.F. DISPUTE RESOLUTION. To determine all controversies, suits and disputes that may arise in connection with the interpretation or consummation of the Plan or the obligations under the Plan of the Debtors or the Reorganized Debtors.

     14.G. PLAN. To hear and determine other issues presented or arising under the Plan, to issue any appropriate injunctions and orders and take all other actions in aid of execution, implementation or enforcement of the Plan and to enforce the Confirmation Order and/or the discharge, or the effect of such discharge, provided to the Debtors.

     14.H. COMPENSATION. To determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan.

     14.I. DISTRIBUTIONS. To ensure that distributions to holders of Allowed Claims and Equity Interests are accomplished as provided herein.

     14.J. ASSETS. To recover assets of the Debtors and property of their Estates, wherever located.

     14.K. TAXES. To hear and to determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

     14.L. FINAL DECREE. To enter a final decree closing the Cases.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

     15.A. PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in cash on or before the Effective Date.

     15.B. PLAN BINDING ON ALL PERSONS. Upon confirmation, the Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns, and the holders of Claims and Equity Interests and their respective successors and assigns whether or not such holders voted to accept the Plan. The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction of all Claims and Equity Interests of any nature whatsoever as provided in this Plan.

     15.C. FEES AND EXPENSES. The reasonable and necessary professional fees and expenses incurred by the Debtors and the Reorganized Debtors from and after the Effective Date in connection with the consummation and implementation of the Plan shall be paid by the Reorganized Debtors in the ordinary course of business, without further order of the Bankruptcy Court, provided, however, that any unresolved dispute as to such professional compensation and reimbursement of expenses shall be submitted to (and resolved by) the Bankruptcy Court.

     15.D. COMMITTEES. The appointment of the Committee and its professionals and all obligations and responsibilities of the members of and professionals for the Committee shall terminate on the Effective Date; provided, however, the Committee's professionals shall remain appointed for the limited purpose of (i) filing and prosecuting a final application for professional compensation and reimbursement of expenses in these cases and (ii) prosecuting any Affiliate Lease Action.

     15.E. SHELF REGISTRATION. As soon as practicable after the Effective Date, Reorganized SLMI shall file, at its expense, the Shelf Registration Statement. Reorganized SLMI shall use its best efforts to have the Shelf Registration Statement declared effective as soon as practicable after such filing and to keep the Shelf Registration Statement continuously effective until the fourth anniversary of the effective date thereof. No securities other than Issued New Common Stock and New Senior Secured Notes shall be included in the Shelf Registration Statement unless the holders of a majority of the outstanding shares of the Issued New Common Stock consent to such inclusion. At the request of either the Lenders or the Committee, Reorganized SLMI shall file separate Shelf Registration Statements for the Issued New Common Stock and the New Senior Secured Notes. Reorganized SLMI shall also, if necessary, supplement or make amendments to the Shelf Registration Statement.

     15.F. HEADINGS. Headings are used in the Plan for convenience and reference only and shall not constitute a part of the Plan for any other purpose.

     15.G. NOTICES. Any notice to the Debtors or the Reorganized Debtors required or permitted to be provided under the Plan or the Disclosure Statement shall be in writing and shall be served by either (i) certified mail, return receipt requested, postage prepaid, (ii) hand delivery, or (iii) reputable overnight delivery service, freight prepaid, to be addressed as follows:

            SLM International, Inc.
            30 Rockefeller Plaza, Suite 4314
            New York, New York 10112
            Attn: Gerald B. Wasserman
                  John A. Sarto

                        - and -

            SLM International, Inc.
            7405 Trans Canada Hwy., Suite 300
            St. Laurent, Quebec
            Canada H4T IZ2
            Attn: Gerald B. Wasserman
                  Richard S. Levy, Esq.

      with copies to:

            Kasowitz, Benson, Torres & Friedman LLP
            1301 Avenue of the Americas
            New York, New York 10019
            Attn: David M. Friedman, Esq.
                  David S. Rosner, Esq.

                        - and -

            Young, Conaway, Stargatt & Taylor
            Rodney Square North
            P.O. Box 391
            Wilmington, Delaware 19899
            Attn: Laura Davis Jones, Esq.
                  Robert S. Brady, Esq.

                        - and -

            O'Melveny & Myers LLP
            Citicorp Center
            153 East 53rd Street
            New York, New York 10022
            Attn: Adam C. Harris, Esq.
                  Michael Friedman, Esq.

                        - and -

            Kramer, Levin, Naftalis & Frankel
            919 Third Avenue
            New York, New York 10022
            Attn: Kenneth H. Eckstein, Esq.
                  Paul S. Pearlman, Esq.

     15.H. GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or a specific agreement, document or instrument, the laws of the State of Delaware shall govern the construction and implementation of the Plan and, unless otherwise stated therein, any agreements, documents, and instruments executed in connection with the Plan.

     15.I. SATURDAY, SUNDAY, OR LEGAL HOLIDAY. If any payment, distribution or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment, distribution or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     15.J. FILING OF ADDITIONAL DOCUMENTS. On or before consummation of the Plan, the Debtors or the Reorganized Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     15.K. PLAN CONTROLS. To the extent the Plan is inconsistent with the Disclosure Statement or any other document, agreement, pleading or understanding, the provisions of the Plan shall be controlling.

     15.L. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors, and/or the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     15.M. SECTION 1146 EXEMPTION. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real property of the Debtors pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

     15.N. DEEMED PURCHASE OF ISSUED NEW COMMON STOCK. If a Subsidiary Debtor would otherwise recognize gain, for any tax purposes, on a distribution of Issued New Common Stock to holders of Allowed Claims, then immediately before such distribution, the Subsidiary Debtor will be treated as purchasing the Issued New Common Stock from SLMI for fair market value with cash contributed to the Subsidiary Debtor by SLMI.

     15.O. ALLOCATION TO PRINCIPAL. All distributions made pursuant to the Plan shall be deemed allocated first to principal, up to the full principal amount of a Claim, then to accrued interest if any.

     15.P. RESERVATION OF RIGHTS. If the Plan is not confirmed by the Bankruptcy Court or any other court of competent jurisdiction for any reason, the rights of all parties in interest in the Debtors' Cases are and shall be reserved in full. Any concession reflected or provision contained herein, if any, is made for purposes of the Plan only, and if the Plan does not become effective, no party in interest in the Cases shall be bound or deemed prejudiced by any such concession.

Dated:  New York, New York
        November 12, 1996

                                        Respectfully submitted,

                                        SLM INTERNATIONAL, INC.
                                        SPORT MASKA INC.
                                        MASKA U.S., INC.
                                        #1 APPAREL, INC.
                                        #1 APPAREL CANADA INC.
                                        ST. LAWRENCE MANUFACTURING CANADA INC.
                                        MITCHEL & KING SKATES LIMITED


                                        By:  /s/ JOHN A. SARTO
                                             ----------------------------
                                             Its:  Vice President

                                             30 Rockefeller Plaz
                                             Suite 4314
                                             New York, New York 10112
                                            (212) 332-1610

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

                                                                       EXHIBIT B

               DEFINED TERMS USED IN PLAN AND DISCLOSURE STATEMENT

     1. "#1 Apparel" means #1 Apparel, Inc., a Delaware corporation.

     2. "Adequate Protection Orders" means, collectively (i) that certain Interim Stipulation and Order Authorizing the Debtors to Use Cash Collateral and Granting Adequate Protection, (ii) that certain Final Stipulation and Order Authorizing the Debtors to Use Cash Collateral and Granting Adequate Protection, as amended from time to time, and (iii) that certain Amended and Restated Final Stipulation and Order Authorizing the Debtors to use Cash Collateral and Granting Adequate Protection, as amended from time to time.

     3. "Administrative Claim" means any Claim against any of the Debtors (i) constituting a cost or expense of administration of the Debtors' Cases incurred on or after the Petition Date and allowable under section 503(b) of the Bankruptcy Code and (ii) any fees or charges assessed against the Debtors' Estates under section 1930, chapter 123, title 28, United States Code.

     4. "Affiliate Lease Action" means each of and all actions the Committee deems necessary or desirable to challenge, modify or otherwise contest on behalf of the Estates any claims or obligations of the Debtors or the Reorganized Debtors arising under the Affiliate Leases or the terms thereof, including an action against any lessor thereof and/or any officer, director, or control person of any lessor in such capacity, and the right to reject one or several Affiliate Leases.

     5. "Affiliate Leases" means those certain leases for non-residential real property, which are set forth on an Exhibit to the Disclosure Statement.

     6. "Affiliate Lessors" means the lessors of the Affiliate Leases.

     7. "Affiliated Debtors" means Smedley Industries Inc., The Toy Factory, Inc. and Consumer InfoMarketing, Inc., each a reorganized debtor in a jointly administered case under chapter 11 of the Bankruptcy Code, pending with the Court at case no. 95-235 (HSB), for which a joint chapter 11 plan was confirmed pursuant to an order of the Court dated October 3, 1996.

     8. "Allowed Administrative Claim" means an Administrative Claim that is or becomes an Allowed Claim.

     9. "Allowed Claim" means any Claim against any of the Debtors that is scheduled by the Debtors as not disputed, contingent or unliquidated; or proof of which has been filed timely and properly with the Bankruptcy Court and, in either case, any Claim (a) as to which no objection has been interposed on or before any applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court or this Plan; or (b) as to which an objection has been interposed and such Claim has been allowed by a Final Order of the Bankruptcy Court, but only to the extent such Claim has been so allowed.

     10. "Allowed Fleet Claim" means a Fleet Claim that is or becomes an Allowed Claim.

     11. "Allowed Lender Claim" means a Lender Claim as allowed pursuant to the Settlement.

     12. "Allowed Maska U.S. Unsecured Claim" means a Maska U.S. Unsecured Claim that is or becomes an Allowed Claim.

     13. "Allowed Non-Maska Unsecured Claim" means a Non-Maska Unsecured Claim that is or becomes an Allowed Claim.

     14. "Allowed NHLE Claim" means an NHLE Claim that is or becomes an Allowed Claim.

     15. "Allowed Other Secured Claim" means an Other Secured Claim that is or becomes an Allowed Claim.

     16. "Allowed Priority Non-Tax Claim" means a Priority Non-Tax Claim that is or becomes an Allowed Claim.

     17. "Allowed Priority Tax Claim" means a Priority Tax Claim that is or becomes an Allowed Claim.

     18. "Allowed SLMI Common Stock Interest" means an SLMI Common Stock Interest as of the Record Date.

     19. "Allowed Senior Note Claim" means a Senior Note Claim as allowed pursuant to the Settlement.

     20. "Allowed Unsecured Claim" means an Unsecured Claim that is or becomes an Allowed Claim.

     21. "Allowed Vermont Environmental Claim" means the Vermont Environmental Claim as allowed pursuant to the Final Order approving the Vermont Environmental Consent Decree.

     22. "Amended SLMI By-Laws" means the amended and restated by-laws of SLMI, in form and substance satisfactory to the Lenders and the Committee, which shall become effective on the Effective Date.

     23. "Amended SLMI Certificate of Incorporation" means the amended and restated Certificate of Incorporation of SLMI, in form and substance satisfactory to the Lenders and the Committee, which shall become effective on the Effective Date.

     24. "Apparel Canada" means #1 Apparel Canada Inc., a Canadian corporation.

     25. "Assumption List" means a list, if any, filed by the Debtors (with the consent of the Lenders and the Committee) not less than ten (10) days prior to the Confirmation Hearing setting forth the leases and contracts the Debtors are assuming under the Plan pursuant to section 365 of the Bankruptcy Code and the cure amounts, if any, to be paid in respect of each such executory contract and lease, which Assumption List shall be served upon the non-Debtor party to each lease or contract described therein.

     26. "Authorized New Common Stock" means the fifteen (15) million shares of common stock, $.01 par value, to be authorized by Reorganized SLMI pursuant to this Plan and the Amended SLMI Certificate of Incorporation, and which, as of the Effective Date, will represent one hundred percent (100%) of the authorized voting common stock of Reorganized SLMI.

     27. "Available Cash" means all cash in the possession or under the control of the Debtors on the Effective Date, including all cash which may be available for borrowing and distribution pursuant to the Plan under the New Working Capital/Term Debt Facility but excluding (i) cash in a deposit account that is securing letters of credit issued to John A. Sarto and Richard S. Levy, and (ii) cash held in a segregated escrow account on account of indemnification obligations arising out of the sale of the Debtors' core caps business, less an amount equal to the sum of (a) an amount reasonably necessary to fund the Reorganized Debtors' post-Effective Date working capital requirements, (b) the amount necessary to make all of the cash distributions to be made on the Effective Date on account of Administrative Claims, Priority Claims, Other Secured Claims, Fleet Claims, and amounts necessary to cure monetary defaults on all leases and contracts to be assumed pursuant to the Plan, (c) the amount of cash necessary to be reserved on account of any such Claims which are Disputed Claims and (d) an amount equal to the reasonably estimated fees and expenses of the Debtors' and the Committee's professionals through the Effective Date.

     28. "Ballot" means the ballot, the form of which has been approved by the Bankruptcy Court, provided to each holder of a Claim entitled to vote to accept or to reject the Plan, other than those required to vote by use of a Master Ballot.

     29. "Bankruptcy Code" means title 11 of the United States Code (11 U.S.C. ss.ss. 101 et seq.), as in effect on the Petition Date and as amended after the Petition Date to the extent applicable to the Debtors' Cases.

     30. "Bankruptcy Court" or "Court" means the United States Bankruptcy Court for the District of Delaware, including the United States Bankruptcy Judge presiding over the Debtors' Cases, and to the extent it is necessary and appropriate for jurisdiction to be exercised by the United States District Court for the District of Delaware, including the United States District Judges, this definition shall include same.

     31. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure (Fed.R.Bankr.Proc. 1001 et seq.) as in effect on the Petition Date and as amended after the Petition Date to the extent applicable to the Debtors' Cases, including local rules of the Bankruptcy Court.

     32. "Board of Directors" means the board of directors of the Debtor identified by the context in which the term is used.

     33. "Business Day" means a day on which commercial banks are not required or authorized to be closed in the City of New York.

     34. "Canadian Court" means the Superior Court of Canada.

     35. "Cases" means all of the cases under chapter 11 of the Bankruptcy Code, commenced by the Debtors, styled "In re SLM International Inc., et al." and being jointly administered in the Bankruptcy Court under case number 95-1313
(HSB).

     36. "Cash Option" means the option afforded to each holder of an Allowed Maska U.S. Unsecured Claim, an Allowed Non-Maska Unsecured Claim or an Allowed NHLE Claim pursuant to Sections 4.D.2(2), 4.G.3 and 4.H.3. of the Plan to receive cash in lieu of shares of Issued New Common Stock that would otherwise have been distributed to such holder on the Effective Date.

     37. "CII" means Consumer InfoMarketing, Inc.

     38. "Claim" means any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured.

     39. "Claimant" means the holder of a Claim on the Effective Date.

     40. "Class" means a category of holders of Claims or Equity Interests as established pursuant to Article III of the Plan.

     41. "Committee" means the Official Committee of Unsecured Creditors appointed in the Cases pursuant to section 1102 of the Bankruptcy Code.

     42. "Confirmation" means entry by the Bankruptcy Court or other court of competent jurisdiction of the Confirmation Order.

     43. "Confirmation Date" means the date on which the Bankruptcy Court or other Court enters the Confirmation Order.

     44. "Confirmation Hearing" means the hearing before the Bankruptcy Court or other court of competent jurisdiction on Confirmation of the Plan.

     45. "Confirmation Order" means the order entered by the Bankruptcy Court or other court of competent jurisdiction confirming the Plan in accordance with the provisions of the Bankruptcy Code, which shall be in form and substance satisfactory to the Lenders and the Committee.

     46. "Contribution Claim" means a judgment by final order by any of the Debtors' officers, directors, employees, agent or representative against any of the Present Management for contribution.

     47. "Credit Agreement" means that certain Loan and Security Agreement dated as of December 3, 1992, among SLMI, Smedley Industries, Inc. (f/k/a Buddy L, Inc.), SLM Canada, Sport Maska, Maska U.S., Smedley (Hong Kong) Limited (f/k/a Buddy L (Hong Kong) Limited), M&K, The Toy Factory, Inc., Consumer InfoMarketing, Inc., Buddy L St. Thomas, Inc., #1 Apparel, Apparel Canada and Fleet Credit Corporation, as Agent for itself and for all other entities making loans thereunder, and IBJ Schroder Bank and Trust Company as successor Agent, as amended through the date hereof, and all documents, instruments, agreements, certificates and orders executed or delivered in connection therewith, all as amended through the date hereof.

     48. "Debtor" or "Debtors" means, individually or collectively (as applicable), (i) SLM International, Inc., a Delaware corporation, the debtor and debtor in possession in Case no. 95-1313, (ii) Sport Maska Inc., a Canadian corporation, the debtor and debtor in possession in Case no. 95-1314, (iii) Maska U.S., Inc., a Vermont corporation, the debtor and debtor in possession in Case no. 95-1315, (iv) #1 Apparel, Inc., a Delaware corporation, the debtor and debtor in possession in Case no. 95-1316, (v) #1 Apparel Canada Inc., a Canadian corporation, the debtor and debtor in possession in Case no. 95-1317, (vi) St. Lawrence Manufacturing Canada Inc., a Canadian corporation, the debtor and debtor in possession in Case no. 95-1318, (vii) Mitchel & King Skates Limited, an English corporation, the debtor and debtor in possession in Case no. 95-1319.

     49. "Debtors in Possession" means the Debtors as debtors in possession in the Cases.

     50. "Disbursing Agent" means the bank, trust company, corporation, other organization or person, if any, selected by the Debtors or the Reorganized Debtors, and approved by the Lenders and the Committee, to make distributions under and in accordance with the Plan.

     51. "Disclosure Statement" means the First Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (As Modified), either in its present form or as it may be altered, amended, supplemented or modified from time to time prior to the entry of an order approving same.

     52. "Disputed Claim" means any Claim, including any Administrative Claim, that is listed on any of the Debtors' Schedules as, or proof of which is filed as, disputed, unliquidated or contingent, or as to which a proof of claim designating such Claim as liquidated in amount and not contingent was not timely and properly filed, or as to which any party in interest has interposed a timely objection (including an objection disputing the characterization of a Claim as secured or unsecured) in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules, which objection has not been withdrawn or determined by Final Order.

     53. "Disputed Maska U.S. Unsecured Claim" means a Maska U.S. Unsecured Claim that is a Disputed Claim.

     54. "Disputed Non-Maska Unsecured Claim" means a Non-Maska Unsecured Claim that is a Disputed Claim.

     55. "District Court" means the United States District Court for the Southern District of New York.

     56. "Effective Date" means the first Business Day after the date on which the conditions specified in Article XI.B. of the Plan are either satisfied or waived and on which no stay of the Confirmation Order is in effect.

     57. "Employee Plan" means that certain Incentive, Retention and Severance Protection Plan adopted by the Debtors pursuant to an order of the Bankruptcy Court dated August 21, 1996.

     58. "Equity Interests" means any equity interest in any of the Debtors, including common stock, preferred stock, warrants, options or other rights to acquire equity interests in any of the Debtors.

     59. "Estates" means the estates created in the Cases pursuant to section 541 of the Bankruptcy Code.

     60. "Final Distribution Date" means the date on which the last distribution is made to Claimants and holders of Equity Interests pursuant to the Plan.

     61. "Final Order" means an order of a court as to which (a) any appeal that has been taken has been determined finally or dismissed and such order has not been reversed, stayed, modified or amended, (b) the time for appeal has expired and no timely appeal has been filed, or (c) the time for appeal has expired and no motion or similar pleading having the effect of tolling or otherwise extending the time to file an appeal has been filed and not yet determined.

     62. "Fleet Claims" means any and all Claims of Fleet Credit Corporation other than Claims arising under the Credit Agreement.

     63. "Foreign Creditors Order" means that certain order authorizing the Debtors to pay pre-petition obligations owed to foreign creditors.

     64. "GECC" means General Electric Capital Corporation.

     65. "Incentive Plan" means that certain management incentive plan approved by Final Order dated August 21, 1996, pursuant to which the Debtors were authorized to grant to certain members of management up to 75,000 shares of Authorized New Common Stock upon meeting certain financial performance criteria for fiscal year 1996.

     66. "Insurance Litigation" means that certain action commenced by Maska U.S. in Vermont District Court entitled Maska U.S. Inc. v. Kansa, et al., Doc No. 5:93-CV-309.

     67. "Intercompany Notes" means those certain notes given by each Subsidiary Debtor to SLMI in respect of intercompany obligations.

     68. "Intercreditor Agreement" means that certain Intercreditor Agreement dated as of June 5, 1995 between the Lenders and the Noteholders.

     69. "Interest Payments" means those certain interest payments SLMI delivered to the Noteholders pursuant to the Standstill Agreement aggregating approximately $4.5 million in respect of accrued but unpaid interest.

     70. "Involuntary Petitions" means the involuntary petitions under chapter 11 of the Bankruptcy Code against Maska U.S., #1 Apparel, CII and TTF in the Bankruptcy Court.

     71. "Issued New Common Stock" means the 6.5 million shares of Authorized New Common Stock (as adjusted to take account of fractional interests pursuant to Section 10.E of the Plan) to be issued by Reorganized SLMI pursuant to the Plan.

     72. "Issue Period" means the period ending thirty (30) days after the issue date of a debt instrument.

     73. "Lender Agent" means the agent for the Lenders under the Credit Agreement.

     74. "Lender Claims" means any Claim arising pursuant to the Credit
Agreement.

     75. "Lenders" means Cerberus Partners, L.P., D.K. Acquisition Partners, L.P., Merrill Lynch, Pierce Fenner & Smith, Inc., Pearl Street, L.P., Chase Securities, Inc., and Silver Oak Capital, L.L.C., and each of their respective successors and assigns.

     76. "Limits" means the amount of the policy limits, as such limits have been actually reduced from time to time by defense costs or other claims made against such policies.

     77. "Liquidation Value" means the aggregate dollar amount that would be available if the cases were converted to chapter 7 cases under the Bankruptcy Code and the Debtors' assets were liquidated by a chapter 7 trustee.

     78. "M & K" means Mitchel & King Skates Limited, an English corporation.

     79. "Magistrate's Report" means that certain Magistrate Judge's Report and Decision dated September 30, 1996.

     80. "Maska Lien Avoidance Action" means that certain adversary proceeding Maska U.S. commenced on the Petition Date and entitled Maska U.S. v. Fleet Credit Corporation, as Agent, et al., Adversary Proceeding No. 95-95 (HSB).

     81. "Maska U.S." means Maska U.S., Inc., a Vermont corporation.

     82. "Maska U.S. Intercompany Claims" means the approximately $84 million that the books and records of Maska U.S. indicate that Maska U.S. owes to the other Debtors and other affiliated companies.

     83. "Maska U.S. Lien" means the first priority lien upon and security interest in, among other things, Maska U.S.'s accounts receivable and inventory granted by Maska U.S. to the Lender Agent for the benefit of the Lenders.

     84. "Maska U.S. Product Amount" means the product of 56.551833% multiplied by the sum of the then Allowed and Disputed Maska U.S. Unsecured Claims.

     85. "Maska U.S. Unsecured Claim" means any Unsecured Claim (other than a Senior Note Claim) against Maska U.S.

     86. "Master Ballot" means the document approved by the Bankruptcy Court to be used in voting on the Plan that must be executed and delivered by a brokerage firm or other record holder of SLMI Common Stock Interests that is not also the beneficial owner of such SLMI Common Stock Interest.

     87. "MLB" means Major League Baseball.

     88. "NBA" means The National Basketball Association.

     89. "NCAA" means The National Collegiate Athletic Association.

     90. "New Senior Note Indenture" means that certain trust indenture governing the New Senior Secured Notes dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Committee.

     91. "New Senior Secured Notes" means the 14% Senior Secured Notes to be issued by SLMI pursuant to the New Senior Note Indenture, dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Committee.

     92. "New Warrants" means the five-year warrants to purchase up to 300,000 shares of Authorized New Common Stock to be issued by Reorganized SLMI to holders of SLMI Common Stock Interests pursuant to Article IV of the Plan, dated as of the Effective Date, in form and substance satisfactory to the Debtors, the Lenders and the Committee.

     93. "New Working Capital/Term Debt Facility" means a debt facility to be entered into by the Reorganized Debtors with one or more financial institutions effective as of the Effective Date to fund the Reorganized Debtors' post-Effective Date working capital requirements and to provide financing to fund certain cash payments required by the Plan including, without limitation, distributions to holders of Allowed Lender Claims, in form and substance satisfactory to the Lenders and the Committee.

     94. "NFL" means The National Football League.

     95. "NHL" means The National Hockey League.

     96. "NHLE" means any or all of NHL Enterprises BV, NHL Enterprises Canada Inc., Enterprises, Inc., or any affiliate of any of the foregoing.

     97. "NHLE Agreement" means that certain agreement in principle between the Debtors and the NHLE.

     98. "NHLE Claims" means any and all Claims and/or Administrative Claims of the NHLE including any Claims and/or Administrative Claims incident to the Debtors' assumption of the licenses with NHLE pursuant to the Plan and arising from the Debtors' alleged infringement of any of the NHLE's property, but excluding Administrative Claims representing post-Petition Date liabilities arising in the ordinary course under the licenses with the NHLE and remaining unpaid.

     99. "NHLE Licenses" means those certain license agreements between the Debtors and NHLE.

     100. "Non-Maska Product Amount" means the product of 31.916367% multiplied by the sum of the then Allowed and Disputed Non-Maska Unsecured Claims.

     101. "Non-Maska Unsecured Claim" means any Unsecured Claim (other than a Senior Note Claim) against any of the Debtors other than Maska U.S.

     102. "Noteholder Claim" means any claim by the Noteholders arising from the purchase or ownership of the notes underlying the Senior Note Claims.

     103. "Noteholders" means the purchasers of the notes issued pursuant to the Note Purchase Agreements, and each of their respective successors and assigns.

     104. "Note Purchase Agreements" means those certain Note Purchase Agreements, dated February 15, 1994, and any and all documents, instruments, agreements and certificates executed or delivered in connection therewith all as amended through the date hereof.

     105. "Ordinary Course Order" means that certain Order Authorizing Retention and Compensation of Professionals Utilized by Debtors in the Ordinary Course of Business dated March 6, 1996.

     106. "Other Secured Claims" means that portion of a Claim (including a Claim for taxes), other than Lender Claims, Fleet Claims, Senior Note Claims or any Claim eliminated pursuant to the substantive consolidation of the Debtors' Estates effectuated by this Plan, that is secured in accordance with section 506(a) of the Bankruptcy Code.

     107. "Petition Date" means October 24, 1995.

     108. "Petitions for Receiving Orders" means the petitions for receiving orders pursuant to sections 43 and 44 of the Bankruptcy and Insolvent Act in the Superior Court of Canada against SLMI, Sport Maska and SLM Canada.

     109. "PIK" means interest payable in kind.

     110. "Plan" means this First Amended Joint Chapter 11 Plan (As Modified), either in its present form or as it may be altered, amended or modified from time to time with the approval of the Lenders and the Committee, and in accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules.

     111. "Present Management" means any or all of the individuals serving or having served during the Cases as directors, officers, employees, agents or representatives for any of the Debtors.

     112. "Priority Claim" means that portion of a Claim that is entitled to priority under sections 507(a)(2), (3), (4), (5), (6), (7), (8) or (9) of the
Bankruptcy Code.

     113. "Priority Non-Tax Claim" means any Priority Claim against any of the Debtors, other than a Priority Tax Claim.

     114. "Priority Tax Claim" means that portion of a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     115. "Pro Rata" means, as the context may dictate, either (i) the ratio of the amount of an Allowed Claim in a particular Class to the aggregate amount of all Allowed and Disputed Claims in such Class, or (ii) the ratio of the amount of an Allowed Claim or Equity Interest in a particular class to the aggregate amount of all Allowed Claims or Equity Interests in such Class.

     116. "Product Amount Sum" means the sum of the Maska U.S. Product Amount, the Non-Maska Product Amount and the Senior Note Product Amount.

     117. "Record Date" means the date the Bankruptcy Court enters an order approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

     118. "Rejection List" means a list, if any, filed by the Debtors not less than ten (10) days prior to the Confirmation Hearing setting forth the leases and contracts the Debtors are rejecting under the Plan pursuant to section 365 of the Bankruptcy Code, (with the consent of the Lenders and the Committee), including the Affiliate Leases, the Committee with the consent of the Lenders direct the Debtors to reject, which Rejection List shall be served upon the non-Debtor party to each lease or contract described therein.

     119. "Reorganized Board of Directors" means the board of directors of the Reorganized Debtor identified by the context in which the term is used.

     120. "Reorganized Debtors" means the Debtors or any successor thereto by merger, consolidation, or otherwise, on or after the Effective Date.

     121. "Reorganized SLMI" means SLMI, a Delaware corporation, on and after the Effective Date.

     122. "Reorganized Subsidiaries" means the Subsidiary Debtors on and after the Effective Date.

     123. "Reserved Shares" means the shares of Issued New Common Stock reserved on account of Disputed Claims.

     124. "Retention Plan" means that certain Employee Plan providing for the payment in cash of discretionary retention/confirmation "bonuses" upon confirmation of a chapter 11 plan by March 31, 1997.

     125. "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed with the Bankruptcy Court by each of the Debtors pursuant to section 521 of the Bankruptcy Code.

     126. "Senior Creditor" means any holder of a Claim or Equity Interest purporting to be entitled to the benefit of contractual subordination provisions.

     127. "Senior Note Claims" means the Claims asserted by the Noteholders against each of the Debtors in the aggregate principal amount of $75,000,000 (plus interest, fees, make-whole amounts, costs and expenses) by virtue of the Note Purchase Agreements.

     128. "Senior Note Product Amount" means $32,235.535.

     129. "Settlement" means the compromises and settlements of the causes of action and disputes set forth in Section 12.I. of the Plan.

     130. "Settlement Agreement" means that certain Settlement Agreement in the Affiliated Debtors' chapter 11 cases and in the Cases between, among others, SLMI, SII, their creditors and the Lenders and the Noteholders.

     131. "Severance Plan" means the adaption of severance benefits for seven key employees without prepetition contracts.

     132. "Shareholder Settlement Approval Order" means that certain Order Pursuant To Section 363 Of The Bankruptcy Code And Federal Rule Of Bankruptcy Procedure 9019(a) Approving The Compromise And Settlement Of Securities Litigation And Authorizing The Debtors To Use Property Of The Estate In Connection Therewith, dated July 22, 1996 and entered on the docket of the Bankruptcy Court on July 23, 1996.

     133. "Shelf Registration Statement" means one or more "shelf" registration statement(s) filed by Reorganized SLMI on any appropriate form pursuant to the Securities Act of 1933, as amended, and/or any similar rule that may be adopted by the Securities and Exchange Commission.

     134. "SII" means Smedley Industries, Inc. (f/k/a Buddy L Inc.).

     135. "SLM Canada" means St. Lawrence Manufacturing Canada Inc. (f/k/a Buddy L Canada Inc.), a Canadian corporation.

     136. "SLMI" means SLM International, Inc., a Delaware corporation.

     137. "SLMI Common Stock Interests" means the Equity Interests in SLMI represented by the approximately 18,859,679 issued and outstanding shares of common stock as of the Petition Date and the 1,000,000 shares of common stock issued or to be issued pursuant to that certain Order and Final Judgment entered on July 23, 1996 by the United States District Court for the Southern District of New York in Master File No. 94 Civ. 3327 (RLC).

     138. "SLMI Other Equity Interests" means all Equity Interests in SLMI other than the SLMI Common Stock Interests.

     139. "SLMI's Old Certificate of Incorporation" means SLMI's existing certificate of incorporation, as amended or restated prior to the Effective Date.

     140. "Sport Maska" means Sport Maska Inc., a Canadian corporation.

     141. "Standstill Agreement" means that certain Standstill Agreement dated as of June 5, 1995 between SLMI and certain of its subsidiaries and its shareholders and the Noteholders.

     142. "Subsequent Distribution Date" means the date which is three (3) months after the Effective Date and the same date of each third (3rd) month thereafter until the Final Distribution Date.

     143. "Subsidiary Stock" means all Equity Interests in the Subsidiary
Debtors.

     144. "Subsidiary Debtors" means all of the Debtors other than SLMI.

     145. "Substantive Consolidation Motion" means that certain Motion For An Order Pursuant To Section 105(a) Of The Bankruptcy Code Substantively Consolidating The Assets And Liabilities Of The Debtors, dated October 24, 1995.

     146. "Tax Code" means the Internal Revenue Code of 1986, as amended.

     147. "Trust Indenture Act" means title 15 of the United States Code (15 U.S.C. ss.ss. 77aaa et seq.) as in effect on the Effective Date.

     148. "Unsecured Claim" means any Claim (including a Senior Note Claim), other than (i) an Administrative Claim, (ii) an Other Secured Claim, (iii) a Priority Claim, (iv) a Fleet Claim, (v) a Vermont Environmental Claim, (vi) a Lender Claim, (vii) an NHLE Claim or (viii) any Claim eliminated pursuant to the substantive consolidation of the Debtors' Estates effectuated by this Plan.

     149. "Upstream Guarantees" means those certain unsecured guarantees that certain subsidiaries granted to the Noteholders in respect of the Note Purchase Agreements.

     150. "Vermont District Court" means the United States District Court for the District of Vermont.

     151. "Vermont Environmental Claims" means any Claims arising pursuant to that certain Vermont Environmental Consent Decree.

     152. "Vermont Environmental Consent Decree" means that certain Consent Order entered on June 20, 1996 against Maska U.S. by the Washington Superior Court for Washington County, Vermont in docket no. 262-5-96.

     153. "Voting Deadline" means the last date to vote to accept or to reject the Plan.

     154. "VTDEC" means the Vermont Department of Environmental Conservation.

     155. "Wellspring" means Wellspring Associates L.L.C.

     156. "Werner" means Richard Werner d/b/a R. Werner Sales.

     157. "34 Act" means the Securities Exchange Act of 1934, as amended.

                                                                       EXHIBIT C

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     Copies of the documents comprising Exhibit C are available at the Debtors' expense from the Voting Agent, Donlin, Recano and Company, Inc., 419 Park Avenue South, Suite 1206, New York, New York 10016, (212) 481-1411.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                       EXHIBIT D

                              LIQUIDATION ANALYSIS

     The following liquidation analysis was prepared by the Debtors' Financial Advisor based upon information and assumptions provided by the Debtors. No recent appraisals were obtained or undertaken for purposes of this liquidation analysis, and the Debtors' Financial Advisor has made no independent evaluation of and has not approved the Debtors' assumptions. This liquidation analysis was prepared on or about November 7, 1996 and could vary materially with significant changes in the Debtors' financial condition, financial markets or general economic conditions.

GENERAL ASSUMPTIONS

     In preparing the liquidation analysis, it has been assumed that the Debtors would cease all operations and enter chapter 7 on December 31, 1996 and that a trustee would be immediately appointed to oversee the liquidation of the Estate's assets. The liquidation is assumed to commence on December 31, 1996, with all material assets being sold by June 30, 1998. Proceeds from asset sales are assumed to be placed in an escrow account bearing interest at 5% until distribution. It is further assumed that all liquidation proceeds are distributed on December 31, 1998. The Net Liquidation Proceeds Available For Distribution represents the present value, assuming a discount rate of 10%, at December 31, 1996 of the proceeds from the sale of the Debtors' assets and the interest earned on the escrow account prior to distribution.

     The liquidation analysis is based on the Debtors' forecasted assets as of December 31, 1996 and excludes pre-Petition Date intercompany claims. In addition, the liquidation analysis assumes that Maska U.S. would successfully prosecute its pending lien avoidance action against the holders of Class 2 Lender Claims (see section VI.B.2 of this Disclosure Statement). If the holders of Class 2 Lender Claims prevailed in this action, then substantially all of the Debtors' assets would be subject to the lien of such holders and the entirety of the Net Liquidation Proceeds (less any fees or charges allowed by the Bankruptcy Court pursuant to section 506(c) of the Bankruptcy Code) would be distributed to the Class 2 creditors.

     The fees and costs of the chapter 7 trustee, agents and professionals incurred in disposing of the assets during the liquidation period is assumed to be 3% of the gross liquidation proceeds.

     The liquidation analysis assumes that there would be no material tax consequences to the Debtors upon a chapter 7 liquidation.

                       SUMMARY LIQUIDATION ANALYSIS ($000)

SOURCES OF LIQUIDATION PROCEEDS

                                                           PROCEEDS    NOTES
                                                           --------    -----
Cash ....................................................   $21,744
Accounts Receivable .....................................    23,428     (a)
Inventory ...............................................    15,547     (b)
Prepaid Expenses and Other ..............................       804     (c)
Net Assets of Discontinued Operations ...................        --     (d)
Property Plant & Equipment ..............................     3,618     (e)
Intangibles and Other ...................................     5,125     (f)
                                                            -------
Gross Liquidation Proceeds ..............................    70,266
Trustee Fees and Certain Priority Tax Claims ............     2,216     (g)
                                                            -------
Net Liquidation Proceeds Available For Distribution .....   $68,050
                                                            =======

USES OF LIQUIDATION PROCEEDS



                                                                         DISTRIBUTION
                                                                 CLAIM        OF         PERCENT
                                                                AMOUNT     PROCEEDS     RECOVERY       NOTES
                                                                ------   ------------   --------       -----
Administrative Claims
 Maska U.S ..........................................          $ 8,485       $ 8,485       100.0%       (h)
 Non-Maska ..........................................           12,745            --         0.0%       (h)

Class 1: Priority Non-Tax Claims (Maska U.S.) .......               70            70       100.0%

Class 1: Priority Non-Tax Claims (Non-Maska) ........               70            --         0.0%

Class 2: Lender Claims ..............................           92,467        56,945        61.6%      (i,j)

Class 3: Other Secured Claims .......................               --            --         0.0%

Class 4: Fleet Claims ...............................              813            36         4.4%

Class 5: Vermont Environmental Claims ...............            1,400         1,400       100.0%

Class 6: Senior Note Claims .........................           78,281            --         0.0%      (i,j)

Class 7: Maska U.S. Unsecured Claims ................           16,426         1,113         6.8%      (i,k)

Class 8: Non-Maska Unsecured Claims .................           12,229            --         0.0%       (k)
                                                                             -------
                                                                             $68,049
                                                                             =======

NOTES:

     All notes relate to future liquidation proceeds before impact of interest on escrow funds or present value calculations.

a) Assumed to be collected within 3 months. Represents 59% of forecasted net receivables at December 31, 1996 assuming realization rates of 30-70% based on the estimated aging of gross receivables at December 31, 1996. Estimated realization rates assume holdbacks by retailers to offset the lack of manufacturer support, such as advertising and warranty service, following a chapter 7 filing.

b) Assumed to be sold within 6 months. Represents 44% of forecasted net inventory at December 31, 1996 assuming realization rates of 17% to 80% for finished goods, 20% for raw materials (mostly specialty and custom components) and 5% for work in progress.

     c) Assumed to have no value in a liquidation other than to the extent they would offset other claims.

d) Represents amounts due to the Debtors for transactions waiting to close including the sale of the Core Caps business. It is assumed that a chapter 7 would not impact these transactions and that these amounts would be realized within one month.

e) Represents 32% of forecasted net property, plant and equipment at December 31, 1996. Realization rates of 0% to 75% were applied to Land, Buildings and Improvements, with the lower realization rates applied to leasehold improvements which would be abandoned and to properties with environmental claims. Machinery and Equipment is assumed to be sold for 50% of net book value, Office Furniture and Equipment is assumed to realize 20% of net book value, and Tools, Dies and Molds are assumed to realize 10% of net book value.

f) Based on the present value of estimated pro forma future royalty streams associated with the Debtors' trademarks, discounted due to the uncertainty concerning the continuation of such royalty streams and the marketability of the trademarks under a liquidation scenario.

     g) Trustee fees estimated at 3% of Gross Liquidation Proceeds. Also includes certain post-Petition Date Priority Tax Claims.

h) Includes post-petition accounts payable, accrued liabilities, borrowings and other liabilities. Also includes administrative expenses and estimated severance and other incremental priority expenses associated with a liquidation. Does not include post-Petition Date intercompany claims. Recoveries pursuant to these claims would be distributed to holders of Class 2 Lender Claims and are reflected in the recoveries for these holders.

i) The liquidation analysis assumes that pre-Petition Date intercompany claims, to which holders of the Class 2 Lender Claims assert a security interest, are eliminated. If these claims were not eliminated in a chapter 7 liquidation, Class 2 Lender Claims would realize a $0.3 million (0.3%) incremental distribution thereupon, with a corresponding reduction in recoveries for Class 7 Maska U.S. Unsecured Claims from 6.8% of claim to 4.8% of claim.

j) Distributions to Class 2 and Class 6 reflect the Debtors belief that, pursuant to that certain Intercreditor Agreement dated as of June 5, 1995, among the holders of Class 2 Lender Claims and Class 6 Senior Note Claims, the Class 2 Lender Claims are entitled, among other things, to receive
     (i) all proceeds from current assets and (ii) the first proceeds from non-current assets in an amount not to exceed $35 million, otherwise attributable to the Senior Notes.

k) Includes estimated incremental lease rejection claims and claims associated with the termination of the Debtors' royalty agreements, which leases and royalty agreements would have been assumed pursuant to a plan of reorganization. While the Debtors are continuously negotiating their many royalty agreements, it has been assumed that no new agreements are entered into or existing agreements assumed from the date this liquidation analysis was prepared to December 31, 1996.

                                                                       EXHIBIT E

                             SLM INTERNATIONAL, INC.

                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE FISCAL YEARS ENDING DECEMBER 31, 1996-2001
                                 (IN THOUSANDS)


                                                1996        1997       1998        1999       2000       2001
                                              -------     -------    -------     -------     -------    -------
Net sales ..................................  140,504     150,090    165,041     179,161     194,824    212,280
Cost of sales ..............................   90,750      91,251     99,832     107,919     116,830    126,703
                                              -------     -------    -------     -------     -------    -------
Gross Profit ...............................   49,754      58,839     65,209      71,241      77,994     85,577
 % of net sales ............................       35%         39%        40%         40%         40%        40%

Selling, general and administrative
 expenses ..................................   43,410      42,025     44,975      47,593      50,444     53,565
                                              -------     -------    -------     -------     -------    -------
Operating income ...........................    6,344      16,814     20,233      23,648      27,550     32,012
Debt related fees ..........................   11,267         --         --          --          --         --
Interest expense ...........................   12,233       7,063      6,321       5,880       4,586      3,581
                                              -------     -------    -------     -------     -------    -------
Pretax income (loss) .......................  (17,156)      9,750     13,913      17,768      22,964     28,431
Income taxes ...............................      815       2,262      3,831       5,286       7,247      9,311
                                              -------     -------    -------     -------     -------    -------
Net income (loss) ..........................  (17,971)      7,489     10,082      12,482      15,717     19,121
                                              =======     =======    =======      ======     =======    =======


                                           SLM INTERNATIONAL, INC.

                                    PROJECTED CONSOLIDATED BALANCE SHEETS
                              FOR THE FISCAL YEARS ENDING DECEMBER 31, 1996-2001
                                                (IN THOUSANDS)



                                         1996        1997         1998         1999         2000        2001
                                       -------     -------      -------      -------      -------      -------
ASSETS
Current Assets:
 Cash ................................     433         476          524          576          634        3,000
 Accounts receivable, net ............  44,281      51,216       54,961       58,191       61,677       65,459
 Inventories .........................  40,370      46,590       49,625       52,922       56,526       60,447
 Prepaid and other ...................   2,972       3,269        3,596        3,956        4,351        4,786
                                       -------     -------      -------      -------      -------      -------
   Total current assets ..............  88,056     101,551      108,706      115,645      123,189      133,692
Property, plant & equipment, net .....  13,752      14,034       14,343       14,684       15,059       15,471
Intangible and other assets, net .....  28,192      27,064       25,936       24,809       23,681       22,553
                                       -------     -------      -------      -------      -------      -------
   Total assets ...................... 130,000     142,649      148,986      155,137      161,928      171,716
                                       =======     =======      =======      =======      =======      =======

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current Liabilities:
 Short term debt .....................  29,000      33,941       28,305       20,431       10,484           (0)
 Accounts payable & accrued liab. ....  12,399      12,209       13,676       14,783       16,004       17,357
 LTD, current portion ................     658         433          433          433          433          433
                                       -------     -------      -------      -------      -------      -------
   Total Current .....................  42,057      46,583       42,414       35,648       26,921       17,789

Secured notes ........................  30,000      31,200       31,824       32,460       32,460       32,460
Other ................................   2,254       1,688        1,488        1,288        1,088          888
                                       -------     -------      -------      -------      -------      -------
   Total liabilities .................  74,311      79,471       75,726       69,396       60,470       51,138
                                       -------     -------      -------      -------      -------      -------
Stockholders' Equity:
 Common stock ........................      65          65           65           65           65           65
 Add'l paid-in capital ...............  55,624      55,624       55,624       55,624       55,624       55,624
 Retained earnings ...................               7,489       17,570       30,052       45,769       64,890
                                       -------     -------      -------      -------      -------      -------
   Total stockholders' equity ........  55,689      63,178       73,259       85,741      101,458      120,579
                                       -------     -------      -------      -------      -------      -------
Total liabilities and
 stockholders' equity ................ 130,000     142,649      148,986      155,137      161,928      171,716
                                       =======     =======      =======      =======      =======      =======

                             SLM INTERNATIONAL, INC.

                              FINANCIAL PROJECTIONS
                FOR THE FISCAL YEARS ENDED DECEMBER 31, 1996-2001

INCOME STATEMENT ASSUMPTIONS

o Sales are forecast to increase from $140,504 in 1996 to $212,280 in 2001, representing an annual compound growth rate of 9% through the five year period. Sales of hardgoods and softgoods will increase at an annual compound growth rate of approximately 9% and 7% per year, respectively. However, the Debtors' licenses with the NHLE (accounting for approximately 17% of the Debtors' 1995 net sales) expire in June 1999, and there is no assurance that they will be renewed.

o Gross profit is forecast to increase from $49,754 (35.4% of sales) in 1996 to $85,577 (40.3% of sales) in 2001. As a percent of sales, this increase represents a return to historical gross profit levels for the hardgoods business. Softgoods gross profit as a percent of sales is forecast to be consistent with forecast 1996 levels.

o Selling, general and administrative expenses are forecast to increase from $43,410 in 1996 to $53,565 in 2001. This represents a compounded annual growth rate of 4.3%. As a percent of sales, selling, general and administrative expenses are forecast to decrease from 30.9% in 1996 to 25.2% in 2001.

o Interest expense reflects interest on the Debtors' seasonal borrowings at an assumed rate of 9% plus interest on the New Senior Secured Notes under the terms described herein.

o A blended tax rate of 23% is assumed in 1997, increasing to 33% in 2001, with taxes reduced by the utilization of the Debtors' forecast net operating losses.

o Assumes assumption of Affiliate Leases at current rates. Given that the Debtors and the Committee will seek to reject an Affiliate Lease only if it is in the best interests of the Estates to do so, a rejection of such a lease will likely have a net positive impact on the results of the Debtors' operations.

BALANCE SHEET ASSUMPTIONS

o The forecasts assume that cash flow generated by the Debtors is used to pay down the Debtors' revolver and other debt obligations.

o Year-end Accounts receivable are forecast at 115 days sales outstanding in 1996, decreasing to 113 days outstanding in 2001, reflecting an improvement in receivables collections and a return to historical levels.

o Year-end Inventories are forecast at 161 days of cost of goods sold in 1996, decreasing to 160 days of cost of goods sold in 2001. Forecast inventory levels in 1996 reflect the impact of improvements in inventory control implemented in 1996.

o  Prepaid and Other are forecast to increase at 10% per annum.

o Property, plant and equipment reflects approximately $3.0 million of capital expenditures forecast in 1996, with capital expenditures forecast to increase at 10% per annum to provide for the forecast growth in the business.

o Intangibles and other includes reorganization value in excess of net assets, the amortization of which is reflected in selling, general & administrative expenses.

o Accounts Payable and Accrued Liabilities are forecast at approximately 50 days of cost of goods sold, held constant through the forecast period.

                                             SLM INTERNATIONAL, INC.

                                      PRO FORMA DECEMBER 1996 BALANCE SHEET
                                                  (IN THOUSANDS)



                                                                                ADJUSTMENTS TO REFLECT
                                                                                  CONFIRMATION OF PLAN
                                                                    -----------------------------------------------------
                                                                                      EXCHANGE OF                   PRO
                                                       PROJ.           DEBT            STOCK FOR       FRESH       FORMA
                                                      DEC. 96        DISCHARGE         WARRANTS        SRART      DEC. 96
                                                     ---------      -----------       ----------      -------    --------
ASSETS
Current Assets
 Cash .............................................   $ 24,016     $ (23,583) (a)                                  $    433
 Accounts receivable, net .........................     44,281                                                       44,281
 Inventories ......................................     40,370                                                       40,370
 Prepaid and other assets .........................      3,829          (857) (b)                                     2,972
 Net assets, discontinued operations ..............                      --                                             --
                                                      --------     ---------         -------       --------         -------
  Total current assets ............................    112,496       (24,440)            --             --           88,056
Property, plant & equipment, net ..................     13,752                                          --           13,752
Intangible and other assets, net ..................         45                                       28,147 (m)      28,192
                                                      --------     ---------         -------       --------         -------
 Total assets .....................................    126,293       (24,440)            --          28,147         130,000
                                                      ========     =========         =======       ========         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Revolver .........................................        --         29,000  (c)                                    29,000
 A/P and Accrued ..................................     14,474        (2,075) (d)                                    12,399
 LTD, current portion .............................        433           225  (e)                                       658
 Other ............................................        --                                                           --
                                                      --------     ---------         -------       --------         -------
  Total current liabilities .......................     14,907        27,150             --             --           42,057
                                                      --------     ---------         -------       --------         -------
Liabilities subject to compromise .................    206,200      (206,200) (f)                                       --
Secured Notes .....................................        --         30,000  (g)                                    30,000
Other .............................................        537         1,717  (h)                                     2,254
                                                      --------     ---------         -------       --------         -------
Total liabilities .................................    221,644      (147,333)            --             --           74,311
                                                      --------     ---------         -------       --------         -------

SHAREHOLDERS' EQUITY (DEFICIT)
 Common stock--old ................................        189                          (189) (l)                       --
 Common stock--new ................................        --             65  (i)                                        65
 Add'l paid-in capital--old .......................     88,566                       (88,566) (1)                       --
 Add'l paid-in capital--new .......................        --         55,160  (j)     88,755  (1)   (88,291)(n)      55,624
 Retained earnings ................................   (180,115)       67,668  (k)                   112,447 (o)         --
 Foreign currency adjustments .....................     (3,991)                                       3,991 (p)         --
                                                      --------     ---------         -------       --------         -------
  Total stockholders equity (deficit) .............    (95,351)      122,893             --          28,174          55,689
                                                      --------     ---------         -------       --------         -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........    126,293       (24,440)            --          28,174         130,000
                                                      ========     =========         =======       ========         =======


                             SLM INTERNATIONAL, INC.

                PRO FORMA DECEMBER 1996 BALANCE SHEET ASSUMPTIONS
                                 (IN THOUSANDS)

(a)  Excess operating cash, as defined herein, is used to pay:
     Lenders .........................................................  15,141
     Administrative Claims ...........................................   3,929
     Priority Non-Tax Claims .........................................   1,540
     Priority Tax Claims .............................................     400
     Financing fees and other ........................................   2,573
                                                                        ------
             Total ...................................................  23,583
                                                                        ======

(b) Cash collateralized letters of credit are assumed to be drawn down on the Effective Date.

(c) Proceeds from the initial revolver drawdown of $29,000 are paid to the Lenders.

(d) Reflects the payment of certain post-petition liabilities relating to the Cases and the reclassification of certain Liabilities Subject to Compromise as prescribed herein.

(e) Reflects the current portion of debt assumed by the Debtors in accordance with the treatment of the Debtors' claims as prescribed herein.

(f) Liabilities Subject to Compromise are eliminated through the treatment described herein.

(g) New long term debt is assumed to be issued by the Reorganized Debtors to the Lenders in satisfaction of the amount of their secured claim remaining after the application of all available cash.

(h) Reflects the assumption of certain Liabilities Subject to Compromise as prescribed herein.

(i) $65 represents the par value (at $0.01 per share) of the 6.5 million shares to be issued under the Plan.

(j) Represents the book value of equity to be issued, calculated as the difference between the negotiated reorganization value of $130 million, and the sum of post confirmation debt and the value of the new warrants.

(k)h  Reflects the net amount of debt forgiven under the Plan.

(l) Entries to close out the Common Stock and Additional Paid in Capital accounts of the Debtors.

(m)  Reorganizational value in excess of identifiable assets.

(n) Adjustments to establish Additional Paid in Capital at the sum of the values of the new stock and warrants.

(o)  Adjustment to close out Retained Earnings of the Debtors.

(p)  Adjustment to close out Foreign Currency Adjustments of the Debtors.

                                                                       EXHIBIT F

                                AFFILIATE LEASES

    Lessee                 Lessor                          Location
    ------                 ------                          --------
1. SLM Canada       Doulka Investments Inc.          Beauport, Quebec

2. Sport Maska      ZMD Sports Investments Inc.      St. Jean, Quebec

3. Sport Maska      ZMD Sports Investments Inc.      St. Hyacinthe, Quebec

4. Sport Maska      ZMD Sports Investments Inc.      Cap de la Madeleine, Quebec

5. Sport Maska      ZMD Sports Investments Inc.      St. Hyacinthe, Quebec

6. Maska U.S.       Secretariat Realty Corp.         Peterborough, New Hampshire

7. Sport Maska      2138201/Canada Inc.              Montreal, Quebec


                                      F-1